As filed with the Securities and Exchange Commission on May 24, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Coast Resorts, Inc.
(Exact name of registrant as specified in its charter)

Nevada	6719	88-0345704
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4500 West Tropicana Avenue Las Vegas, Nevada 89103
(702) 365-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MICHAEL J. GAUGHAN
Chairman and Chief Executive Officer
4500 West Tropicana Avenue Las Vegas, Nevada 89103
(702) 365-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

KAREN E. BERTERO, ESQ. Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071 (213) 229-7000	PAMELA B. KELLY, ESQ. Latham & Watkins 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (213) 485-1234

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share		$	$200,000,000	$18,400
(1)	Includes shares to cover over-allotments, if any.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED                 , 2002
PROSPECTUS

            Shares

Common Stock

We are offering            shares of our common stock and the selling stockholders are offering            shares. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price for our shares will be between $             and $             per share.

We have applied for listing of our common stock on the New York Stock Exchange under the symbol “    .”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8.

	Per Share	Total

Price to Public	$	$

Underwriting Discounts and Commissions	$	$

Proceeds to Coast Resorts	$	$

Proceeds to Selling Stockholders	$	$

None of the Securities and Exchange Commission, any state securities commission, the Nevada Gaming Commission or the Nevada State Gaming Control Board has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We and the selling stockholders have granted the underwriters the right to purchase up to an additional             shares to cover over-allotments. Banc of America Securities LLC and Morgan Stanley & Co. Incorporated expect to deliver the shares to purchasers on            , 2002.

Joint Lead Managers

Banc of America Securities LLC	Morgan Stanley

                 , 2002

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

i

FORWARD-LOOKING STATEMENTS

The prospectus includes “forward-looking statements” within the meaning of the securities laws. All statements regarding our expected financial position, business, strategies and financing plans under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus or the documents incorporated by reference in this prospectus are forward-looking statements. In addition, in those and other portions of this prospectus, the words “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, and have based these expectations on our beliefs as well as assumptions we have made, such expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including, without limitation, the following factors:

•	increased competition, both in Nevada and other states, including increased competition from California Native American gaming;

•	dependence on the Las Vegas area and Southern California for a majority of our customers;

•	uncertainties associated with construction projects, including the related disruption of operations and the availability of financing, if necessary;

•	substantial leverage and uncertainty that we will be able to service our debt;

•	changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies;

•	uncertainties related to the economy;

•	the impact on the travel and leisure industry, and Las Vegas in particular, of any terrorist attack or threat of terrorist attack and of the United States’ response to an attack or threat;

•	uncertainties related to employee relations and the impact on the Las Vegas economy of a strike by the culinary workers union or other unions; and

•	uncertainties related to the cost and/or availability of electricity and natural gas.

For information with respect to these and other factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption “Risk Factors.” Potential investors in the notes are urged to consider these factors carefully in evaluating the forward-looking statements, contained or incorporated by reference in this prospectus.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

ii

SUMMARY

This is a summary and it does not contain all the information that may be important to you. You should read this entire prospectus carefully before you decide whether to invest in the common stock that we and the selling stockholders are offering. Unless otherwise indicated, the information in this prospectus (i) assumes that the over-allotment option granted to the underwriters will not be exercised and (ii) gives effect to a             for-1 stock split of our common stock to be effected in the form of a stock dividend prior to the closing of this offering. In this prospectus, unless the context indicates otherwise, the “Company,” “we,” “us,” and “our” refer to Coast Casinos, Inc. and its wholly-owned subsidiary, Coast Hotels and Casinos, Inc., a Nevada corporation, and “Coast Hotels” refers to Coast Hotels and Casinos, Inc. Our current corporate name is Coast Resorts, Inc., but we plan to change our corporate name prior to the consummation of this offering to Coast Casinos, Inc.

THE COMPANY

We own and operate four Las Vegas hotel-casinos, three of which are strategically located to capitalize on the strong demographics of the Las Vegas locals market, while the fourth is located in the center of the Las Vegas Strip. We strive to attract a significant volume of repeat gaming customers to our casinos on a daily basis by offering consistently high-quality gaming, hotel, entertainment and dining experiences at attractive prices. Since our formation in 1979, we have maintained a successful track record of building, developing and operating hotel-casinos designed to appeal to the Las Vegas locals market. Our four senior executives average more than 32 years of experience in the gaming industry, and three of our senior executives have worked together at the Company for over 20 years. Between 1979 and present, we have developed four hotel-casinos. In 2001, we generated $518.0 million in revenue, representing a 15.4% compounded annual growth rate over 1997, and $126.3 million in EBITDA, representing a compounded annual growth rate of 33.4% over 1997. Our four Las Vegas hotel-casinos are:

•
The Suncoast Hotel and Casino, which opened in September 2000, serves one of the fastest growing areas of the Las Vegas valley and is located on approximately 50 acres in Peccole Ranch, adjacent to the master-planned community of Summerlin. The Suncoast is strategically located at the intersection of Rampart Boulevard and Alta Drive, readily accessible from most major points in Las Vegas, including downtown (approximately eight miles) and the Strip (approximately nine miles).

•
The Orleans Hotel and Casino, which opened in December 1996, is strategically located on Tropicana Avenue, a short distance from the Las Vegas Strip and McCarran International Airport. The Orleans provides an upscale, off-Strip experience in an exciting New Orleans French Quarter-themed environment.

•
The Gold Coast Hotel and Casino, which opened in December 1986, is located on West Flamingo Road approximately one mile west of the Las Vegas Strip and one-quarter mile west of Interstate 15, the major highway linking Las Vegas and Southern California, offering easy access from all four directions in the Las Vegas valley.

•
The Barbary Coast Hotel and Casino, which opened in March 1979, is located at the intersection of Flamingo Road and Las Vegas Boulevard, one of the busiest intersections on the Strip, along with Caesars Palace, Bally’s Las Vegas and Bellagio. As a result, the Barbary Coast’s customer base is primarily visitors to the Las Vegas area.

The following chart provides certain information about our properties as of May 22, 2002:

Property	Hotel Rooms	Casino Square Footage	Slots and Video Poker	Gaming Tables
Suncoast	419	82,000	2,271	58
The Orleans	840	135,000	2,893	64
Gold Coast	712	87,000	2,203	52
Barbary Coast	197	30,000	609	36

Totals	2,168	334,000	7,976	210

We primarily target the growing Las Vegas locals market, which is one of the most rapidly growing metropolitan areas in the U.S. According to Las Vegas Perspective 2002, the 2001 population of the Las Vegas metropolitan area was approximately 1.4 million. The average annual population growth rate of the Las Vegas metropolitan area from 1993 to 2001 was 6.3%, as compared to 1.2% for the U.S. as a whole. The growth was driven primarily by Nevada’s favorable climate and tax structure, a strong economy and a well-developed infrastructure. For example, the opening in recent years of new Las Vegas Strip mega-resorts has created thousands of jobs which, together with the increasing popularity of Las Vegas as a retirement community, have contributed to population growth and expanded the market. We also target Las Vegas visitors by providing well-appointed inexpensive hotel rooms and the same high quality gaming, entertainment and dining experiences at affordable prices that appeal to locals.

The most recent Clark County Residents Study prepared by the Las Vegas Convention and Visitors Authority (“LVCVA”) in 1999-2000 found that approximately 69% of Clark County adult residents said they gamble at least occasionally. Of those residents, 47% said they do so at least once per week and 41% budget at least $25 per visit. In addition, over 74% of Las Vegas resident gamblers prefer locations that are off the Strip and away from downtown Las Vegas. Based on the results of the LVCVA study, researchers estimated the total amount budgeted annually for gaming by all adult Clark County residents to be over $1.77 billion.

Because the locals market depends to a lesser extent on attracting tourists or competing with other destination leisure activities, we believe it is less susceptible to market swings and cycles that affect the Strip casinos. In addition, Nevada law imposes more stringent requirements for approval of new hotel-casinos in Clark County that are not located in the vicinity of the Strip or downtown Las Vegas. We believe that this barrier to entry into the market will enable our properties to benefit from the Las Vegas locals market.

Business Strategy

Our business and marketing strategy is to attract a significant volume of gaming customers to our casinos on a daily basis by offering consistently high quality gaming, hotel, entertainment and dining experiences at affordable prices. We emphasize attracting and retaining repeat customers. Our primary target market for The Orleans, the Gold Coast and the Suncoast consists of value-oriented local middle-market customers who gamble frequently. The Barbary Coast’s customer base is primarily composed of visitors to the Las Vegas area.

While a significant portion of our customers are local residents, the same factors that appeal to local residents also appeal to visitors to Las Vegas, including better odds on slot and video poker machines and lower minimum wager limits on our table games than those traditionally found at Strip casinos. In addition to the growing locals market, Las Vegas has experienced strong growth in the number of visitors with an average annual increase of 3.4% from 1996-2001. Three of our casinos are strategically situated to benefit from the growing visitor market, with the Gold Coast and The Orleans each located within two miles of the Strip, and the Barbary Coast located at one of the busiest intersections on the Strip.

We believe that the most important factors in successfully operating our casinos are convenient locations with easy access, a friendly atmosphere, a value-oriented approach and high quality restaurants, entertainment, guest rooms and other non-gaming amenities.

•
Convenient, strategic locations.    The Orleans and the Gold Coast are easily accessible and offer ample parking, providing our customers with convenient alternatives to the congestion on the Strip. The Suncoast has a suburban location conveniently located adjacent to the fast-growing Summerlin master-planned community. The Barbary Coast is located on the corner of the Strip and Flamingo Road.

•
Friendly atmosphere.    A key element of our strategy is to provide patrons with friendly, personal service that is designed to foster customer loyalty and generate repeat business. We believe that locals appreciate a friendly, casual gaming environment where employees make them feel at home.

•
Value.    We offer value to our gaming patrons by providing slot and video poker machines with better odds than those traditionally found at Strip casinos and slot clubs that reward frequent play. We also offer value in our many restaurants and bars, where patrons are served a variety of beverages and generous portions of quality food at attractive prices. We target the growing visitors market by also offering quality guest rooms at rates generally lower than Las Vegas Strip room rates.

•
Entertainment, movie theaters and other non-gaming amenities.    Our properties offer a number of amenities that generate significant foot traffic through our casinos, including movie theaters, bowling centers, quality restaurants and a variety of musical entertainment. We believe that this accentuates the perception of value for our customers and allows us to compete effectively with other locals-oriented casinos.

Growth Strategy

Our objective is to increase the value of our company through multiple growth strategies designed to increase revenue and net income. Our primary growth strategies are:

•
Expand gaming operations and non-gaming amenities at the Suncoast.    Subject to receiving required governmental approvals, we plan to commence an approximately $65.0 million expansion of the Suncoast in the first half of 2003. The project is expected to be completed in phases through the second half of 2004. The expansion is expected to feature a 70,000 square foot casino addition, including approximately 700 additional slot machines, a poker room, a new sports book, a sports bar, additional table games, a new casino bar, an approximately 1,600-car parking garage and four new restaurants.

•
Expand gaming operations, rooms and other non-gaming amenities at The Orleans.    In January 2001, we commenced an approximately $150.0 million expansion of The Orleans. The project is expected to be completed in phases through the second quarter of 2003. Featured in the expansion are an additional 2,600-car parking garage, a 586-room hotel tower, a multi-purpose special events arena with up to approximately 10,000 seats, 40,000 square feet of new gaming area and public space, six additional movie theaters, spa and fitness facilities, two restaurants and an Irish pub. Through March 31, 2002, we had spent approximately $85.1 million and had opened the parking garage, 35,000 of the additional 40,000 square feet of new gaming area and public space, the movie theaters, the restaurants and the Irish pub.

•
Expand operations and remodel guest rooms and public areas at the Gold Coast.    In the fourth quarter of 2000, we commenced an approximately $60.0 million expansion and remodel of the Gold Coast. The project is expected to be completed in phases through the fourth quarter of 2002. The expansion features a multi-station buffet, the renovation of our standard hotel guest rooms and the redesign of most of the Gold Coast’s public areas, 16,000 square feet of additional meeting space, a 1,300-car parking garage and expanded porte cochere, 20,000 square feet of new gaming area and a new bingo parlor, a sports bar, an Asian-themed restaurant and an Italian restaurant. Through March 31, 2002, we had spent approximately $38.8 million and had opened the multi-station buffet, 6,000 square feet of the 16,000 square feet of additional meeting space, the new gaming area and bingo parlor, the sports bar and the restaurants and substantially completed the redesign of the public areas.

•
Develop a new hotel-casino in south Las Vegas.    We have recently purchased approximately 55 acres on Las Vegas Boulevard six miles south of Tropicana Avenue adjacent to Interstate 15 and near the Silverado Ranch master-planned community. We intend to develop a new locals-oriented hotel-casino on this parcel. Subject to market conditions and receiving required governmental approvals, we currently plan to begin construction in the latter half of 2003 of a hotel-casino at this site with amenities comparable to those at the Suncoast.

•
Capitalize on future growth opportunities.    We believe that our experienced management and our strong balance sheet favorably position us to explore development or acquisition opportunities in both Las Vegas and in other gaming jurisdictions as such opportunities may arise. While we have no current plans to develop or acquire any gaming properties in other jurisdictions, we seek to identify opportunities that may arise from time to time.

We are a Nevada corporation. Our principal executive office is located at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103 and our telephone number is (702) 365-7000. You may obtain additional information about us at our website, www.coastcasinos.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

THE OFFERING

Common stock offered by Coast Casinos, Inc.	shares
Common stock offered by the selling stockholders	shares
Common stock estimated to be outstanding immediately after this offering	shares (1)
Over-allotment option	shares
Use of proceeds
We intend to use the net proceeds to us to pay down the outstanding balance on our senior secured credit facility and for general corporate purposes, including capital expenditures relating to our expansion and remodeling projects. See “Use of Proceeds.”

Dividends	We have not declared or paid any dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business.
Proposed New York Stock Exchange symbol

(1)
Excludes              shares of common stock reserved for future issuance under our stock incentive plan, of which              shares were subject to outstanding options at a weighted average exercise price of $         per share as of May     , 2002.

SUMMARY HISTORICAL FINANCIAL DATA

	Year Ended December 31,					Three Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except share and per share data)
Statements of Operations Data:
Net operating revenues(1)	$292,360	$328,824	$358,324	$408,925	$517,984	$127,548	$135,075
Departmental operating expenses(1)(2)	195,677	205,610	216,082	237,796	295,036	72,516	75,887
General and administrative	52,526	54,926	60,480	69,443	91,558	21,650	23,490
Land leases	4,220	4,280	3,770	3,396	5,060	1,265	1,305
Deferred rent	4,078	4,018	2,918	2,538	3,538	884	844
Pre-opening expenses(3)	—	—	235	6,161	—	—	—
Depreciation and amortization	18,278	20,607	21,613	25,375	36,549	8,568	9,279

Operating income	17,581	39,383	53,226	64,216	86,243	22,665	24,270
Interest expense, net(4)	(25,225)	(26,570)	(21,441)	(22,973)	(29,182)	(7,919)	(6,582)
Other income (expense)	919	168	(192)	(60)	(1,815)	1,534	(318)

Income (loss) before income taxes and extraordinary item	(6,725)	12,981	31,593	41,183	55,246	16,280	17,370
Provision for income taxes (benefit)	(2,115)	4,994	10,371	14,405	18,815	5,621	5,987

Income (loss) before extraordinary item	(4,610)	7,987	21,222	26,778	36,431	10,659	11,383
Extraordinary item — loss on early retirement of debt, net of tax benefit ($14,543)(5)	—	—	(27,007)	—	—	—	—

Net income (loss)	$(4,610)	$7,987	$(5,785)	$26,778	$36,431	$10,659	$11,383

Basic income (loss) per share of common stock before extraordinary item	$(3.08)	$5.34	$14.35	$18.20	$24.91	$7.28	$7.79
Diluted income (loss) per share of common stock before extraordinary item	$(3.08)	$5.34	$14.35	$17.92	$24.32	$7.11	$7.66
Basic net income (loss) per share of common stock	$(3.08)	$5.34	$(3.91)	$18.20	$24.91	$7.28	$7.79
Diluted net income (loss) per share of common stock	$(3.08)	$5.34	$(3.91)	$17.92	$24.32	$7.11	$7.66
Basic weighted average shares outstanding	1,494,353	1,494,353	1,478,978	1,471,208	1,462,366	1,463,178	1,461,178
Diluted weighted average shares outstanding	1,494,353	1,494,353	1,478,978	1,494,066	1,497,781	1,498,593	1,486,244

Cash Flow Data:
Cash provided by operating activities	$14,049	$35,845	$64,491	$64,837	$88,902	$26,459	$24,965
Cash used in investing activities	(57,842)	(15,580)	(48,805)	(176,854)	(101,725)	(3,819)	(55,804)
Cash provided by (used in) financing activities	11,656	(8,097)	(18,655)	116,948	12,613	(8,392)	23,545

Other Data:
EBITDA(6)	$39,937	$64,008	$77,992	$98,290	$126,330	$32,117	$34,393
Capital expenditures	58,912	15,748	49,242	176,956	112,178	13,234	56,707

	As of March 31, 2002
	Actual	As Adjusted(7)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$36,056	$
Total assets	688,986
Total debt	394,878
Stockholders’ equity	167,900

(1)
Financial data for 1997, 1998, 1999 and 2000 has been restated to reflect the reclassification of certain cash incentives of $1,523, $3,539, $4,207 and $10,602, respectively, in connection with the adoption of Emerging Issues Task Force Issue 00-22 (“EITF 00-22”), which was effective as of January 1, 2001. The adoption of EITF 00-22 had no effect on either operating income or net income.

(2)	Includes casino, food and beverage, hotel and other expenses.

(3)	Relates to the Suncoast, which opened in September 2000.

(4)
Includes interest income of $98 (year ended December 31, 1997), $695 (1998), $450 (1999), $470 (2000), $405 (2001), $166 (three months ended March 31, 2001) and $26 (three months ended March 31, 2002) and capitalized interest of $1,016 (year ended December 31, 1997), $58 (1998), $612 (1999), $4,511 (2000), $1,048 (2001), $62 (three months ended March 31, 2001) and $588 (three months ended March 31, 2002).

(5)
In connection with the repurchase of certain debt, we incurred repurchase premiums of $31.0 million. The repurchase premiums and the write-offs of unamortized debt issuance costs and original issue discount resulted in an extraordinary loss of $27.0 million in 1999, net of applicable income tax benefit of $14.5 million.

(6)
“EBITDA” means earnings before interest, taxes, depreciation, amortization, deferred (non-cash) rent expense, other non-cash expenses and certain non-recurring items, including pre-opening expenses and gains and losses on disposals of assets (for all periods presented, the only non-cash expense was deferred rent and the only non-recurring items were pre-opening expenses, gains and losses on disposal of assets and extraordinary loss on retirement of debt). EBITDA is defined in our senior secured credit facility and in the indenture governing the 9½% Senior Subordinated Notes. EBITDA is presented as supplemental disclosure because the calculation of EBITDA is necessary to determine our compliance with certain covenants under these financing agreements and because management believes that it is a widely used measure of operating performance in the gaming industry. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flows or a measure of liquidity. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to a similarly titled measure presented by other companies.

(7)	As adjusted to give effect to the sale of shares of common stock that we are offering and our use of the estimated net proceeds from the sale, as if it had occurred on March 31, 2002.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you invest in the common stock that we and the selling stockholders are offering, you should carefully consider the following factors in addition to the other information contained in this prospectus. The risks described below are not the only ones facing our company. See “Forward-Looking Statements.” Additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Coast Casinos

Risks of Delays, Cost Overruns and Construction Disruption — We are undertaking significant expansions and remodels at The Orleans, the Gold Coast and the Suncoast, which could affect our operations and financial condition.

We face risks and uncertainties associated with our expansion and remodeling plans, including but not limited to:

•	disruption of operations and loss of revenues at our hotel-casinos caused by the construction activities;

•
general construction risks, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences;

•	change orders and plan or specification modifications, which may cause cost overruns;

•	changes and concessions required by governmental or regulatory authorities; and

•	delays in obtaining or inability to obtain all licenses, permits and authorizations required for the expansions and refurbishments.

Costs and delays due to any of the above factors, an adverse impact on our operations due to facility disruption or any other factor associated with the planned expansions and remodels could affect our business strategy, operating results and ability to fulfill our financial obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Competition — Competition in the gaming industry may intensify further as gaming capacity in the marketplace increases and new competitors emerge. This increased competition could adversely affect our business.

There is intense competition among companies in the gaming industry. The Orleans, the Gold Coast and the Suncoast compete primarily with Las Vegas hotel-casinos and non-hotel gaming facilities which target local residents. Some of these competitors have recently completed expansions or new projects, including a hotel-casino recently opened adjacent to the Gold Coast. Furthermore, there are several undeveloped properties in the immediate vicinity of The Orleans, the Gold Coast and the Suncoast on which new gaming facilities could be built. The construction of new properties and the expansion or enhancement of existing properties near our casinos could have a negative impact on our business.

In contrast to our other casinos, the Barbary Coast competes for customers primarily with the hotel-casinos located on the Strip. The construction of new properties and the expansion or enhancement of existing properties on the Strip by competitors could materially adversely affect the Barbary Coast.

In addition, each of our properties compete to a lesser extent with all other casinos and hotels in the Las Vegas area. A number of new hotel-casinos or expansions have opened in Las Vegas over the last several years, and several others have been announced. This additional gaming and room capacity may have a negative impact on our business.

We also compete with other legalized forms of gaming and gaming operations in other parts of the state of Nevada and elsewhere. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. We also face competition from casinos located on Native American reservations. We believe that the development by Native Americans and other casino properties similar to those in Las Vegas in areas close to Nevada, particularly California and Arizona, could have a material adverse effect on our business and results of operations. California law permits limited Las Vegas-style gaming activities to be conducted by California Native American tribes. The State of California has entered into compacts with nearly 60 tribes that allow the tribes to operate slot and video poker machines, banked card games and lotteries. An increase in gaming in California could have a material adverse effect on our business and results of operations.

In addition, while we need not obtain any additional orders and approvals of the Nevada Commission to complete this offering of our common stock due to a prior approval obtained from the Nevada Commission, any other future public offering of our equity or debt securities, the proceeds of which are intended to be used to pay for construction of, or to acquire an interest in, any gaming facilities in Nevada, to finance the gaming operations of an affiliated company or to retire or extend obligations incurred for any such purposes, may require the prior approval of the Nevada Commission. We are, however, required to obtain an administrative approval from the Chairman of the Nevada Board in order to list our common stock on the New York Stock Exchange. We are in the process of making the application for approval and believe it will be obtained before this offering is consummated.

Each of our stockholders is deemed to have agreed (to the extent permitted by law) that if a relevant gaming authority determines that a holder or beneficial owner of our common stock must be found suitable under applicable law (whether as a result of a foreclosure of our casinos or for any other reason), and if such holder or beneficial owner is not found suitable, such holder shall, upon our request, dispose of such stockholder’s shares of common stock within 30 days after receipt of such request or such earlier date as may be ordered by the relevant gaming authority. See “Nevada Regulation and Licensing.” There is no established trading market for our common stock. Therefore, the price at which a stockholder may be required to dispose of such stockholder’s shares cannot be predicted. See “— Absence of Prior Public Market.”

Substantial Indebtedness — Our substantial indebtedness could adversely affect our financial condition.

We have a substantial amount of indebtedness. The indenture that governs Coast Hotels’ $325 million outstanding aggregate principal amount of 9 1/2% senior subordinated notes, of which we are a guarantor, allows us to borrow a significant amount of additional money.

Our substantial indebtedness could have important consequences to you, including:

•	making it more difficult for us to pay our debts;

•	increasing our vulnerability to economic and industry conditions;

•
requiring us to dedicate a substantial portion of our cash flow to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures, property development costs and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Ability to Service Debt and Liquidity — We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our debt, including the senior subordinated notes and the senior secured credit facility, and to fund planned capital expenditures, including our planned expansions and remodel of the Suncoast, The Orleans and the Gold Coast will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs including our planned expansions and remodel, as well as maintenance of our hotel-casinos and future developments. We may need to refinance all or a portion of our indebtedness, including these senior subordinated notes and the senior secured credit facility, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior subordinated notes and our senior secured credit facility, on commercially reasonable terms or at all.

Restrictive Loan Covenants — Restrictive covenants in the senior secured credit facility and the indenture may restrict our ability to pursue our business strategies. Our ability to comply with these restrictions depends on many factors beyond our control.

The senior secured credit facility and indenture include certain covenants that, among other things, restrict our ability to:

•	borrow money;

•	pay dividends or make distributions on our stock;

•	make investments;

•	create liens;

•	enter into transactions with affiliates;

•	sell assets; and

•	merge, consolidate and sell substantially all of our assets.

In addition, the senior secured credit facility restricts our ability to make capital expenditures and requires us to maintain certain financial ratios, including maximum debt to EBITDA ratios and minimum fixed charge coverage ratios. All of these restrictive covenants may restrict our ability to expand or to pursue our business strategies, including refurbishing or expanding our existing casinos. Our ability to comply with these and other provisions of the indenture and the senior secured credit facility may be affected by changes in business conditions or results of operations, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our indebtedness, which could cause those obligations to become due and payable. If we default, we could be prohibited from making payments with respect to the notes until the default is cured or all indebtedness under the senior secured credit facility or other senior debt is paid in full. If our indebtedness were to be accelerated, there can be no assurance that we would be able to repay it.

Dependence On Certain Markets — Our hotel-casinos are highly dependent on local residents of the Las Vegas area and on customers from other parts of Nevada and Southern California. Weaker economies in these key areas could adversely affect our business.

All of our hotel-casinos are located in Las Vegas and we believe that a significant portion of our customers are Las Vegas residents. Although the economy and population of Las Vegas have grown substantially, we cannot assure you that it will continue to do so or that any growth will be at the same rate experienced in recent years or will result in improved financial performance for us. We also depend upon and draw a significant number of our customers from the rest of Nevada and Southern California. Any economic downturn in the areas from which we draw our customers could materially adversely affect our business and results of operations.

Dependence on Key Management — Our business could be harmed if we lose the services of our key personnel.

Our future success will depend to a substantial extent upon the efforts and experience of Michael J. Gaughan, our Chairman of the Board and Chief Executive Officer, and a small number of management and operating personnel. We may have difficulty replacing management or other key personnel who leave and, therefore, the loss of the services of any of these individuals could have a material adverse effect on our business and results of operations. We do not have employment agreements with any of our management or operating personnel and we do not currently maintain key man life insurance for Mr. Gaughan. See “Management.”

Restrictions on Dividends — As a holding company, we have no operations of our own and our income consists of distributions from our wholly-owned subsidiary, Coast Hotels, the payment of which is subject to restrictions under its debt agreements. As a result, our ability to pay dividends to our stockholders is restricted.

We are a holding company without operations of our own. Our principal source of income consists of cash provided by the operating activities of Coast Hotels, which owns The Orleans, the Gold Coast, the Suncoast and the Barbary Coast. Under the terms of its debt agreements, subject to certain exceptions, Coast Hotels may not pay dividends and make distributions to us unless certain financial covenants are met and then only to the extent of 50% of cumulative consolidated net income and proceeds from certain equity contributions (as set forth in the indenture). No assurance can be given that Coast Hotels will be permitted under its debt agreements to pay any cash dividends to us or that Coast Hotels will have operating results that will be sufficient to provide cash to us. We do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.”

Control by Principal Stockholders — We are controlled by a small group of individuals who have the ability to control the outcome of stockholder votes.

Michael J. Gaughan, the Chairman of the Board and Chief Executive Officer of Coast Casinos and Coast Hotels, is currently the beneficial owner of approximately 31.3% of the outstanding shares of our common stock and, immediately following the closing of this offering, will beneficially own approximately             % of the outstanding shares of our common stock. Mr. Gaughan, together with Jerry Herbst, J. Tito Tiberti and Franklin Toti, each of whom is a director and/or officer of Coast Hotels and us, currently own in the aggregate approximately 62.1% of the outstanding shares of our common stock and, immediately following the closing of this offering, will own in the aggregate approximately             % of the outstanding shares of our common stock. These individuals, if acting together, would have the collective ability to elect all of the directors of Coast Casinos and approve or disapprove any other matter submitted to a vote of the stockholders of Coast Casinos. See “Principal Stockholders.”

Risk Associated with Leased Property — Most of our hotel-casinos are located on leased property. If we default on any of these leases, the lessor could terminate the lease and we may lose possession of the hotel-casino.

We lease the land on which The Orleans, the Suncoast and the Barbary Coast are located. If we were to default on any lease, the lessor could terminate the lease and we could lose possession of the affected land and any improvements on the land, including the hotel-casinos. This would have a significant negative impact on us as we would then be unable to operate The Orleans, the Suncoast or the Barbary Coast. The land leases for the Suncoast and the Barbary Coast are with non-related third parties. The land lease for The Orleans is with The Tiberti Company, a related party.

Risks Related to Our Industry

Terrorist Attacks — Continuing effects of the terrorist attacks on New York and Washington and any future occurrences of terrorist or other destabilizing events could negatively affect our revenues and cash flow.

On September 11, 2001, the World Trade Center buildings in New York City and the Pentagon in Washington, D.C. were attacked by terrorists using hijacked airplanes. The effects of these events have included a decline in vacation travel and tourism due to, among other factors, fears regarding additional acts of terrorism, new security directives and increased costs. The magnitude and duration of these effects are unknown and cannot be predicted. Declines in vacation travel and tourism have adversely impacted Las Vegas in general and have affected our revenues as a result of lower hotel room occupancy rates and fewer customers in our hotel-casinos. Continued or worsening negative market conditions related to those terrorist actions, any future occurrences of terrorist or other destabilizing events, and other actions that perpetuate a climate of war could cause existing and potential customers to limit their travel, convention and vacation plans, resulting in decreased wagering and increased costs and this could, in turn, adversely affect the Las Vegas economy, including the locals market. These factors could adversely affect our revenues and cash flow in the future.

Gaming Regulation — Gaming authorities require that we receive and continue to receive gaming licenses and other approvals in order to conduct gaming operations. In order to comply with gaming regulations, we may require certain holders to dispose of their common stock.

Our gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada State Gaming Control Board (the “Nevada Board”) and the Clark County Liquor and Gaming Licensing Board (the “Clark County Board”). The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to as the “Nevada Gaming Authorities.” The Nevada Gaming Authorities have broad authority regarding licensing and registration of entities and individuals involved in gaming operations, including certain of our voting security holders. The Nevada Gaming Authorities may, among other things, revoke the license of any entity licensed as a gaming corporation or the registration of any entity registered as a holding company of a gaming corporation, and they may also revoke the license of any individual licensed as an officer, director, control person or stockholder of a licensed or registered entity. If our gaming licenses were revoked for any reason, the Nevada Gaming Authorities could require the closing of any or all of our casinos, which would materially adversely affect our business and results of operations. We and certain of our officers, directors and key employees have been licensed by the Nevada Gaming Authorities.

Neighborhood Casino Act — Nevada law may restrict our ability to develop and operate any future gaming projects in Clark County.

Nevada’s Senate Bill 208, also known as SB 208 and the Neighborhood Casino Act, affects the development of any potential locations for casinos targeting Las Vegas residents. The Neighborhood Casino Act, among other things, imposes more stringent requirements for approval of new hotel-casinos in Clark County that are not located in the vicinity of the Strip and downtown Las Vegas. Sites that were designated a gaming overlay or gaming enterprise district no later than December 31, 1998 and that receive approval from the Nevada Gaming Commission (the “Nevada Commission”) for a nonrestricted gaming license no later than December 31, 2002 will not be subject to the more stringent requirements of the Neighborhood Casino Act. These and other restrictions may limit our ability to develop and operate any future projects in Clark County.

Potential Strike of Culinary Workers in Las Vegas — On May 17, 2002, the members of the culinary workers union local 226 authorized a strike beginning at midnight on May 31, 2002. If the members of the culinary workers union go on strike, our results of operations may be adversely affected.

Approximately 320 of our employees at the Barbary Coast and approximately 45,000 to 50,000 workers in the Las Vegas metropolitan area belong to the culinary workers union local 226. The members of the culinary workers union have authorized a strike beginning on May 31, 2002 if they have not reached an agreement on a new collective bargaining agreement by that time. See “Business — Employees.” If the members of the culinary workers union who work at the Barbary Coast go on strike, we believe that we may have difficulty finding workers to serve our hotel-casino customers at the Barbary Coast and our results of operations at the Barbary Coast could be adversely affected for the duration of any such strike. Additionally, because of the importance of the locals market to our financial performance, prolonged unemployment resulting from a strike could adversely affect our results of operations.

Risks Related to this Offering

Certain Anti–Takeover Provisions — Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions under our corporate charter and bylaws as well as Nevada law.

Our Amended Articles of Incorporation and Bylaws contain certain provisions that may discourage other persons from attempting to acquire control of Coast Casinos. These provisions include, but are not limited to:

•	a staggered Board of Directors;

•	the authorization of the Board to issue shares of undesignated preferred stock in one or more series without the specific approval of the holders of common stock;

•	the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings; and

•	the requirement that approval of holders of at least two–thirds of the issued and outstanding common stock is required for certain changes to the Articles of Incorporation.

In addition, the Bylaws permit special meetings of the stockholders to be called only by the Board of Directors or our President or upon the written request stating the specific purpose of the proposed meeting signed by the holders of a majority of the issued and outstanding stock entitled to vote. Such provisions, as well as the provisions of the Nevada Combinations with Interested Stockholders Act and the Nevada Acquisition of Controlling Interest Act (to which we may be subject upon consummation of this offering), could impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of the common stock. See “Description of Capital Stock.”

Shares Eligible for Future Sale — Substantial sales of our common stock after this offering could cause our stock price to fall.

Immediately following the completion of this offering, we will have              shares of common stock outstanding. All of the shares of common stock offered hereby will be freely tradeable (other than by an “affiliate” of Coast Casinos as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)). The remaining shares of common stock, representing approximately             % of the outstanding common stock immediately following the completion of this offering, will be deemed “restricted securities” under the Securities Act and, as such, will be subject to restrictions on the timing, manner and volume of sales of such shares.

We, our executive officers and directors, all of our existing stockholders and all option holders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock, except that we may issue shares of common stock upon exercise of stock options outstanding at the time of this offering. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC and Morgan Stanley & Co. Incorporated may, in their sole discretion, release all or some of the securities from these lock-up agreements.

No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market prices for the common stock and could impair our ability to raise capital through an offering of our securities. See “Shares Eligible for Future Sale.”

Dilution — You will suffer immediate and substantial dilution in the book value of your investment.

The initial public offering price per share of our common stock is expected to exceed substantially the net tangible book value per share of the common stock immediately after this offering. Investors purchasing shares of common stock that we are offering will experience immediate and substantial dilution of $             per share from their investment. In addition, to the extent that outstanding and future options to purchase our common stock are exercised, there will be substantial additional dilution. See “Dilution.”

Absence of Prior Public Market — There has been no public market for our common stock and our stock may experience price and volume fluctuations.

Prior to this offering, there has been no public market for the common stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the common stock will be determined through negotiations between us and the underwriters, and should not be regarded as indicative of the intrinsic value of the common stock after this offering. See “Underwriting.”

Possible Volatility of Stock Price — The market price of our common stock may be volatile, which could cause the value of your investment in Coast Casinos to decline.

Any of the following factors could affect the market price of our common stock:

•	changes in our business, financial condition and results of operations;

•	changes in earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations;

•	changes in market values of other companies in the gaming industry;

•	developments in the gaming industry;

•	changes in consumer spending habits;

•	the expiration of restricted periods on shares of our common stock that were outstanding prior to this offering; and

•	general economic, political, industry and market conditions.

In addition, many of the risks described elsewhere in the “Risk Factors” section could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies’ stock prices. Stock prices for many companies have experienced wide fluctuations that have been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our common stock.

USE OF PROCEEDS

The net estimated proceeds to us from the sale of common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of the prospectus) will be $            , or $            if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and offering expenses payable by us. We will not receive any proceeds from the sale of the            shares by the selling stockholders. We are undertaking this offering in order to access the public capital markets and to increase our liquidity and intend to use the net proceeds to us from this offering: (i) to repay borrowings under our senior secured credit facility, which we estimate at the closing of this offering to be approximately $         million; and (ii) for general corporate purposes including capital expenditures relating to our expansion and remodeling projects. Pending the use of such net proceeds, we intend to invest these funds in investment-grade, short-term interest bearing securities.

DIVIDEND POLICY

We do not anticipate paying any cash dividends in the foreseeable future, and we intend to retain our available cash to finance the development and growth of our business. The payment of any future dividends will be at the discretion of our Board of Directors, and will depend upon, among other things, future earnings, operations, capital requirements, contractual restrictions including restrictions set forth in the indenture, our general financial condition and general business considerations.

Our ability to pay cash dividends to our stockholders is limited. We are a holding company without operations of our own. Our principal source of income consists of cash provided by the operating activities of Coast Hotels, which owns The Orleans, the Gold Coast, the Suncoast and the Barbary Coast. Under the terms of its debt agreements, Coast Hotels may pay dividends and make distributions to us only if certain financial covenants are met. No assurance can be given that Coast Hotels will be permitted under its debt agreements to declare or pay any cash dividends to us or that Coast Hotels will generate operating results that will provide cash to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of March 31, 2002, and as adjusted to give effect to the sale by us of              shares of common stock offered hereby at an assumed initial public offering price of $             per share (the midpoint of the range set forth on the cover page of the prospectus) and the application of the estimated net proceeds to be received by us. Please read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes included in this prospectus.

	As of March 31, 2002
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$36,056	$

Long-term debt (including current maturities):
Senior secured credit facility(2)	$64,500	$
Notes(3)	330,000
Other notes payable	378

Total long-term debt	394,878

Stockholders’ equity	167,900

Total capitalization	$562,778	$

(1)
As adjusted to reflect the use of estimated net proceeds to us of $_____ million from this offering to repay borrowings under the senior secured credit facility as if it had occurred on March 31, 2002.

(2)
Giving effect to the use of estimated net proceeds of $____ from this offering to reduce borrowings under our senior secured credit facility, as of March 31, 2002, we would have had no amounts outstanding and $182.0 million available under our senior secured credit facility. Availability under our senior secured credit facility will be reduced to $176.0 million as of June 30, 2002.

(3)
Includes Coast Hotels’ $325.0 million principal amount of 9 1/2% Senior Subordinated Notes and a $5.0 million original issue premium associated with the $100.0 million principal amount of notes issued on March 19, 2002.

DILUTION

Our net tangible book value at March 31, 2002 was approximately $         million, or $         per share of outstanding common stock. Net tangible book value per share is equal to our total assets less our total liabilities, divided by the number of shares of common stock outstanding immediately prior to this offering. After giving effect to the sale by us of              shares of common stock in this offering at an assumed initial public offering price of $             per share (the midpoint of the range set forth on the cover page of the prospectus), our pro forma net tangible book value at March 31, 2002 would have been approximately $             million, or $             per share. This represents an immediate net tangible book value dilution of $             per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$

Net tangible book value per share at March 31, 2002	$

Increase in net tangible book value per share attributable to this offering	$

Pro forma net tangible book value per share after this offering	$

Dilution per share to new investors	$

The following table summarizes, on a pro forma basis at March 31, 2002, the difference between the number of shares of common stock held by the existing stockholders and the pro forma historical net book value of the assets and liabilities contributed by the existing stockholders, in the aggregate and on a per share basis, and the number of shares of common stock purchased by the investors in this offering and the consideration paid, in the aggregate and on a per share basis, by the investors purchasing shares of common stock in this offering (assuming the sale of              shares of common stock by us at an initial public offering price of $             per share and after deducting estimated underwriting discounts and commissions and offering expenses):

	Shares Purchased			Consideration Paid to Coast Casinos			Average Price Per Share
	Number	Percent		Amount	Percent
New investors			%	$		%	$
Existing stockholders							$
Total		100.0			100.0

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The balance sheets and statements of operations data as of and for each of the five years in the period ended December 31, 2001 are derived from our audited consolidated financial statements (except as indicated in footnote 1 to the following table) and the balance sheets and statements of operations data as of and for each of the three-month periods ended March 31, 2001 and 2002 are derived from our unaudited consolidated financial statements. Our audited consolidated financial statements as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 and our unaudited consolidated financial statements as of March 31, 2002 and for the three months ended March 31, 2001 and 2002 are included in this prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future.

	Year Ended December 31,					Three Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except share and per share data)
Statements of Operations Data:
Net operating revenues(1)	$292,360	$328,824	$358,324	$408,925	$517,984	$127,548	$135,075
Departmental operating expenses(1)(2)	195,677	205,610	216,082	237,796	295,036	72,516	75,887
General and administrative	52,526	54,926	60,480	69,443	91,558	21,650	23,490
Land leases	4,220	4,280	3,770	3,396	5,060	1,265	1,305
Deferred rent	4,078	4,018	2,918	2,538	3,538	884	844
Pre-opening expenses(3)	—	—	235	6,161	—	—	—
Depreciation and amortization	18,278	20,607	21,613	25,375	36,549	8,568	9,279

Operating income	17,581	39,383	53,226	64,216	86,243	22,665	24,270
Interest expense, net(4)	(25,225)	(26,570)	(21,441)	(22,973)	(29,182)	(7,919)	(6,582)
Other income (expense)	919	168	(192)	(60)	(1,815)	1,534	(318)

Income (loss) before income taxes and extraordinary item	(6,725)	12,981	31,593	41,183	55,246	16,280	17,370
Provision for income taxes (benefit)	(2,115)	4,994	10,371	14,405	18,815	5,621	5,987

Income (loss) before extraordinary item	(4,610)	7,987	21,222	26,778	36,431	10,659	11,383
Extraordinary item — loss on early retirement of debt, net of tax benefit ($14,543)(5)	—	—	(27,007)	—	—	—	—

Net income (loss)	$(4,610)	$7,987	$(5,785)	$26,778	$36,431	$10,659	$11,383

Basic income (loss) per share of common stock before extraordinary item	$(3.08)	$5.34	$14.35	$18.20	$24.91	$7.28	$7.79
Diluted income (loss) per share of common stock before extraordinary item	$(3.08)	$5.34	$14.35	$17.92	$24.32	$7.11	$7.66
Basic net income (loss) per share of common stock	$(3.08)	$5.34	$(3.91)	$18.20	$24.91	$7.28	$7.79
Diluted net income (loss) per share of common stock	$(3.08)	$5.34	$(3.91)	$17.92	$24.32	$7.11	$7.66
Basic weighted average shares outstanding	1,494,353	1,494,353	1,478,978	1,471,208	1,462,366	1,463,178	1,461,178
Diluted weighted average shares outstanding	1,494,353	1,494,353	1,478,978	1,494,066	1,497,781	1,498,593	1,486,244

	As of December 31,					As of March 31,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$29,430	$41,598	$38,629	$43,560	$43,350	$57,808	$36,506
Total assets	366,619	366,827	406,119	567,199	657,412	573,649	688,986
Total debt	215,249	207,859	237,239	355,767	369,524	348,304	394,878
Stockholders’ equity	94,439	102,426	95,103	120,301	156,517	130,960	167,900

(1)
Financial data for 1997, 1998, 1999 and 2000 has been restated to reflect the reclassification of certain cash incentives of $1,523, $3,539, $4,207 and $10,602, respectively, in connection with the adoption of  EITF 00-22, which was effective as of January 1, 2001. The adoption of EITF 00-22 had no effect on either operating income or net income.

(2)	Includes casino, food and beverage, hotel and other expenses.
(3)	Relates to the Suncoast, which opened September 2000.
(4)
Includes interest income of (dollars in thousands) $98 (year ended December 31, 1997), $695 (1998), $450 (1999), $470 (2000), $405 (2001), $166 (three months ended March 31, 2001) and $26 (three months ended March 31, 2002) and capitalized interest of $1,016 (year ended December 31, 1997), $58 (1998), $612 (1999), $4,511 (2000), $1,048 (2001), $62 (three months ended March 31, 2001) and $588 (three months ended March 31, 2002).

(5)
In connection with the repurchase of certain debt, we incurred repurchase premiums of $31.0 million. The repurchase premiums and the write-offs of unamortized debt issuance costs and original issue discount resulted in an extraordinary loss of $27.0 million in 1999, net of applicable income tax benefit of $14.5 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

We have identified the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of our financial statements. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires that we make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate those estimates, including those related to asset impairment, accruals for slot marketing points, self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies and litigation. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions.

We believe that the following critical accounting policies affect significant judgments and estimates used in the preparation of our financial statements:

•
We recognize revenue as net wins and losses occur in our casinos, upon the occupancy of our hotel rooms, upon the delivery of food, beverage and other services, and upon performance for entertainment revenue. Wagers received on all sporting events are recorded as a liability until the final outcome of the event when the payoffs, if any, can be determined.

•
We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which results in bad debt expense. We determine the adequacy of this allowance by continually evaluating individual customer receivables, considering the customer’s financial condition, credit history and current economic conditions. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

•
We maintain accruals for health and workers compensation self-insurance and slot club point redemption, which are classified as accrued liabilities in the balance sheets. We determine the adequacy of these accruals by periodically evaluating the historical experience and projected trends related to these accruals. If such information indicates that the accruals are overstated or understated, we will adjust the assumptions utilized in the methodologies and reduce or provide for additional accruals as appropriate.

•
We are subject to various claims and legal actions in the ordinary course of business. Some of these matters include personal injuries to customers and damage to customers’ personal assets. We estimate guest claims and accrue for such liability based on historical experience in accrued liabilities in the balance sheets.

•
We have entered into lease agreements where the rental payments increase on either a monthly or annual basis. We recognize the related rent expense on the straight-line method over the term of the agreements. Deferred rent is recorded to reflect the excess of rent expense over cash payments since the inception of the leases.

Results of Operations

The following table sets forth, for the periods indicated, certain financial information regarding the historical results of our operations:

	Year Ended December 31,			Three Months Ended March 31,
	1999	2000	2001	2001	2002
	(in thousands)
Net operating revenues	$358,324	$408,925	$517,984	$127,548	$135,075
Operating expenses	305,098	344,709	431,741	104,883	110,805

Operating income	$53,226	$64,216	$86,243	$22,665	$24,270

Net income (loss)	$(5,785)	$26,778	$36,431	$10,659	$11,383

EBITDA(1)	$77,992	$98,290	$126,330	$32,117	$34,393
Cash provided by operating activities	64,491	64,837	88,902	26,459	24,965
Cash used in investing activities	(48,805)	(176,854)	(101,725)	(3,819)	(55,804)
Cash provided by (used in) financing activities	(18,655)	116,948	12,613	(8,392)	23,545

(1)
“EBITDA” means earnings before interest, taxes, depreciation, amortization, deferred (non-cash) rent expense, other non-cash expenses and certain non-recurring items, including pre-opening expenses and gains and losses on disposal of equipment (for all periods presented, the only non-cash expense was deferred rent and the only non-recurring items were pre-opening expenses, gains and losses on disposal of assets and extraordinary loss on retirement of debt). EBITDA is defined in our senior secured credit facility and in the indenture governing our senior subordinated notes. EBITDA is presented as supplemental disclosure because the calculation of EBITDA is necessary to determine our compliance with certain covenants under these financing agreements and because management believes that it is a widely used measure of operating performance in the gaming industry. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flows or a measure of liquidity. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to the similarly titled measures presented by other companies.

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

In the quarter ended March 31, 2002, we experienced increases in revenues, operating income, net income and EBITDA, primarily due to continued improvement in revenues at the Suncoast, which opened in September 2000. Net revenues in the first quarter were $135.1 million compared to $127.5 million in 2001, an increase of 5.9%. Net operating revenues at the Gold Coast and the Barbary Coast were relatively flat compared to last year, but were down 7.0% at The Orleans due to increased competition, continued construction disruption related to the ongoing $150.0 million expansion project and lower hotel room occupancy levels consistent with the general slowdown in tourism after the September 11, 2001 terrorist attacks. Operating income was $24.3 million in the quarter compared to $22.7 million in 2000, an increase of 7.1%. Net income was $11.4 million compared to 2001 first quarter net income of $10.7 million, an increase of 6.8%. EBITDA was $34.4 million in the quarter, an increase of 7.1% over EBITDA of $32.1 million for the first quarter of 2001.

Casino.    Casino revenues were $100.9 million in the three months ended March 31, 2002 compared to $94.7 million in the same period in 2001, an increase of 6.5% due primarily to a 31.3% increase at the Suncoast. Gold Coast and Barbary Coast casino revenues increased slightly in the quarter, but casino revenues at The Orleans declined 7.2% due to the reasons discussed above.

Casino expenses increased $1.2 million (2.7%) in the first quarter, primarily due to a 13.1% increase at the Suncoast because of the increased gaming activity.

Food and Beverage.    Food and beverage revenues were $28.0 million in the first quarter of 2002 compared to $26.7 million in 2001, an increase of 4.8% due to increases at the Suncoast and at the Gold Coast as a result of its new, expanded buffet. The increases were partially offset by a 7.7% decrease in food and beverage revenues at The Orleans, in line with an overall 7.0% decrease in revenues at The Orleans discussed above. Food and beverage expenses increased 9.5% to $20.7 million in 2002 compared to $18.9 million in 2001, primarily due to the additional expenses related to the larger new buffet at the Gold Coast and to increased expenses at the Suncoast, in line with the increase in business there.

Hotel.    Hotel room revenues were $10.1 million in the first quarter of 2002 compared to $9.9 million in 2001, an increase of 1.5%. Lower room occupancy percentages due to a slowdown in tourism after September 11, 2001 led to decreases at the Gold Coast, Barbary Coast and The Orleans. The decreases were offset by increases at the Suncoast, which opened 216 additional hotel rooms in August 2001. Room occupancy at all four properties improved over the fourth quarter of 2001, but had still not reached the levels of the first quarter of 2001.

Other.    Other revenues were $9.3 million in the first quarter of 2002 compared to $8.8 million in 2001, an increase of 6.4% primarily due to increases at the Suncoast. Slight increases at the Gold Coast and Barbary Coast were offset by a 5.9% decrease at The Orleans.

General and Administrative.    General and administrative expenses were $24.8 million in the first quarter of 2002 compared to $22.9 million in 2001, an increase of 8.2%, primarily due to increases in salaries, property taxes and property and liability insurance costs.

Depreciation and Amortization.    Depreciation and amortization expense was $9.3 million in the first quarter of 2002 compared to $8.6 million in 2001, an increase of 8.3% due to remodeling and equipment purchases at the Gold Coast and additional rooms and slot machines at the Suncoast.

Other Income (Expenses).    Net interest expense decreased in the first quarter of 2002 due to a lower weighted-average interest rate on our debt. Net interest expense was $7.2 million in the quarter compared to $8.0 million in the first quarter of 2001. Capitalized interest was $588,000 in the first quarter, compared to $62,000 in the first quarter of 2001 due to ongoing expansion projects at the Gold Coast and The Orleans.

Fiscal 2001 Compared to 2000

Net revenues and operating income increased in the year ended December 31, 2001 due primarily to the strong performance of the Suncoast, which opened in September 2000. Construction disruption at the Gold Coast and The Orleans, a slowdown in tourist visitation to Las Vegas after the September 11, 2001 terrorist attacks, recessionary economic trends and competition from new locals-oriented hotel-casinos resulted in decreases in revenues and operating income at The Orleans, the Gold Coast and the Barbary Coast. Combined net revenues in 2001 were $518.0 million compared to $408.9 million in 2000, an increase of 26.7%. Operating income was $86.2 million in 2001 compared to $64.2 million in 2000, an increase of 34.3%. Operating expenses increased by 25.3%, primarily as a result of the full year of operations at the Suncoast compared to only three and one-half months of Suncoast operations in 2000. Net income in 2001 increased 36.0% to $36.4 million compared to $26.8 million in 2000 due to the full-year results of the Suncoast.

Casino.    Casino revenues were $387.5 million in 2001, an increase of 29.9% over 2000 casino revenues of $298.4 million. The increase was primarily due to the first full year of operations of the Suncoast. Construction disruption during a remodeling project contributed to a 2.7% decline in gaming revenues at the Gold Coast and the general slowdown in tourism after September 11 contributed to flat casino revenues at The Orleans and a 2.8% decline at the Barbary Coast. Casino expenses increased by 27.0% primarily because of the Suncoast, resulting in a casino operating margin of 55.0% in 2001 compared to 54.0% in 2000.

Food and Beverage.    For the year ended December 31, 2001, gross food and beverage revenues were $106.9 million, an increase of $22.1 million (26.1%) over 2000 revenues of $84.8 million, primarily due to the full year of operations at the Suncoast, which was only open for three and one-half months in 2000. Food and beverage expenses increased $15.7 million (25.3%), in line with the increase in revenues.

Hotel.    Gross hotel room revenues were $38.4 million in 2001, an increase of $4.7 million (14.0%) over 2000 room revenues of $33.7 million. The increase was due to a full year of operations of the Suncoast, which was only open for three and one-half months in 2000, and the expansion of available rooms at the Suncoast in September 2001 to 419. This more than offset a decline in occupancy at all four properties after the terrorist attacks on September 11. The average daily room rate increased to $59.05 in 2001 from $58.56 in 2000 due to the higher room rates achieved by the Suncoast and increases at both The Orleans and Gold Coast. Guest room occupancy levels declined from 93.0% in 2000 to 89.0% in 2001 as a result of the events of September 11 and generally lower occupancy levels at the Gold Coast. Hotel expenses increased 9.3%, primarily due to the full year of Suncoast operations.

Other.    Other revenues increased 17.8% in 2001 to $36.7 million compared to $31.2 million in 2000, due to the full year of operations at the Suncoast. Costs related to the other revenues increased by 12.9% for the same reason.

General and Administrative.    General and administrative expenses were $91.6 million in 2001 compared to $69.4 million in 2000, an increase of 31.9% due primarily to the full year of operations at the Suncoast. General and administrative expenses at the other properties increased $5.2 million or 8.8% partly due to increased utility costs of $2.4 million.

Pre-opening, Rent and Depreciation.    There were no pre-opening expenses in 2001 compared to $6.2 million in 2000 due to the opening of the Suncoast in September 2000. Land lease expense and the related deferred rent expense were both higher in 2001 because the rent on the Suncoast land was capitalized during construction until it opened on September 12, 2000. Depreciation and amortization expense was higher in 2001 due primarily to a full year of operations at the Suncoast.

Other Expenses.    Other expenses were $31.0 million in 2001, an increase of 34.6% over 2000 other expenses of $23.0 million, due primarily to higher average debt levels and lower capitalized interest in 2001.

Fiscal 2000 Compared to 1999

Net revenues and operating income increased in the year ended December 31, 2000, primarily due to improved slot revenues at The Orleans and the opening in September 2000 of the Suncoast. Net revenues in 2000 were $408.9 million compared to $358.3 million in 1999, an increase of 14.1%. Operating income was $64.2 million in 2000 compared to $53.2 million in 1999, an increase of 20.6%. Operating expenses increased by 13.0%, in line with the increased revenues.

Net income in 2000 was $26.8 million compared to a net loss in 1999 of $5.8 million. The net loss in the prior year was primarily due to a one-time charge of $27.0 million, net of income tax benefit, as a result of the early retirement of debt in March 1999. Despite increased long-term debt due to construction of the Suncoast, net interest expense increased by only $1.5 million (7.2%) as a result of $4.5 million of interest being capitalized in 2000. Capitalized interest was $612,000 in 1999.

Casino.    Casino revenues were $298.4 million in 2000, an increase of 14.1% over 1999 casino revenues of $261.5 million. The increase was primarily due to improved slot revenues at The Orleans and the opening in September 2000 of the Suncoast. Because of the improvement in high-margin slot revenues, casino expenses increased only 7.9% contributing to an improved casino operating margin of 54.0% in 2000 compared to 51.4% in 1999.

Food and Beverage.    For the year ended December 31, 2000, gross food and beverage revenues were $84.8 million, an increase of $12.1 million (16.6%) over 1999 revenues of $72.7 million. The increase was primarily due to increased customer volume at The Orleans and the opening of the Suncoast. Food and beverage expenses increased $11.1 million, in line with the increase in revenues.

Hotel.    Gross hotel room revenues were $33.7 million in 2000, an increase of $3.4 million (11.3%) over 1999 room revenues of $30.3 million. The increase was primarily due to the opening of the Suncoast and an increase in the average daily room rate from $52.87 in 1999 to $58.56 in 2000 that was offset by a slight decrease in room occupancy percentage from 94.2% in 1999 to 93.0% in 2000. The increase in hotel expenses was commensurate with the increase in revenues.

Other.    Other revenues increased 7.1% in 2000 to $31.2 million compared to $29.1 million in 1999, primarily due to the opening of the Suncoast. Costs related to the other revenues decreased slightly (1.2%).

General and Administrative.    General and administrative expenses were $69.4 million in 2000 compared to $60.5 million in 1999, an increase of 14.8% due primarily to related expenses of the Suncoast.

Pre-opening, Rent and Depreciation.    Pre-opening expenses were $6.2 million in 2000 compared to $235,000 in 1999 due to the opening of the Suncoast. Land lease expense and the related deferred rent expense were both lower in 2000 because the rent on the Suncoast land was capitalized during the construction period, July 1, 1999 to September 12, 2000. Depreciation and amortization expense was higher in 2000 because of the opening of the Suncoast.

Quarterly Results of Operations

The following table sets forth, for each of our last nine quarters, selected data from our statements of operations as well as other financial data.

	Three Months Ended
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001	March 31, 2002
	(in thousands)
Statements of Operations Data:
Net operating revenues	$98,586	$90,747	$96,444	$123,148	$127,548	$126,695	$128,166	$135,575	$135,075
Departmental operating expenses	54,985	52,775	57,441	72,595	72,516	73,174	73,583	75,763	75,887
General and administrative	16,288	15,959	17,745	22,847	22,915	23,982	24,589	25,132	24,795
Deferred rent	520	519	600	899	884	885	884	885	844
Pre-opening expenses	268	874	4,656	363	—	—	—	—	—
Depreciation and amortization	5,774	5,477	5,637	8,487	8,568	8,749	9,028	10,204	9,279

Operating income	20,751	15,143	10,365	17,957	22,665	19,905	20,082	23,591	24,270
Interest expense, net	(4,505)	(4,334)	(5,515)	(8,619)	(7,919)	(7,564)	(6,610)	(7,089)	(6,582)
Other income (expense)	—	8	(14)	(54)	1,534	(1,656)	(159)	(1,534)	(318)

Income before income taxes	16,246	10,817	4,836	9,284	16,280	10,685	13,313	14,968	17,370
Provision for income taxes	5,608	3,817	1,701	3,279	5,621	3,659	4,583	4,952	5,987

Net income	$10,638	$7,000	$3,135	$6,005	$10,659	$7,026	$8,730	$10,016	$11,383

Other Data:
EBITDA (1)	$27,313	$22,013	$21,258	$27,706	$32,117	$29,539	$29,994	$34,680	$34,393

(1)
“EBITDA” means earnings before interest, taxes, depreciation, amortization, deferred (non-cash) rent expense, other non-cash expenses and certain non-recurring items, including pre-opening expenses and gains and losses on disposals of assets (for all periods presented, the only non-cash expense was deferred rent and the only non-recurring items were pre-opening expenses and gains and losses on disposal of assets). EBITDA is defined in our senior secured credit facility and in the indenture governing our senior subordinated notes. EBITDA is presented as supplemental disclosure because the calculation of EBITDA is necessary to determine our compliance with certain covenants under these financing agreements and because management believes that it is a widely used measure of operating performance in the gaming industry. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flows or a measure of liquidity. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to a similarly titled measure presented by other companies.

Aggregate Indebtedness and Fixed Payment Obligations

Our total long-term indebtedness (including current maturities) and fixed payment obligations on the land leases for the twelve-month periods ended March 31 are summarized by year below:

	2003	2004	2005	2006	2007	Thereafter
	(dollars in thousands)
Long-Term Indebtedness
Senior subordinated notes	$—	$—	$—	$—	$—	$325,000
Bank credit facility	—	—	64,500	—	—	—
Other	162	177	3	3	3	30
Fixed Payment Obligations for Land Leases
Barbary Coast—land lease	175	189	190	190	190	5,256
Barbary Coast—parking lot	125	94	—	—	—	—
The Orleans—land lease	2,700	2,700	2,700	2,725	3,000	195,186
Suncoast—land lease	2,435	2,495	2,555	2,615	2,675	203,235

Total Indebtedness and Fixed Payment Obligations	$5,597	$5,655	$69,948	$5,533	$5,868	$728,707

During the year ended December 31, 2001 we made principal payments of $32.0 million net of borrowings on the senior secured credit facility and $4.2 million in principal payments on other long-term debt. During the quarter ended March 31, 2002, we issued $100.0 million principal amount of senior subordinated notes and received a $5.0 million premium in connection with the issuance, made principal payments of $79.5 million, net of borrowings, on the senior secured credit facility and made principal payments of $146,000 on other long-term debt. We have debt service payments due aggregating $162,000 during the next twelve months on other long-term debt obligations. We also have fixed payment obligations due during the next twelve months of $5.4 million. Total remaining fixed payment obligations under leases is $431.4 million. The fixed payment obligations represent payments due under operating lease agreements primarily for land on which three of our properties are located.

The Orleans occupies a portion of an approximately 80-acre site located on West Tropicana Avenue, approximately one mile south of the Gold Coast. We lease the real property under a ground lease entered into by Coast Hotels and the Tiberti Company, a Nevada general partnership of which J. Tito Tiberti, a director of Coast Hotels, is managing partner. The lease had an effective commencement date of October 1, 1995, an initial term of 50 years, and includes an option, exercisable by us, to extend the initial term for an additional 25 years. The lease provides for monthly rental payments of $200,000 per month through February 2002, $225,000 per month during the 48-month period thereafter, and $250,000 per month during the 60-month period thereafter. In March 2011, annual rental payments will increase on a compounding basis at a rate of 3.0% per annum. In addition, we have been granted an option to purchase the real property during the two-year period commencing in February 2016. The lease provides that the purchase price will be the fair market value of the real property at the time we exercise the option, provided that the purchase price will not be less than 10 times, nor more than 12 times, annual rent at such time. See also “Business—Casino Properties” for a discussion of our properties.

The Suncoast occupies the approximately 50-acre site located at the corner of Rampart Boulevard and Alta Drive in the west end of the Las Vegas valley that we lease pursuant to a Ground Lease Agreement dated as of October 28, 1994. The initial term of the lease expires on December 31, 2055. The lease contains three options, exercisable by us, to extend the term of the lease for 10 years each. The lease provided for monthly rental payments of $166,667 for the year ended December 31, 1995. Thereafter, the monthly rent increases by the amount of $5,000 in January of each year. The landlord has the option to require us to purchase the property at the end of 2014, 2015, 2016, 2017 and 2018, at the fair market value of the real property as of the first day in the year the landlord exercises the option, provided that the purchase price will not be less than 10 times nor more than 15 times the annual rent at such time. Based on the terms of the lease, the potential purchase price commitment ranges from approximately $31.0 million to approximately $51.0 million in the years 2014 through 2018. We have a right of first refusal in the event the landlord desires to sell the property at any time during the lease term.

The Barbary Coast occupies approximately 1.8 acres at the intersection of Flamingo Road and the Strip and occupies real property that we lease pursuant to a lease dated May 1, 1992. The lease provides for rental payments of $175,000 per year during the initial term of the lease that expires on May 1, 2003. We have given notice to the landlord of our intention to exercise the first of two 30-year options, with rental payments increasing to $190,000 per year during the first ten years of the renewal period. We have an option to purchase the leased property at any time during the six month period prior to the expiration of the initial term of the lease, provided that certain conditions are met, at a purchase price equal to the greater of $3.5 million or the then appraised value of the real property. Should the landlord desire to sell the real property during the initial term of the lease, we have a right of first refusal. We also lease approximately 2.5 additional acres of real property located adjacent to the Barbary Coast. The lease expires on December 31, 2003. The lease provides for rental payments of $125,000 per annum. We use the 2.5-acre property as a parking lot for our employees and for valet parking. The landlord has the right to terminate the lease upon six months prior notice to us if it requires the use of the property for its own business purposes (which excludes leaving the property vacant or leasing it to third parties prior to January 1, 2003).

Liquidity and Capital Resources

Our principal sources of liquidity have consisted of cash provided by operating activities and debt financing. Cash provided by operating activities was $25.0 million in the three months ended March 31, 2002 and $26.5 million in the three months ended March 31, 2001. Cash provided by operating activities was $88.9 million in the year ended December 31, 2001, compared to $64.8 million in 2000 and $64.5 million in 1999.

Cash used in investing activities in the quarters ended March 31, 2002 and 2001 was $55.8 million and $3.8 million, respectively, and was primarily for capital expenditures. Expenditures of approximately $13.2 million in the first quarter of 2001, primarily for capital improvement projects at the Gold Coast, The Orleans and the Suncoast, were offset in part by proceeds received from the sale of assets, including the sale of approximately 29 acres of land in North Las Vegas that had been held for possible future development.

        Cash used in investing activities in each of the years ended December 31, 1999, 2000 and 2001 was primarily for capital expenditures. During 2001, our capital expenditures were $141.6 million, including construction accounts payable of $34.1 million. $30.9 million was used in the expansion and remodel of the Gold Coast, approximately $51.0 million was used in the expansion of The Orleans, approximately $7.4 million was used in other projects at The Orleans and $15.5 million was used at the Suncoast to add 216 hotel rooms and a swimming pool and to complete other various projects. $11.9 million was used to purchase three contiguous parcels of land totaling approximately 55 acres for possible future development. The remaining $24.9 million was used for maintenance capital expenditures.

Cash provided by financing activities was $23.5 million in the first quarter of 2002 primarily from borrowings under our line of credit. Net proceeds of $103.2 million from the issuance on March 19, 2002 of $100.0 million principal amount of senior subordinated notes were used to repay borrowings under the line of credit. In the first quarter of 2001, cash used in financing activities was $8.4 million, primarily from borrowings under our credit facility offset by our $50.0 million note issuance which was completed in February 2001.

Cash provided by financing activities was $12.6 million in 2001. Proceeds from the issuance in February 2001 of $50.0 million principal amount of senior subordinated notes were partially offset by net reductions of amounts outstanding under the credit facility. Cash provided by financing activities was $116.9 million in 2000, primarily from borrowings under our senior secured credit facility, and cash used in financing activities was $18.7 million in 1999 primarily as a result of the refinancing of our debt. In March 1999, we issued $175.0 million principal amount of 9.5% senior subordinated notes and entered into a $75.0 million senior secured credit facility due 2004 to facilitate the refinancing described below. The senior secured credit facility was increased to $200.0 million in September 1999 to finance the construction of the Suncoast.

In 1999, with the proceeds from our $175.0 million principal amount of 9.5% senior subordinated notes and borrowings under the senior secured credit facility, we repurchased substantially all of the $175.0 million principal amount outstanding of 13% first mortgage notes and all $16.8 million principal amount of 10- 7/8% first mortgage notes. In December 2000 we redeemed the remaining 13% first mortgage notes. In connection with the 1999 repurchase of the 13% notes and the 10- 7/8% notes, we incurred repurchase premiums of $31.0 million and $2.1 million, respectively. The repurchase premiums and the write-offs of unamortized debt issuance costs and original issue discount resulted in an extraordinary loss in 1999 of $27.0 million, net of applicable income tax benefit of $14.5 million.

On February 2, 2001 we issued $50.0 million additional principal amount of senior subordinated notes. The net proceeds of approximately $49.1 million were used to reduce borrowings under our senior secured credit facility. On March 19, 2002 we issued $100.0 million additional principal amount of our senior subordinated notes. The notes were issued at a premium and the net proceeds of approximately $103.0 million were used to reduce borrowings under our senior secured credit facility. As a result, we have additional availability under the credit facility to complete certain capital improvement projects as further described below. The notes that were issued in 2001 and 2002 were issued under the same indenture and have the same terms, interest rate and maturity date as our outstanding $175.0 million principal amount of senior subordinated notes. On April 2, 2002, we entered into an interest rate swap agreement with a party to our senior secured credit facility wherein $100.0 million notional amount of our fixed rate debt was converted to a floating rate. The fixed rate paid to us is 5.77% and the floating rate paid to the bank is based on six-month LIBOR and is set at 2.33% for the six months ending September 30, 2002. The floating rate will be adjusted on October 1, 2002 and will be adjusted each April 1 and October 1 until the swap expires on April 1, 2009, which is also the maturity date of the $325.0 million in senior subordinated notes.

        The availability under the senior secured credit facility was reduced by $6.0 million to $194.0 million on September 30, 2001, by $6.0 million to $188.0 million on December 31, 2001, and by $6.0 million to $182.0 million on March 31, 2002, and will be reduced by an additional $6.0 million on June 30, 2002. The quarterly reduction will increase to $8.5 million on each of September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003; and to $11.5 million on each of September 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004. Advances under the facility may be used for working capital, general corporate purposes, and certain improvements to our existing properties. As of March 31, 2002, we had approximately $64.5 million outstanding under the senior secured credit facility. Borrowings under the senior secured credit facility bear interest, at our option, at a premium over the one-, two-, three- or six-month London Interbank Offered Rate (“LIBOR”). The premium varies, depending on our ratio of total debt to EBITDA, as defined in the senior secured credit facility, and can vary between 125 and 250 basis points. As of March 31, 2002, the premium over LIBOR was 1.75% (175 basis points) and the interest rate was 3.65%. For the quarter ended March 31, 2002, the weighted average interest rate for the senior secured credit facility was 3.62%. We incur a commitment fee, payable quarterly in arrears, on the unused portion of the credit facility. This variable fee is currently at a rate of 0.375% per annum times the average unused portion of the facility. We are using a portion of the net proceeds of this offering to pay down the outstanding balance on the facility. We will be able to reborrow any amounts we use to pay down the facility.

The loan agreement governing the senior secured credit facility contains covenants that, among other things, limit our ability to pay dividends, to make certain capital expenditures, to repay certain existing indebtedness, to incur additional indebtedness or to sell material assets. Additionally, the loan agreement requires that we maintain certain financial ratios with respect to its leverage and fixed charge coverage. The agreement was amended in December 2001 and in March 2002 to increase the limitations on certain capital expenditures. We are also subject to certain covenants associated with the indenture governing our $325.0 million principal amount of senior subordinated notes, including, in part, limitations on certain restricted payments, the incurrence of additional indebtedness and asset sales. At March 31, 2002, we were in compliance with all covenants and required ratios.

Our primary cash requirements for the next twelve months include the payment of principal and interest on our debt, maintenance capital expenditures, the completion of the expansion and remodeling project at the Gold Coast and the continued expansion of The Orleans and the Suncoast expansion. See “Capital Improvement Projects” below. We believe that existing cash balances, operating cash flow and available borrowings under our senior secured credit facility will provide sufficient resources to meet our debt and lease payment obligations and foreseeable capital expenditure requirements at our hotel-casino properties.

Capital Improvement Projects

Subject to receiving required governmental approvals, we plan to commence an approximately $65.0 million expansion of the Suncoast in the first half of 2003. The project is expected to be paid for with proceeds of this offering, operating cash flows and borrowings under our senior secured credit facility and is expected to be completed in phases through the second half of 2004. The expansion is expected to feature a 70,000 square foot casino addition, including approximately 700 additional slot machines, a poker room, a new sports book, a sports bar, additional table games, a new casino bar, an approximately 1,600-car parking garage and four new restaurants. We anticipate that 2002 cash outlays consisting of architectural and design fees, will total approximately $1.0 million.

In January 2001, we commenced an expansion of The Orleans. The project has an estimated cost of $150.0 million and is expected to be paid for with operating cash flows and borrowings under our senior secured credit facility. Featured in the expansion are an additional 2,600-car parking garage, a 586-room hotel tower, a multi-purpose special events arena with up to approximately 10,000 seats, an additional 40,000 square feet of new gaming area and public space, six additional movie theaters, spa and fitness facilities, two restaurants and an Irish pub. Through March 31, 2002, we had spent approximately $85.1 million and had opened the parking garage, 35,000 of the additional 40,000 square feet of new gaming area and public space, the movie theaters, the restaurants and the Irish pub. We anticipate that 2002 cash outlays for the project will total approximately $80.0 million, of which $33.2 million had been spent in the quarter ended March 31, 2002.

In the fourth quarter of 2000, we commenced an expansion and remodel of the Gold Coast. The project was originally designed to include a new, expanded buffet restaurant, the refurbishing of our standard hotel guest rooms, the redesign of most of the Gold Coast’s public areas, 10,000 square feet of additional meeting space, a sports bar, an Asian-themed restaurant, and an Italian restaurant. In 2001 we expanded the scope of the project to include a 1,300-car parking garage, an expanded porte cochere, a pedestrian bridge to the casino, 20,000 square feet of new gaming area and a new bingo parlor. Through March 31, 2002, we had spent approximately $38.8 million and had opened the multi-station buffet, 6,000 of the 16,000 square feet of additional meeting space, the new gaming area and bingo parlor, the sports bar and the restaurants, and we had substantially completed the redesign of the public areas. We expect to complete the project by the fourth quarter of 2002 and to spend approximately $29.0 million in 2002, of which $7.8 million had been expended in the quarter ended March 31, 2002.

In the ordinary course of operating our hotel-casinos, it is necessary to upgrade or replace fixtures and equipment and to make improvements that will extend the life of our physical plants. We anticipate that these maintenance capital expenditures will total approximately $25.0 million in 2002.

A key element of our business strategy is the expansion or renovation of our existing properties as described above. The completion of these projects is subject to certain risks, including but not limited to:

•	disruption of our operations and loss of revenues at our hotel-casinos by construction activities;

•
general construction risks, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interference;

•	change orders and plan or specification modifications;

•	changes and concessions required by governmental or regulatory authorities; and

•	delays in obtaining or inability to obtain all required licenses, permits and authorizations.

Other Matters

In July 2001, the Financial Accounting Standards Board issued Statement No. 141, “Business Combinations” and Statement No. 142, “Goodwill and Other Intangible Assets.” SFAS 141 is effective as follows: (a) use of the pooling-of-interests method is prohibited for business combinations initiated after June 30, 2001; and (b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001 which were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized.

In August 2001, the Financial Accounting Standards Board issued Statement No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets.” The objectives of SFAS 143 are to establish accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

In October 2001, the Financial Accounting Standards Board issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively.

The adoption of SFAS 141, SFAS 142 and SFAS 144 had no impact on our financial position, results of operations or cash flows. We do not expect the impact of the adoption of SFAS 143 to be material to our financial position, results of operations or cash flows.

Impact of Inflation and Other Economic Factors

Absent changes in competitive and economic conditions or in specific prices affecting the industry, we do not expect that inflation will have a significant impact on our operations. Changes in specific prices, such as fuel and transportation prices, relative to the general rate of inflation may have a material adverse effect on the hotel and casino industry. We depend upon Las Vegas and Southern California for a majority of our customers. Any economic downturn in those areas could materially adversely affect our business and results of operations and our ability to pay interest and principal on our debt.

Regulation and Taxes

Coast Hotels is subject to extensive regulation by the Nevada Gaming Authorities. Changes in applicable laws or regulations could have a significant impact on our operations.

The gaming industry represents a significant source of tax revenues, particularly to the State of Nevada and its counties and municipalities. From time to time, various state and federal legislators and officials have proposed changes in tax law, or in the administration of such law, affecting the gaming industry. Proposals in recent years that have not been enacted included a federal gaming tax and increases in state or local taxes.

We believe that our recorded tax balances are adequate. However, it is not possible to determine with certainty the likelihood of possible changes in tax law or in the administration of such law. Such changes, if adopted, could have a material adverse effect on our operating results.

Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our long-term debt. We attempt to limit our exposure to interest rate risk by managing the mix of our long-term fixed-rate borrowings and short-term borrowings under our bank credit facility. On April 2, 2002, Coast Hotels entered into an interest rate swap agreement with a party to our senior secured credit facility wherein $100.0 million notional amount of our fixed rate debt has been converted to a floating rate.

The table below provides information as of March 31, 2002 about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents notional amounts and weighted average interest rates by contractual maturity dates:

	Twelve-month periods ending March 31,
	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value(1)
	(dollars in thousands)
LIABILITIES
Short-term debt

Fixed rate	$162	$—	$—	$—	$—	$—	$162	$162
Average interest rate(2)	9.50%	—	—	—	—	—	9.50%

Long-term debt
Fixed rate	$—	$177	$3	$3	$3	$325,030	$325,216	$343,091
Average interest rate(2)	—	9.50%	9.50%	9.50%	9.50%	9.50%	9.50%

Variable rate	$—	$—	$64,500	$—	$—	$—	$64,500	$64,500
Average interest rate(2)	—	—	3.65%	—	—	—	3.65%

(1)	The fair values are based on the borrowing rate currently available for debt instruments with similar terms and maturities, and market quotes of our publicly traded debt.
(2)	Based upon contractual interest rates for fixed indebtedness or the LIBOR rate at March 31, 2002 for variable rate indebtedness.

See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and see “Notes to Financial Statements—Note 6—Long-Term Debt”.

BUSINESS

The Company

We own and operate four Las Vegas hotel-casinos, three of which are strategically located to capitalize on the strong demographics of the Las Vegas locals market, while the fourth is located in the center of the Las Vegas Strip. We strive to attract a significant volume of repeat gaming customers to our casinos on a daily basis by offering consistently high quality gaming, hotel, entertainment and dining experiences at attractive prices. Since our formation in 1979, we have maintained a successful track record of building, developing and operating hotel-casinos designed to appeal to the Las Vegas locals market. Our four senior executives average more than 32 years of experience in the gaming industry, and three of our senior executives have worked together at the Company for over 20 years. Between 1979 and present, we have developed four hotel-casinos. In 2001, we generated $518.0 million in revenue, representing a 15.4% compounded annual growth rate over 1997, and $126.3 million in EBITDA, representing a compounded annual growth rate of 33.4% over 1997. Our four Las Vegas hotel-casinos are:

•	The Suncoast Hotel and Casino, which opened in September 2000, is located near Summerlin in the west end of the Las Vegas valley, approximately nine miles from the Las Vegas Strip.

•	The Orleans Hotel and Casino, which opened in December 1996, is located approximately one and one-half miles west of the Las Vegas Strip on Tropicana Avenue.

•	The Gold Coast Hotel and Casino, which opened in December 1986, is located approximately one mile west of the Las Vegas Strip on Flamingo Road.

•	The Barbary Coast Hotel and Casino, which opened in March 1979, is located on the Las Vegas Strip.

The following chart provides certain information about our properties as of May 22, 2002:

Property	Hotel Rooms	Casino Square Footage	Slots and Video Poker	Gaming Tables
Suncoast	419	82,000	2,271	58
The Orleans	840	135,000	2,893	64
Gold Coast	712	87,000	2,203	52
Barbary Coast	197	30,000	609	36

Totals	2,168	334,000	7,976	210

We primarily target the growing Las Vegas locals market, which is one of the most rapidly growing metropolitan areas in the U.S. According to Las Vegas Perspective 2002, the 2001 population of the Las Vegas metropolitan area was approximately 1.4 million. The average annual population growth rate of the Las Vegas metropolitan area from 1993 to 2001 was 6.3%, as compared to 1.2% for the U.S. as a whole. The growth was driven primarily by Nevada’s favorable climate and tax structure, a strong economy and a well-developed infrastructure. For example, the opening in recent years of new Las Vegas Strip mega-resorts has created thousands of jobs which, together with the increasing popularity of Las Vegas as a retirement community, have contributed to population growth and expanded the market. We also target Las Vegas visitors by providing well-appointed inexpensive hotel rooms and the same high quality gaming, entertainment and dining experiences at affordable prices that appeal to locals.

The most recent Clark County Residents Study prepared by the Las Vegas Convention and Visitors Authority (“LVCVA”) in 1999-2000 found that approximately 69% of Clark County adult residents said they gamble at least occasionally. Of those residents, 47% said they do so at least once a week and 41% budget at least $25 per visit. In addition, over 74% of Las Vegas resident gamblers prefer locations that are off the Strip and away from downtown Las Vegas. Based on the results of the LVCVA study, researchers estimated the total amount budgeted annually for gaming by all adult Clark County residents to be over $1.77 billion.

Because the locals market depends to a lesser extent on attracting tourists or competing with other destination leisure activities, we believe it is less susceptible to market swings and cycles that affect the Strip casinos. In addition, Nevada law imposes more stringent requirements for approval of new hotel-casinos in Clark County that are not located in the vicinity of the Strip or downtown Las Vegas. We believe that this barrier to entry into the market will enable our properties to benefit from the Las Vegas locals market.

Business and Marketing Strategy

Our business and marketing strategy is to attract a significant volume of gaming customers to our casinos on a daily basis by offering consistently high quality gaming, hotel, entertainment and dining experiences at affordable prices. We emphasize attracting and retaining repeat customers. Our primary target market for The Orleans, the Gold Coast and the Suncoast consists of value-oriented local middle-market customers who gamble frequently. The Barbary Coast’s customer base is primarily composed of visitors to the Las Vegas area.

While a significant portion of our customers are local residents, the same factors that appeal to local residents also appeal to visitors to Las Vegas, including better odds on slot and video poker machines and lower minimum wager limits on our table games than those traditionally found at Strip casinos. In addition to the growing locals market, Las Vegas has experienced strong growth in the number of visitors with an average annual increase of 3.4% from 1996-2001. Three of our casinos are strategically situated to benefit from the growing visitor market, with the Gold Coast and The Orleans each located within two miles of the Strip and the Barbary Coast located at one of the busiest intersections on the Strip.

We believe that the most important factors in successfully operating our casinos are convenient locations with easy access, a friendly atmosphere, a value-oriented approach and high quality restaurants, entertainment, guest rooms and other non-gaming amenities.

•
Convenient, strategic locations.    The Orleans and the Gold Coast are easily accessible and offer ample parking, providing our customers with convenient alternatives to the congestion on the Strip. The Suncoast has a suburban location conveniently located adjacent to the fast-growing Summerlin master-planned community. The Barbary Coast is located on the corner of the Strip and Flamingo Road.

•
Friendly atmosphere.    A key element of our strategy is to provide patrons with friendly, personal service that is designed to foster customer loyalty and generate repeat business. We believe that locals appreciate a friendly, casual gaming environment where employees make them feel at home.

•
Value.    We offer value to our gaming patrons by providing slot and video poker machines with better odds than those traditionally found at Strip casinos and slot clubs that reward frequent play. We also offer value in our many restaurants and bars, where patrons are served a variety of beverages and generous portions of quality food at attractive prices. We target the growing visitors market by also offering quality guest rooms at rates lower than Las Vegas Strip room rates.

•
Entertainment, movie theaters and amenities.    Our properties offer a number of amenities that generate significant foot traffic through our casinos, including movie theaters, bowling centers, quality restaurants and a variety of musical entertainment. We believe that this accentuates the perception of value for our customers and allows us to compete effectively with other locals-oriented casinos.

We strive to maximize customer visits and thereby increase casino revenues by offering a variety of non-gaming amenities. We estimate that our restaurants located in our hotel-casinos serve over 21,000 meals per day, our bowling centers attract approximately 2,000 people per day and we attract over 5,000 people per day through our movie theaters and expect to attract even more with the proposed opening of the special events arena at The Orleans. We have also developed a number of innovative marketing programs designed to complement the non-gaming amenities and increase the level of gaming activity. We have slot clubs at each of our properties, with approximately 60,000, 118,000, 85,000 and 21,000 active members at the Suncoast, The Orleans, the Gold Coast and the Barbary Coast, respectively, in the last 12 months. The slot clubs at our casinos send direct mail promotional offers to over 40,000 repeat slot club participants each month. Other marketing programs include the original “Pick the Pros” football contest which attracts approximately 27,000 entries each year. In addition, we use newspaper, billboard, direct mail, radio and television advertising to maximize customer visits and increase casino revenues.

Casino Properties

Suncoast.    The Suncoast serves one of the fastest growing areas of the Las Vegas valley and is located on approximately 50 acres in Peccole Ranch, a master-planned community adjacent to Summerlin. Summerlin is the largest master-planned development in Las Vegas with approximately 28,000 residential units already completed. The Suncoast is strategically located at the intersection of Rampart Boulevard and Alta Drive, readily accessible from most major points in Las Vegas, including downtown (approximately eight miles) and the Strip (approximately nine miles).

The Suncoast is a Mediterranean-themed facility featuring approximately 82,000 square feet of casino space, including approximately 2,271 slot machines, 58 table games, a 150-seat race and sports book and a 600-seat bingo parlor. The Suncoast has 419 spacious hotel rooms and suites, approximately 25,000 square feet of banquet and meeting facilities, 16 “stadium seating” movie theaters, four full-service restaurants, a multi-station buffet, a 64-lane bowling center, a swimming pool and approximately 6,000 parking spaces.

Subject to receiving required governmental approvals, we plan to commence an approximately $65.0 million expansion of the Suncoast in the first half of 2003. The project is expected to be completed in phases through the second half of 2004. The expansion is expected to feature a 70,000 square foot casino addition, including approximately 700 additional slot machines, a poker room, a new sports book, a sports bar, additional table games, a new casino bar, an approximately 1,600-car parking garage and four new restaurants. We anticipate that 2002 cash outlays for architectural and design fees will total approximately $1.0 million.

The Orleans.    The Orleans is strategically located on Tropicana Avenue, a short distance from the Las Vegas Strip and McCarran International Airport. The Orleans provides an upscale, off-Strip experience in an exciting New Orleans French Quarter-themed environment.

The Orleans features an approximately 135,000 square foot casino, including approximately 2,893 slot machines, 64 table games, a keno lounge, a poker parlor and race and sports books. The Orleans has 840 hotel rooms, 18 “stadium seating” first-run movie theaters, a 70-lane bowling center, approximately 40,000 square feet of banquet and meeting facilities, including an approximately 17,000 square foot grand ballroom, six full-service restaurants and a multi-station buffet, specialty themed bars, a swimming pool, a barber shop, a child care facility, a video arcade, a beauty salon and approximately 8,000 parking spaces. The Orleans also includes an 850-seat theater that features headliner entertainment and other special events that distinguishes us from most other locals casinos in Las Vegas and allows us to attract more tourists who would otherwise gamble at Strip casinos.

In January 2001, we commenced an approximately $150.0 million expansion of The Orleans. The project is expected to be paid for with proceeds from this offering, operating cash flows and borrowings under our senior secured credit facility and is expected to be completed in phases through the second quarter of 2003. Featured in the expansion are an additional 2,600-car parking garage, a 586-room hotel tower, a multi-purpose special events arena with up to approximately 10,000 seats, 40,000 square feet of new gaming area and public space, six additional movie theaters, spa and fitness facilities, two restaurants and an Irish pub. Through March 31, 2002, we had spent approximately $85.1 million and had opened the parking garage, 35,000 of the additional 40,000 square feet of new gaming area and public space, the movie theaters, the restaurants and the Irish pub. We anticipate that 2002 cash outlays for the project will total approximately $80.0 million, of which $33.2 million had been spent during the quarter ended March 31, 2002.

Gold Coast.    The Gold Coast is located on West Flamingo Road approximately one mile west of the Las Vegas Strip and one-quarter mile west of Interstate 15, the major highway linking Las Vegas and Southern California, offering easy access from all four directions in the Las Vegas valley.

The Gold Coast features an approximately 87,000 square foot casino, including approximately 2,203 slot machines, 52 table games, a keno lounge, a 160-seat race and sports book and a 700-seat bingo parlor. Our eleven-story tower includes 712 hotel rooms and suites and a swimming pool with a covered bar. The Gold Coast features four full-service restaurants, a multi-station buffet restaurant, a fast-food restaurant, a snack bar and an ice cream parlor. Entertainment amenities include a 70-lane bowling center, approximately 16,000 square feet of banquet and meeting facilities, four bars, an entertainment lounge and a showroom/dance hall featuring live musical entertainment. Other amenities include a gift shop, a liquor store, a travel agency, an American Express office, a Western Union office, a beauty salon, a barber shop, a child care facility and approximately 3,000 parking spaces.

In the fourth quarter of 2000, we commenced an expansion and remodel of the Gold Coast. The project is expected to be paid for with proceeds from this offering, operating cash flows and borrowings under our senior secured credit facility and is expected to be completed in phases through the fourth quarter of 2002. The expansion features a multi-station buffet, the renovation of our standard hotel guest rooms and the redesign of most of the Gold Coast’s public areas, 16,000 square feet of additional meeting space, a 1,300-car parking garage and expanded porte cochere, 20,000 square feet of new gaming area and a new bingo parlor, a sports bar, an Asian-themed restaurant and an Italian restaurant. Through March 31, 2002, we had spent approximately $38.8 million and had opened the multi-station buffet, 6,000 square feet of the 16,000 square feet of additional meeting space, the new gaming area and bingo parlor, the sports bar and the restaurants and substantially completed the redesign of the public areas. We expect to spend approximately $29.0 million in 2002, of which $7.8 million had been spent in the quarter ended March 31, 2002.

Barbary Coast.    The Barbary Coast is located at the intersection of Flamingo Road and Las Vegas Boulevard, one of the busiest intersections on the Strip, along with Caesars Palace, Bally’s Las Vegas and Bellagio. Historically, the Barbary Coast has relied on foot traffic on the Las Vegas Strip for a significant amount of its revenues. As a result, the Barbary Coast’s customer base is primarily visitors to the Las Vegas area. In addition to its favorable location on the Strip, the Barbary Coast has also benefited from its more intimate gaming atmosphere, allowing it to develop a loyal base of table games and slot customers.

The Barbary Coast features an approximately 30,000 square foot casino, including approximately 609 slot machines, 36 table games, a race and sports book and other amenities. Our eight-story tower includes 197 spacious rooms and suites. The Barbary Coast is furnished and decorated in an elegant turn-of-the-century Victorian theme and includes three bars and three restaurants: Michael’s gourmet restaurant, Drai’s on the Strip (leased to and operated by a third party) and the Victorian Room.

Gaming Security

Each of our casinos employs extensive supervision and accounting procedures to control the handling of cash in their gaming operations. These measures include security personnel, closed-circuit television observation of critical areas of the casino, locked cash boxes, independent auditors and observers, strict sign-in and sign-out procedures which ensure, to the extent practicable, that gaming chips issued by, and returned to, the casino cashier’s cages are accurately accounted for, and procedures for the regular observation of gaming employees. The accounting departments of each of our casinos, which employ persons who have no involvement in the gaming operations, review on a daily basis records compiled by gaming employees pertaining to cash flow and credit extension. Moreover, regular periodic analysis of the results of our gaming operations, including analyses of our compliance with the internal control standards established by the Nevada Board, are performed by us and our independent auditors to detect significant deviations from industry standards. Based on the results of these analyses, management believes that its procedures are in compliance in all material respects with the requirements established by the Nevada Commission and the Nevada Board.

Competition

There is intense competition among companies in the gaming industry. The Orleans, the Gold Coast and the Suncoast compete primarily with Las Vegas hotel-casinos and non-hotel gaming facilities that target local residents. Some of these competitors have recently completed expansions or new projects, including a hotel-casino recently opened adjacent to the Gold Coast. Furthermore, there are several undeveloped properties in the immediate vicinity of The Orleans, the Gold Coast and the Suncoast on which new gaming facilities could be built. The construction of new properties and the expansion or enhancement of existing properties near our hotel-casinos could have a negative impact on our business.

In contrast to our other casinos, the Barbary Coast competes for customers primarily with the hotel-casinos located on the Strip. The construction of new properties and the expansion or enhancement of existing properties on the Strip by competitors could materially adversely affect business and results of operations of the Barbary Coast.

In addition, each of our properties competes, to a lesser extent, with all other casinos and hotels in the Las Vegas area. A number of new hotel-casinos or expansions have opened in Las Vegas over the last several years, and several others have been announced. This additional gaming and room capacity may have a negative impact on our business.

We also compete with other legalized forms of gaming and gaming operations in other parts of the state of Nevada and elsewhere. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. We also face competition from casinos located on Native American reservations. We believe that the development by Native Americans and other casino properties similar to those in Las Vegas in areas close to Nevada, particularly California and Arizona, could have a material adverse effect on our business and results of operations. California law permits limited Las Vegas-style gaming activities to be conducted by California Native American tribes. The governor has entered into compacts with nearly 60 tribes that allow the tribes to operate slot and video poker machines, banked card games and lotteries. An increase in gaming in California could have a material adverse effect on our business and results of operations.

Employees

At March 31, 2002, we had approximately 7,259 employees. We have not experienced any significant work stoppages and believe our labor relations are good. The Las Vegas job market for qualified employees is very competitive. Approximately 320 employees at the Barbary Coast are covered by a collective bargaining agreement; none of our other employees are covered by a collective bargaining agreement. The members of the culinary workers union local 226 have authorized a strike beginning on midnight, May 31, 2002 if they have not reached an agreement on a new collective bargaining agreement by that time. The union has identified a principal issue as health insurance coverage. While the union and major employers in Las Vegas are engaged in negotiations to reach agreement before the strike deadline, we cannot assure you that they will reach agreement and avert a strike. If the unionized employees at the Barbary Coast go on strike, we believe that we may have difficulty finding workers to serve our hotel-casino customers at the Barbary Coast.

Properties

The Suncoast occupies the approximately 50-acre site located at the corner of Rampart Boulevard and Alta Drive in the west end of the Las Vegas valley that we lease pursuant to a Ground Lease Agreement dated as of October 28, 1994. Our payments under this lease were approximately $2.4 million for the year ended December 31, 2001 and approximately $605,000 for the three months ended March 31, 2002. The initial term of the lease expires on December 31, 2055. The lease contains three options, exercisable by us, to extend the term of the lease for 10 years each. The lease provided for monthly rental payments of $166,667 for the year ended December 31, 1995. Thereafter, the monthly rent increases by the amount of $5,000 in January of each year. The landlord has the option to require us to purchase the property at the end of 2014, 2015, 2016, 2017 and 2018, at the fair market value of the real property as of the first day in the year the landlord exercises the option, provided that the purchase price will not be less than 10 times nor more than 15 times the annual rent at such time. Based on the terms of the lease, the potential purchase price commitment ranges from approximately $31.0 million to approximately $51.0 million in the years 2014 through 2018. We have a right of first refusal in the event the landlord desires to sell the property at any time during the lease term.

The Orleans occupies a portion of an approximately 80-acre site located on West Tropicana Avenue, approximately one mile south of the Gold Coast. We lease the real property under a ground lease entered into by Coast Hotels and the Tiberti Company, a Nevada general partnership of which J. Tito Tiberti, a director of Coast Hotels, is managing partner. Our payments under this lease were approximately $2.4 million for the year ended December 31, 2001 and approximately $625,000 for the three months ended March 31, 2002. The lease had an effective commencement date of October 1, 1995, an initial term of 50 years, and includes an option, exercisable by us, to extend the initial term for an additional 25 years. The lease provides for monthly rental payments of $200,000 per month through February 2002, $225,000 per month during the 48-month period thereafter, and $250,000 per month during the 60-month period thereafter. In March 2011, annual rental payments will increase on a compounding basis at a rate of 3.0% per annum. In addition, we have been granted an option to purchase the real property during the two-year period commencing in February 2016. The lease provides that the purchase price will be the fair market value of the real property at the time we exercise the option, provided that the purchase price will not be less than 10 times, nor more than 12 times, annual rent at such time.

We own the approximately 26 acres that the Gold Coast occupies on West Flamingo Road. We also own an 8.33-acre site across the street from the Gold Coast that contains an approximately 100,000 square foot warehouse. We use the warehouse primarily as a storage facility.

The Barbary Coast occupies approximately 1.8 acres at the intersection of Flamingo Road and the Strip and occupies real property that we lease pursuant to a lease dated May 1, 1992. The lease provides for rental payments of $175,000 per year during the initial term of the lease that expires on May 1, 2003. We have given notice to the landlord of our intention to exercise the first of two 30-year options, with rental payments increasing to $190,000 per year during the first ten years of the renewal period. We have an option to purchase the leased property at any time during the six month period prior to the expiration of the initial term of the lease, provided that certain conditions are met, at a purchase price equal to the greater of $3.5 million or the then appraised value of the real property. Should the landlord desire to sell the real property during the initial term of the lease, we have a right of first refusal. We also lease approximately 2.5 additional acres of real property located adjacent to the Barbary Coast. The lease expires on December 31, 2003. The lease provides for rental payments of $125,000 per annum. We use the 2.5-acre property as a parking lot for our employees and for valet parking. The landlord has the right to terminate the lease upon six months prior notice to us if it requires the use of the property for its own business purposes (which excludes leaving the property vacant or leasing it to third parties prior to January 1, 2003). If this lease expires or is terminated by the landlord we and our employees will be inconvenienced. We will need to find alternative parking for Barbary Coast employees, as we did prior to entering into this lease, and we may need to seek alternative access for deliveries and maintenance purposes. Our payments under these leases were approximately $300,000 for the year ended December 31, 2001 and approximately $75,000 for the three months ended March 31, 2002.

In 2001, we purchased approximately 55 acres on Las Vegas Boulevard six miles south of Tropicana Avenue adjacent to Interstate 15 and near the Silverado Ranch master-planned community for approximately $11.9 million. We intend to develop a new locals-oriented hotel-casino on this parcel. Subject to receiving required governmental approvals and developing market conditions, we currently plan to begin construction in the latter half of 2003 of a hotel-casino at this site with amenities comparable to those at the Suncoast. This site is located in an enterprise gaming zone.

Legal Proceedings

We are currently, and are from time to time, involved in litigation arising in the ordinary course of our business. We are currently subject to lawsuits in which the plaintiffs have sought punitive damages. We intend to continue to defend the lawsuits vigorously. We do not believe that such litigation, including the foregoing proceedings, will, individually or in the aggregate, have a material adverse effect on our financial position, results of operations or cash flows.

NEVADA REGULATION AND LICENSING

The ownership and operation of casino gaming facilities in Nevada are subject to (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the “Nevada Act”), and (ii) various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada Board and the Clark County Board. The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to as the “Nevada Gaming Authorities.”

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which seek to, among other things, (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity, (ii) establish and maintain responsible accounting practices and procedures, (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities, (iv) prevent cheating and fraudulent practices and (v) provide a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations.

Our wholly-owned subsidiary, Coast Hotels, which operates The Orleans, the Gold Coast, the Suncoast and the Barbary Coast, is licensed by the Nevada Gaming Authorities and is a corporate licensee (a “Corporate Licensee”) under the terms of the Nevada Act. The gaming licenses require the periodic payment of fees and taxes and are not transferable. Coast Casinos is registered with the Nevada Commission as a publicly traded corporation (a “Registered Corporation”) and has been found suitable to own the stock of Coast Hotels. As a Registered Corporation, Coast Casinos is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may request. No person may become a stockholder of, or receive any percentage of the profits from, Coast Hotels without first obtaining licenses and approvals from the Nevada Gaming Authorities. Coast Casinos and Coast Hotels have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities at our hotel-casinos.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Coast Hotels or Coast Casinos in order to determine whether such individual is suitable or should be licensed as a business associate of a Corporate Licensee or a Registered Corporation. Officers, directors and certain key employees of Coast Hotels must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of Coast Casinos who are actively and directly involved in our gaming activities may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee of Coast Casinos or Coast Hotels unsuitable for licensing or unsuitable to continue having a relationship with Coast Casinos or Coast Hotels, Coast Casinos and Coast Hotels would have to sever all relationships with such person. In addition, the Nevada Commission may require Coast Casinos and Coast Hotels to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

Coast Casinos and Coast Hotels are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by Coast Casinos must be reported to, or approved by, the Nevada Commission.

If it were determined that the Nevada Act was violated by Coast Hotels, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Coast Hotels, Coast Casinos and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Coast Hotels’ gaming properties and, under certain circumstances, earnings generated during the supervisor’s appointment (except for the reasonable rental value of Coast Hotels’ gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect Coast Casinos’ gaming operations.

Any beneficial holder of a Registered Corporation’s voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of a Registered Corporation’s voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation’s voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation’s voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 15% of a Registered Corporation’s voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of a Registered Corporation, any change in a Registered Corporation’s corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:(i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Coast Casinos is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Coast Hotels or Coast Casinos, Coast Casinos (i) pays that person any dividend or interest upon voting securities of Coast Casinos, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities, including, if necessary, the immediate purchase of such voting securities for cash at fair market value.

The Nevada Commission may, in its discretion, require the holder of any debt security of a Corporate Licensee or a Registered Corporation to file applications, be investigated and be found suitable to own the debt security. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Corporate Licensee or the Registered Corporation can be sanctioned, including the loss of its licenses, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

Coast Casinos and Coast Hotels are required to maintain current stock ledgers in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Coast Casinos and Coast Hotels are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require Coast Casinos’ stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.

Licensed Corporations and Registered Corporations such as Coast Hotels and Coast Casinos may not make public offerings of their securities without the prior approval of the Nevada Commission if the securities or proceeds there from are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to require or extend obligations incurred for such purposes. This offering qualifies as a public offering (as such term is defined in the Nevada Act). The Nevada Commission has previously granted exemptions from this prior approval process to Coast Casinos which apply to this offering. Approval of a public offering, if given, will not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

We are required to obtain an administrative approval from the Chairman of the Nevada Board in order to list Coast Casinos’ common stock on the New York Stock Exchange. We are in the process of making the application for approval and believe it will be obtained before this offering is consummated.

Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission with respect to a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as a part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by a Registered Corporation’s Board of Directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purposes of acquiring control of the Registered Corporation.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee’s respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer’s or distributor’s license, also pay certain fees and taxes to the State of Nevada.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, “Licensees”), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

We may pursue development opportunities in other jurisdictions and we expect that if we do so we will be subject to similar rigorous regulatory standards in each other jurisdiction in which we seek to conduct gaming operations. There can be no assurance that regulations adopted, permits required or taxes imposed, by other jurisdictions will permit profitable operations by us in those jurisdictions.

MANAGEMENT

The following tables set forth the names and ages of our directors and executive officers, their respective positions and the expiration dates of their respective terms as of May 31, 2002.

Name	Age	Position(s) Held	Term Expires
Michael J. Gaughan	59	Chairman of the Board and Chief Executive Officer	2003
Harlan D. Braaten	51	Director, President and Chief Operating Officer	2003
Gage Parrish	48	Director, Vice President, Chief Financial Officer and Assistant Secretary	2003
F. Michael Corrigan(1)(2)	66	Director	2004
Charles Silverman(2)	69	Director	2004
Joseph Blasco(1)(2)	58	Director	2004
J. Tito Tiberti	57	Director and Secretary	2005
Jerry Herbst	64	Director and Treasurer	2005
Franklin Toti	63	Director and Vice President of Casino Operations	2005

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

Michael J. Gaughan.    Mr. Gaughan has been a director of Coast Casinos since its formation in September 1995 and is the Chairman of the Board and Chief Executive Officer of Coast Casinos. His current term as a director expires in 2003. He is also a director and Chairman of the Board and Chief Executive Officer of Coast Hotels. Mr. Gaughan was a general partner of the Barbary Coast Partnership from its inception in 1979 until January 1, 1996, the effective date of the reorganization. Mr. Gaughan served as the managing general partner of the Gold Coast Partnership from its inception in December 1986 until the effective date of the Reorganization. Mr. Gaughan and Mr. Herbst were the sole stockholders of Gaughan-Herbst, Inc., which was the sole corporate general partner of the Gold Coast Partnership prior to the Reorganization. Mr. Gaughan has been involved in the gaming industry since 1960 and has been licensed as a casino operator since 1967.

Harlan D. Braaten.    Mr. Braaten joined Coast Casinos as the President, Chief Financial Officer and a director in October 1995, and was appointed Chief Operating Officer in February 1996. His current term as a director expires in 2003. Mr. Braaten is also the President and Chief Operating Officer of Coast Hotels. Prior to joining Coast Casinos, Mr. Braaten was employed in various capacities, including the general manager and, most recently, senior vice president, treasurer and chief financial officer of Rio Hotel and Casino, Inc. in Las Vegas. From March 1989 to February 1991, Mr. Braaten was vice president, finance of MGM/Marina Hotel and Casino in Las Vegas, Nevada. Prior thereto, from November 1983 to March 1989, Mr. Braaten was property controller for Harrah’s in Reno, Nevada. Mr. Braaten has over 24 years of experience in the Nevada gaming industry.

Gage Parrish.    Mr. Parrish was named Vice President, Finance, Assistant Secretary and a director of Coast Casinos and Coast Hotels in October 1995 and was promoted to Chief Financial Officer in February 1996. His current term as a director expires in 2003. From 1986, until 1995, he was the Controller and Chief Financial Officer of the Gold Coast Partnership. From 1981 to 1986, Mr. Parrish served as Assistant Controller of the Barbary Coast Partnership. Mr. Parrish is a certified public accountant and has approximately 24 years of experience in the gaming industry.

F. Michael Corrigan.    Mr. Corrigan was elected as a director of Coast Casinos and Coast Hotels effective as of March 1, 1996. His current term as a director expires in 2004. Since July 1989, Mr. Corrigan has served as the chief executive officer of Corrigan Investments, Inc., which owns and manages real estate in Nevada and Arizona. In addition, Mr. Corrigan is the Chief Executive Officer of Corstan, Inc., a mortgage banking company, and was previously the owner, President and Chief Operating Officer of Stanwell Mortgage, a Las Vegas mortgage company.

Charles Silverman.    Mr. Silverman was elected as a director of Coast Casinos and Coast Hotels effective as of March 1, 1996. His current term as a director expires in 2004. Mr. Silverman is the President and sole stockholder of Yates-Silverman, Inc., which specializes in developing theme-oriented interiors and exteriors and is a leading designer of hotels and casinos. Completed projects of Yates-Silverman, Inc. include New York-New York, Excalibur, Circus Circus, Luxor, the Trump Taj Mahal, Trump Castle and Atlantic City Showboat.  Yates-Silverman, Inc. also served as the principal designer for The Orleans and the Suncoast. Mr. Silverman has served as the president of Yates-Silverman, Inc. since its inception in 1971.

Joseph A. Blasco.  Mr. Blasco was elected as a director of Coast Casinos and Coast Hotels effective as of December 16, 1996. His current term as a director expires in 2004. Since 1984, Mr. Blasco has been a partner in the real estate development partnership that developed the Spanish Trail community in Las Vegas, a project that includes over 1,200 homes, a 27-hole golf course and a country club. Mr. Blasco is currently the managing General Partner of United Realty Investments, a real estate development and management company in Las Vegas. He is also general partner in two real estate development partnerships, Summer Trail LLC and Trop-Edmond Ltd.

J. Tito Tiberti.    Mr. Tiberti has been a director, and Secretary of Coast Casinos and Coast Hotels since their formation in September 1995. His current term as a director expires in 2005. Mr. Tiberti is the president, a director and a stockholder of, and together with his immediate family, controls Tiberti Construction, a construction company which served as the general contractor for the construction of The Orleans and the Suncoast and is also serving as general contractor for our planned expansions and remodel at The Orleans, the Gold Coast and the Suncoast. He has also served as managing general partner of The Tiberti Company, a real estate rental and development company, since 1971. The Tiberti Company is the lessor of the real property site for The Orleans. Mr. Tiberti has been involved in the gaming industry for 23 years and was a general partner of the Barbary Coast Partnership prior to the formation of Coast Casinos and Coast Hotels.

Jerry Herbst.    Mr. Herbst has been a director, Treasurer and Assistant Secretary of Coast Casinos and Coast Hotels since their formation in September 1995. His current term as a director expires in 2005. Mr. Herbst has been the president of Terrible Herbst Oil Company, an owner and operator of gas stations and car washes, since 1959. Mr. Herbst and Mr. Gaughan were the sole stockholders of Gaughan-Herbst, Inc., which was the sole corporate general partner of the Gold Coast Partnership prior to the formation of Coast Hotels. Mr. Herbst has served as a member of the board of directors of Nevada Power Company since 1990 and of Edelbrock Corporation since 1994.

Franklin Toti.    Mr. Toti has been a director of Coast Casinos and Coast Hotels since October 5, 1998. His current term expires in 2005. He has been Vice President of Casino Operations for Coast Casinos and Coast Hotels since January 1, 1996. Mr. Toti was a general partner and Casino Manager of the Barbary Coast Partnership from its inception in 1979 until January 1, 1996, the effective date of the reorganization in which the Barbary Coast Partnership and the Gold Coast Partnership consolidated with Coast Casinos and Coast Hotels. Mr. Toti has 41 years of experience in the gaming industry.

Our directors who are also employees of Coast Casinos or Coast Hotels receive no compensation for service on the Board of Directors or its committees. All other directors receive an annual director’s fee of $24,000, payable quarterly in arrears. Directors may also be reimbursed for out-of-pocket expenses incurred in connection with attending Board of Director or committee meetings.

Executive Compensation and Other Information

The following table sets forth all compensation earned by or paid by Coast Hotels during 1999, 2000 and 2001 to each executive officer (the “Named Executive Officers”) whose compensation exceeded $100,000 in all capacities in which they served.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	All Other Compensation(1)
Michael J. Gaughan	2001	$300,000	$—	$4,234
Chairman of the Board and Chief	2000	$300,000	$—	$4,361
Executive Officer of Coast Casinos	1999	$300,000	$—	$4,000
Harlan D. Braaten	2001	$325,000	$162,500	$2,642
President and Chief Operating	2000	$300,000	$150,000	$4,361
Officer of Coast Casinos	1999	$275,000	$137,500	$3,150
Gage Parrish	2001	$250,000	$25,000	$3,438
Vice President, Chief Financial Officer	2000	$225,000	$—	$4,361
and Asst. Secretary of Coast Casinos	1999	$212,500	$15,000	$3,900

(1)	The amounts reflect matching contributions paid to our 401(k) Profit Sharing Plan and Trust.

Stock Option Grants

None of our Named Executive Officers were granted stock options in fiscal year 2001.

The following table presents information as of December 31, 2001:

Plan Category	Shares Underlying Options	Weighted Average Exercise Price	Shares Available for Future Issuance
Equity Compensation Plan Approved by our Stockholders	35,415	$100.00	184,585

Stock Option Exercises and Holdings

None of our Named Executive Officers exercised any options in fiscal year 2001.

The value of unexercised in-the-money options at December 31, 2001, is calculated based on a value of $             per share of our common stock, less the per share exercise price multiplied by the number of shares issued upon exercise of the options.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Gaughan	0	0	$0	$0
Harlan D. Braaten	30,415	0		0
Gage Parrish	5,000	0		0

Compensation Committee Interlocks and Insider Participation

All compensation determinations since 1996 with respect to the Named Executive Officers have been made by the Compensation Committee. No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Employee Benefit Plans

Bonus Plan

In 1996, we established a bonus plan designed to reward executive officers and other key employees for their contributions to our business objectives and operating results. Bonuses may be awarded in the discretion of the Board of Directors based upon achievement of financial targets established by the Board of Directors on an annual basis, and generally will be equal to a percentage of the recipient’s base salary, depending on the target achieved.

Retirement Plan

We maintain a defined contribution (401(k)) plan for all of our employees except the employees of the Barbary Coast covered by the collective bargaining agreements. The employees may elect to defer up to 100% of their annual compensation, subject to statutory limits. We make matching contributions of 50% of up to the first 6% of the employees’ wages. If an employee contributes 6% or more of their wages, we increase our matching contributions to 4%. Our contribution expense for the plan was $1.1 million, $1.6 million and $1.7 million for the years ended December 31, 1999, 2000 and 2001, respectively. We contributed $4,234, $2,642, and $3,438 on behalf of Messrs. Gaughan, Braaten and Parrish, respectively, and $10,314 on behalf of all executive officers as a group in fiscal year 2001. In addition to our 401(k) contributions, we contribute to the multi-employer plans under the collective bargaining agreements at the Barbary Coast.

Stock Plan

Our 1996 Stock Incentive Plan (the “Stock Plan”) provides for the grant of stock options and stock purchase rights to employees and directors of the Coast Casinos and its subsidiaries and affiliates. Under the Stock Plan, we may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options not intended to qualify as incentive stock options, and rights to purchase restricted stock. All incentive stock options granted under the Stock Plan must be granted by December 20, 2006. As of the date of this prospectus, we have granted options to purchase 35,415 shares common stock, no shares of common stock have been issued pursuant to the Stock Plan and 184,585 shares were available for future grant under the Stock Plan. The Stock Plan was approved by the Board of Directors on December 20, 1996, and approved by our stockholders on March 14, 1997.

The Stock Plan is administered by the Board of Directors or a committee thereof. Subject to the provisions of the Stock Plan, the Board of Directors or committee has the authority to select the persons to whom awards are granted and determine the terms of each award, including (i) the number of shares of Common Stock covered by an award, (ii) when the award becomes exercisable, (iii) the exercise price of the award and (iv) the duration of the option (which may not exceed ten years). Generally options vest over four years and must be exercised within ten years. All options are non-transferable other than by will or the laws of descent and distribution.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We maintain numerous racetrack dissemination contracts with Las Vegas Dissemination Company, Inc. (“LVDC”). Michael J. Gaughan’s son is the president and sole stockholder of LVDC. LVDC provides certain dissemination and pari-mutuel services to the Gold Coast, the Barbary Coast, The Orleans and the Suncoast. LVDC has been granted a license by the Nevada Gaming Authorities to disseminate live racing for those events and tracks for which it contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services in the State of Nevada. Under these dissemination contracts, we pay to LVDC an average of 3% of the wagers accepted for races held at the racetracks covered by the respective contracts. We also pay to LVDC a monthly fee for race wire services. For the fiscal year ended December 31, 2001 and the three-month period ended March 31, 2002, we incurred expenses payable to LVDC of approximately $1.4 million and $300,000, respectively. The terms on which such services are provided are regulated by the Nevada Gaming Authorities.

J. A. Tiberti Construction Company (“Tiberti Construction”) served as the general contractor for the original construction of the Gold Coast and for certain expansions thereof, and for the original construction of the Barbary Coast and all expansions thereof. Tiberti Construction was also the general contractor for the original construction of The Orleans, and for the expansions in 1997, 1999 and 2001, as well as the general contractor for the construction of the Suncoast. J. Tito Tiberti owns approximately 5.8% of the outstanding common stock of Coast Casinos, and is a director and Secretary of Coast Hotels and Coast Casinos. Mr. Tiberti is the president, a director and stockholder of, and together with his immediate family members, controls Tiberti Construction. For the year ended December 31, 2001 we incurred expenses payable to Tiberti Construction of approximately $63.4 million. At December 31, 2001, we had construction accounts payable to Tiberti Construction of approximately $21.6 million. Although no formal contracts have been entered into, we anticipate that we will incur expenses payable to Tiberti Construction of approximately $105.0 million in 2002, of which $37.7 million was expended in the quarter ended March 31, 2002, in connection with our proposed capital improvement projects at several of our hotel-casinos.

We have entered into a ground lease with the Tiberti Company, a Nevada general partnership, with respect to the real property on which The Orleans is located. Mr. Tiberti, a director of Coast Hotels and a director and stockholder of Coast Casinos, is the managing partner of the Tiberti Company. We paid to the Tiberti Company approximately $2.4 million for the fiscal year ended December 31, 2001. During the quarter ended March 31, 2002, we incurred expenses payable to the Tiberti Company of approximately $625,000.

Michael J. Gaughan and Franklin Toti are owners of LGT Advertising, which serves as our advertising agency. LGT Advertising purchases advertising for our casinos from third parties and passes any discounts directly through to us. LGT Advertising receives no compensation or profit for such activities, and invoices us for actual costs incurred. LGT Advertising uses our facilities and employees in rendering its services, but does not pay any compensation to us for such use. Messrs. Gaughan and Toti receive no compensation from LGT Advertising. Advertising expenses payable to LGT Advertising were approximately $8.3 million for the year ended December 31, 2001 and approximately $1.9 million for the quarter ended March 31, 2002.

We have purchased certain of our equipment and inventory for our operations from RJS Inc., a Nevada corporation that is owned by Michael J. Gaughan’s father and Steven Delmont, our restaurant manager. RJS invoices us for actual costs incurred. For the fiscal year ended December 31, 2001 and for the quarter ended March 31, 2002, we incurred expenses payable to RJS of approximately $2.7 million and $512,000, respectively.

Michael J. Gaughan is the majority stockholder of Nevada Wallboards, Inc., a Nevada corporation (“Nevada Wallboards”), which prints wallboards and parlay cards for the use in our race and sports books. Mr. Gaughan receives no compensation from Nevada Wallboards. For the fiscal year ended December 31, 2001 and for the quarter ended March 31, 2002, we incurred expenses payable to Nevada Wallboards of approximately $252,000 and $51,000, respectively.

Charles Silverman, a director of Coast Hotels and Coast Casinos, is the president of Yates-Silverman, Inc., which served as the designer of The Orleans and the Suncoast. For the fiscal year ended December 31, 2001 we incurred expenses payable to Yates-Silverman of $947,000. We anticipate incurring expenses payable in 2002 to Yates-Silverman of approximately $600,000 related to our capital improvement projects, of which approximately $140,000 was expensed during the quarter ended March 31, 2002.

Coast Hotels promotes The Orleans by advertising on NASCAR racecars operated by Orleans Motor Sports, Inc. In 2001 we spent $332,000 in connection with this promotion, and we anticipate spending $480,000 in 2002, of which approximately $121,000 was spent during the quarter ended March 31, 2002. Brendan Gaughan, the main driver employed by Orleans Motorsports, Inc. is the son of Michael J. Gaughan.

Michael J. Gaughan, Jr., the son of Michael J. Gaughan, and David Ross, the general manager of the Suncoast, are owners of Las Vegas Vacations (“LVV”), a travel agency which markets our hotel-casino properties to residents of Vancouver, Canada. We have agreed to fund any operating losses of LVV which may arise from administrative expenses in excess of travel commissions earned by LVV. During the year ended December 31, 2001 and the three months ended March 31, 2002, we paid LVV $80,000 and $0, respectively, under our agreement to fund operating losses of LVV. We received payments from LVV of $131,000 and $22,000 for the year ended December 31, 2001 and the three months ended March 31, 2002, respectively, for LVV’s purchase of hotel room-nights from us to be included in certain LVV travel packages.

We operate a satellite sports book at the Union Plaza Hotel and Casino, a hotel-casino in Las Vegas which is owned primarily by Jackie Gaughan, Michael J. Gaughan’s father. We co-mingle the sports book wagers generated at the Union Plaza with the other sports book wagers accepted at our hotel-casinos. The Union Plaza is allocated a pro-rata share of the net sports book winnings or losses, based on the percentage of wagers placed at Union Plaza, after taking into account our direct costs of operating the sports book at the Union Plaza. These costs include labor costs, advertising costs, printing costs and state and federal taxes.

Michael J. Gaughan, Jr. is the general manager of the Barbary Coast. As such, he received a salary of $131,753 and a bonus of $15,000 for the fiscal year ended December 31, 2001. We expect to pay him a similar salary for the current fiscal year. We have not entered into any formal contract with Michael J. Gaughan, Jr. regarding his employment.

The foregoing transactions are believed to be on terms no less favorable to the Company than could have been obtained from unaffiliated third parties and were approved by a majority of the disinterested directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of May       , 2002 and as adjusted to give effect to the              for one stock dividend to be declared and paid prior to consummation of this offering by (i) each person who, to our knowledge, owns more than 5% of the outstanding common stock, (ii) each director of Coast Casinos, and (iii) each Named Executive Officer, (iv) all directors and executive officers of the Coast Casinos as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by them.
		Percent of Ownership
Name (1)	Number of shares beneficially owned prior to this offering	Prior to this offering	After this offering
Michael J. Gaughan	457,928.97	31.3%
Jerry Herbst	265,488.08	18.2%
Jimma Lee Beam	104,529.41	7.1%
Franklin Toti	99,776.47	6.8%
J. Tito Tiberti(2)	84,511.47	5.8%
Harlan D. Braaten(3)	30,415.00	2.0%
F. Michael Corrigan	5,263.24	*
Gage Parrish(4)	5,000.00	*
Joseph Blasco	500.00	*
Charles Silverman	500.00	*
All directors and executive officers as a group (nine persons)(5)	949,383.23	63.4%

*	Represents holdings of less than one percent.
(1)
The address of Messrs. Gaughan, Toti, Braaten, Parrish, Blasco and Silverman is 4500 West Tropicana Avenue, Las Vegas, Nevada 89103. The address of Mr. Herbst is 5195 Las Vegas Boulevard South, Las Vegas, Nevada 89119. The address of Mr. Tiberti is 1806 South Industrial Road, Las Vegas, Nevada 89102. The address of Ms. Beam is 2409 Windjammer Way, Las Vegas, Nevada 89107. The address of Mr. Corrigan is 4100 West Flamingo Road, Las Vegas, Nevada 89103.

(2)
Includes 600 shares held by trusts for the benefit of Mr. Tiberti’s children and 2,000 shares held by a partnership of which trusts for the benefit of Mr. Tiberti’s children are indirect partners, as to which Mr. Tiberti disclaims beneficial ownership.

(3)	Includes options to purchase 30,415 shares of common stock.
(4)	Includes options to purchase 5,000 shares of common stock.
(5)	Includes options to purchase 35,415 shares of common stock.

SELLING STOCKHOLDERS

The following table and the notes thereto set forth information as of immediately prior to and after the closing of this offering relating to beneficial ownership of our common stock by the selling stockholders.

	Prior to this Offering		Number of Shares of Common Stock to be Sold	After this Offering
Name of Beneficial Owner	Number of Shares	Percent of Shares		Number of Shares	Percent of Shares

*	Represents holdings of less than one percent.
(1)

DESCRIPTION OF CAPITAL STOCK

Prior to consummation of this offering, we will effect a     to-1 stock split of the common stock through a stock dividend. The following summary description of our capital stock is qualified in its entirety by reference to the form of Amended Articles of Incorporation and the Bylaws, a copy of each of which is filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Coast Casinos, including the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of Coast Casinos, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of common stock have no cumulative voting or preemptive or subscription rights. The common stock is not subject to redemption or any further calls or assessments. All outstanding shares of the common stock will be fully paid and non-assessable.

Preferred Stock

The preferred stock may be issued from time to time in one or more series at the discretion of the Board of Directors without submitting a proposal regarding the issuance of such shares to a vote of the holders of common stock. The Board of Directors is authorized, with respect to each series of preferred stock, to prescribe such series and the number of such series, together with the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the rights of holders of common stock and under certain circumstances make it more difficult for a third party to gain control of Coast Casinos.

Certain Charter and Bylaw Provisions

Our Articles of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors, rather then pursue non-negotiated takeover attempts. These provisions include a classified Board of Directors, advance notice requirements for director nominations and actions to be taken at annual meetings, the requirement for approval by 66 2/3% of the stockholder to amend certain provisions of the Articles of Incorporation and the availability of authorized but unissued blank check preferred stock.

Classified Board of Directors.    The Articles of Incorporation provides for a Board of Directors divided into three classes, with one class to be elected each year and serve for a three-year term. See “Management.” As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the Board of Directors. The classification of directors will effectively make it more difficult to change the composition of the Board of Directors and will instead promote a continuity of existing management.

Advance Notice Requirements.    The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting. The notice must contain certain information specified in the Bylaws.

Special Meetings of Stockholders.    The Bylaws provide that special meetings of the stockholders may be called only by the Board of Directors or the President or pursuant to a written request signed by the holders of a majority of the issued and outstanding shares of common stock, which request must state the purpose of the meeting.

Amendment of Articles of Incorporation.    The Articles of Incorporation require the approval of 66 2/3% of the voting shares for amending those provisions of the Articles of Incorporation relating to the classified Board of Directors and indemnification of officers, directors and agents.

Blank Check Preferred Stock.    The Articles of Incorporation provide for 10,000,000 authorized shares of preferred stock, none of which has yet been issued. The existence of authorized but unissued preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of Coast Casinos by means of merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Articles of Incorporation grant the Board of Directors broad discretion to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the Board of Directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of Coast Casinos. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Nevada Statutory Restrictions on Business Combinations/Corporate Control

The Nevada Combinations With Interested Stockholders Act (the “Business Combinations Act”) and the Nevada Acquisition of Controlling Interest Act (the “Control Shares Act”) may have the effect of delaying or making it more difficult to effect a change in control of Coast Casinos. Both the Business Combinations Act and the Control Shares Act are applicable only to corporations with 200 or more stockholders and, in the case of the Control Shares Act, those with at least 100 stockholders of record in Nevada. Subsequent to this offerings, we may have more than 200 stockholders and therefore may be subject to the Business Combinations Act and the Control Shares Act.

The Business Combinations Act prohibits an “interested stockholder” and a Nevada public corporation subject to the Business Combinations Act (a “corporation”) from entering into a “combination” unless certain conditions are met. A combination includes:

•
any merger or consolidation of a corporation or any of its subsidiaries with (i) an interested stockholder or (ii) any other corporation that after the merger or consolidation would be an affiliate or associate of the interested stockholder; or

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with an interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of a corporation, or (iii) representing 10% or more of the earning power or net income of a corporation.

An interested stockholder means:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation, or

•
an affiliate or associate of the corporation, that, at any time within the three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation.

A corporation may not engage in a combination with any interested stockholder within three years after the interested stockholder first became an interested stockholder unless the combination or purchase of shares first making such person an interested stockholder is approved by the board of directors before the interested stockholder first became an interested stockholder. If this approval is not obtained, then after the expiration of the three-year period, the business combination may only be consummated with:

•	the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or

•
after certain minimum statutory consideration requirements have been met with respect to the acquisition of all the capital stock of the corporation held by the disinterested stockholders immediately before the date the interested stockholder acquired such shares.

The Control Shares Act prohibits an acquirer, under certain circumstances, from voting shares of a Nevada corporation subject to the Control Shares Act (hereinafter, “target corporation”) after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation’s disinterested stockholders. The Control Shares Act specifies three thresholds:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; and

•	a majority or more, of the outstanding voting power of the corporation.

Once an acquirer exceeds one of these thresholds, those shares in an offer or acquisition and acquired within 90 days immediately preceding the date when the acquiring person became an acquiring person, become “control shares” and are deprived of the right to vote until that right is restored by a majority of the voting power of the corporation and a majority of the disinterested stockholders of each series or class, if such series or class would be adversely affected. The Control Shares Act also provides that in the event “control shares” are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the “control shares” may dissent in accordance with the statutory requirements and obtain payment for the fair value of their shares.

Listing

We have applied for listing of our common stock on the New York Stock Exchange under the symbol “    .”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock will be             .

SHARES ELIGIBLE FOR FUTURE SALE

Upon the closing of this offering, we will have outstanding              shares of Common Stock, of which              will be freely tradeable unless purchased by “affiliates” of Coast Casinos (as that term is defined in Rule 144 promulgated under the Securities Act), and of which              will be “restricted securities” for purposes of the Securities Act and may not be sold in the absence of registration under the Securities Act other than pursuant to Rule 144 or another applicable exemption from registration under the Securities Act.

In general, under Rule 144 as currently in effect, subject to the satisfaction of certain conditions, a person (or persons whose shares are aggregated), including an affiliate of Coast Casinos, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, in brokerage transactions within any three-month period, a number of shares equal to the greater of (i) one percent of the total number of shares of the same class then outstanding or (ii) the average weekly trading volume during the four calendar weeks preceding the sale.

A person who has not been an affiliate of Coast Casinos for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years (or such shorter period as may be required under Rule 144) is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

We, our executive officers and directors, all of our existing stockholders and all option holders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock, except that we may issue shares of common stock upon exercise of stock options outstanding at the time of this offering. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC and Morgan Stanley & Co. Incorporated may, in their sole discretion, release all or some of the securities from these lock-up agreements.

No prediction can be made as to the effect, if any, that future sales of shares, or availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock, with the result that our ability to raise additional capital in the equity markets could be adversely affected.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock purchased pursuant to this offering by a holder that, for U.S. federal income tax purposes, is not a “U.S. person”, as we define that term below. A beneficial owner of our common stock who is not a U.S. person is referred to below as a “non-U.S. holder.” This summary is based upon current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, administrative rulings of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, resulting in United States federal tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.

This summary is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a capital asset (generally, property held for investment). This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or under United States federal estate or gift tax laws (except as specifically described below). In addition, this summary does not address tax considerations that may be applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	persons subject to the alternative minimum tax;

•	banks, insurance companies or other financial institutions;

•	U.S. expatriates;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that will hold common stock as a position in a hedging transaction, “straddle”, “conversion transaction” or other risk reduction transaction for tax purposes; or

•	persons deemed to sell common stock under the constructive sale provisions of the Code.

In addition, if a partnership (including any entity treated as a partnership for United States tax purposes) is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this discussion, a U.S. person means any one of the following:

•	a citizen or resident of the U.S.;

•
a corporation (including any entity treated as a corporation for U.S. tax purposes) or partnership (including any entity treated as a partnership for U.S. tax purposes) created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, the administration of which is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a U.S. person.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

If distributions are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against and reduce your adjusted tax basis in our common stock, and then as gain. Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at the rate of 30%. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. If the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such non-U.S. holder, the dividend will not be subject to any withholding tax (provided certain certification requirements are met, as described below) but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders under certain circumstances, the branch profits tax.

In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor forms as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund. If a non-U.S. holder holds our common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with certain certification requirements.

Gain on disposition

A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met; or

•
our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (i) the period after June 18, 1980, during which you hold our common stock or (ii) the 5-year period ending on the date you dispose of our common stock.

Whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets. It is possible that we are or will become a USRPHC in the future. As long as our common stock is regularly traded on an established securities market, however, such common stock will be treated as United States real property interests only if, in general, a non-U.S. holder holds more than 5 percent of such regularly traded common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Gain described in the second bullet point above will be subject to a flat 30% U.S. federal income tax, which may be offset by U.S. source capital losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

U.S. federal estate taxes

Our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

Backup withholding at the rate of up to 31% will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder of our common stock if the holder has provided its taxpayer identification number or the required certification that it is not a U.S. person as described above. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with certain connections with the U.S., unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Payment of the proceeds from a disposition by a non-U.S. holder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Banc of America Securities LLC
Morgan Stanley & Co. Incorporated

Total

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $[            ] per share. The underwriters also may allow, and any dealers may reallow, a concession of not more than $[            ] per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. Our common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

We and the selling stockholders have granted an option to the underwriters to buy up to [            ] and [            ] additional shares of our common stock, respectively. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above. We will pay the expenses associated with the exercise of the over-allotment option.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share
Total

The expenses of this offering, not including the underwriting discounts and commissions, are estimated to be $[            ] million and are payable by us. The underwriters have agreed to reimburse us for a portion of our expenses incurred in connection with this offering.

We, our executive officers and directors, all of our existing stockholders and all option holders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock, except that we may issue shares of common stock upon exercise of stock options outstanding at the time of this offering. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC and Morgan Stanley & Co. Incorporated may, in their sole discretion, release all or some of the securities from these lock-up agreements.

We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter-market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the underwriters and us. The primary factors to be considered in the negotiations are:

•	our history and prospects, and the history and prospects of the industry in which we compete;

•	our past and present financial performance;

•	an assessment of our management;

•	the present state of our development;

•	our prospects for future earnings;

•	the prevailing market conditions of the U.S. securities markets at the time of this offer;

•	market valuations of publicly traded companies that we and the underwriters believe to be comparable to us; and

•	other factors deemed relevant by the underwriters and us.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by this prospectus. The underwriters, at our request, have reserved for sale to our employees, strategic partners and other individuals associated with us and members of their families, up to five percent of the shares being offered by this prospectus at the initial public offering price. The sales will be made by Banc of America Securities LLC through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any employees, strategic partners or other persons purchasing such reserved shares will be prohibited from disposing of or hedging such shares for a period of at least 180 days after the date of this prospectus.

Banc of America Securities LLC is a member of the National Association of Securities Dealers, Inc. (“NASD”). Because we may use more than 10% of the net proceeds from this offering to repay Bank of America, N.A., an affiliate of Banc of America Securities LLC and one of the lenders under our senior secured credit facility, this offering is being conducted in accordance with the applicable requirements of Conduct Rule 2720 of the NASD regarding the underwriting of securities of a company with which a member has a conflict of interest within the meaning of that rule. Conduct Rule 2720(c)(3) requires that the public offering price of an equity security must be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence in connection with that preparation. Morgan Stanley & Co. Incorporated has agreed to act as qualified independent underwriter with respect to this offering. The public offering price of our common stock will be no higher than that recommended by Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated will not receive any compensation for acting in this capacity in connection with this offering; however, we have agreed to indemnify Morgan Stanley & Co. Incorporated in its capacity as qualified independent underwriter against certain liabilities under the Securities Act. Additionally, in accordance with Conduct Rule 2720(l), no member of the NASD participating in the offering will execute a transaction in the common stock in a discretionary account without the prior specific written approval of the member’s customer.

The underwriters, and certain of their affiliates, have from time to time provided investment banking and financial advisory services to us and received customary fees for such services. Bank of America, N.A., an affiliate of Banc of America Securities LLC, serves as the Administrative Agent and a lender under the senior secured credit facility. Any of the underwriters or their respective affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, including the provision of advisory services and the making of loans to us and our affiliates, for which they would receive customary fees or other payments.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California, and by McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, Reno, Nevada. Certain legal matters will be passed upon for the underwriters by Latham & Watkins, Los Angeles, California.

EXPERTS

The consolidated financial statements of Coast Resorts, Inc. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed a registration statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act to register the shares of common stock that we are offering. As allowed by the Commission’s rules, this prospectus does not contain all of the information that you can find in the registration statement and its exhibits. As a result, the statements made in this prospectus concerning the contents of a contract, agreement or other document are not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (202) 942-8090 for further information on the public reference rooms. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

You may request a free copy of these filings, including the documents listed below, by writing us at Attn.: Investor Relations, Coast Resorts, Inc., 4500 West Tropicana Avenue, Las Vegas, Nevada 89103, or telephoning us at (702) 365-7000.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULES

Page
Consolidated Financial Statements

Report of Independent Accountants	F-2

Consolidated Balance Sheets of Coast Resorts, Inc. and Subsidiary as of December 31, 2000 and 2001	F-3

Consolidated Statements of Operations of Coast Resorts, Inc. and Subsidiary for the years ended December 31, 1999, 2000 and 2001	F-4

Consolidated Statements of Stockholders’ Equity of Coast Resorts, Inc. and Subsidiary for the years ended December 31, 1999, 2000 and 2001	F-5

Consolidated Statements of Cash Flows of Coast Resorts, Inc. and Subsidiary for the years ended December 31, 1999, 2000 and 2001	F-6

Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets of Coast Resorts, Inc. and Subsidiary as of December 31, 2001 and March 31, 2002	F-23

Condensed Consolidated Statements of Operations of Coast Resorts, Inc. and Subsidiary for the three months ended March 31, 2001 and 2002	F-24

Condensed Consolidated Statements of Cash Flows of Coast Resorts, Inc. and Subsidiary for the three months ended March 31, 2001 and 2002	F-25

Condensed Consolidated Statements of Stockholders’ Equity of Coast Resorts, Inc. and Subsidiary for the year ended December 31, 2001 and the three months ended March 31, 2002	F-26

Notes to Condensed Consolidated Financial Statements	F-27

REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholders of
Coast Resorts, Inc. and Subsidiary

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Coast Resorts, Inc. and Subsidiary as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Coast Resorts’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Las Vegas, Nevada
February 5, 2002, except for Note 6
as to which the date is March 19, 2002

COAST RESORTS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2000 and 2001
(dollars in thousands, except share data)

	2000	2001
ASSETS

Current Assets:
Cash and cash equivalents	$43,560	$43,350
Accounts receivable, less allowance for doubtful accounts of $713 (2000) and $873 (2001)	5,658	6,371
Inventories	7,220	7,327
Prepaid expenses	7,526	7,305
Other current assets	9,538	5,707

Total current assets	73,502	70,060
Property and equipment, net	485,925	579,545
Other assets	7,772	7,807

	$567,199	$657,412

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$16,308	$13,138
Accrued liabilities	38,208	41,061
Construction accounts payable	4,868	34,053
Current portion of long-term debt	2,430	148

Total current liabilities	61,814	88,400
Long-term debt, less current portion	353,337	369,376
Deferred income taxes	11,417	19,251
Deferred rent	20,330	23,868

Total liabilities	446,898	500,895

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 2,000,000 shares authorized, 1,463,178 (2000) and 1,461,178 (2001) shares issued and outstanding	15	15
Treasury stock	(3,118)	(3,333)
Additional paid-in capital	95,398	95,398
Retained earnings	28,006	64,437

Total stockholders’ equity	120,301	156,517

	$567,199	$657,412

The accompanying notes are an integral part of these consolidated financial statements.

COAST RESORTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
For The Years Ended December 31, 1999, 2000 and 2001
(dollars in thousands, except share and per share data)

	1999	2000	2001
Operating Revenues:
Casino	$261,546	$298,421	$387,513
Food and beverage	72,697	84,752	106,898
Hotel	30,296	33,711	38,446
Other	29,110	31,183	36,740

Gross operating revenues	393,649	448,067	569,597
Less: promotional allowances	(35,325)	(39,142)	(51,613)

Net operating revenues	358,324	408,925	517,984

Operating Expenses:
Casino	127,195	137,195	174,236
Food and beverage	50,923	62,063	77,785
Hotel	12,923	13,788	15,071
Other	25,041	24,750	27,944
General and administrative	60,480	69,443	91,558
Pre-opening expenses	235	6,161	—
Land leases	3,770	3,396	5,060
Deferred rent	2,918	2,538	3,538
Depreciation and amortization	21,613	25,375	36,549

Total operating expenses	305,098	344,709	431,741

Operating income	53,226	64,216	86,243

Other Income (Expenses):
Interest expense	(22,503)	(27,954)	(30,635)
Interest income	450	470	405
Interest capitalized	612	4,511	1,048
Loss on disposal of assets	(192)	(60)	(1,815)

Total other income (expenses)	(21,633)	(23,033)	(30,997)

Income before income taxes and extraordinary item	31,593	41,183	55,246
Provision for income taxes	10,371	14,405	18,815

Income before extraordinary item	21,222	26,778	36,431
Extraordinary item – loss on early retirement of debt, net of applicable income tax benefit ($14,543)	(27,007)	—	—

Net income (loss)	$(5,785)	$26,778	$36,431

Basic income per share of common stock before extraordinary item	$14.35	$18.20	$24.91

Diluted income per share of common stock before extraordinary item	$14.35	$17.92	$24.32

Basic net income (loss) per share of common stock	$(3.91)	$18.20	$24.91

Diluted net income (loss) per share of common stock	$(3.91)	$17.92	$24.32

Basic weighted average shares outstanding	1,478,978	1,471,208	1,462,366

Diluted weighted average shares outstanding	1,478,978	1,494,066	1,497,781

The accompanying notes are an integral part of these consolidated financial statements.

COAST RESORTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For The Years Ended December 31, 1999, 2000 and 2001
(dollars in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock	Total
	Shares	Amount
Balances at December 31, 1998	1,494,353	$15	$95,398	$7,013	$—	$102,426
Repurchase of common stock	(15,375)	—	—	—	(1,538)	(1,538)
Net loss	—	—	—	(5,785)	—	(5,785)

Balances at December 31, 1999	1,478,978	15	95,398	1,228	(1,538)	95,103
Repurchase of common stock	(15,800)	—	—	—	(1,580)	(1,580)
Net income	—	—	—	26,778	—	26,778

Balances at December 31, 2000	1,463,178	15	95,398	28,006	(3,118)	120,301
Repurchase of common stock	(2,000)	—	—	—	(215)	(215)
Net income	—	—	—	36,431	—	36,431

Balances at December 31, 2001	1,461,178	$15	$95,398	$64,437	$(3,333)	$156,517

The accompanying notes are an integral part of these consolidated financial statements.

COAST RESORTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Years Ended December 31, 1999, 2000 and 2001
(dollars in thousands)

	1999	2000	2001
Cash flows from operating activities:
Net income (loss)	$(5,785)	$26,778	$36,431

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,613	25,375	36,549
Provision for bad debts	248	129	(160)
Loss on early retirement of debt	41,550	—	—
Loss on disposal of equipment	192	60	1,815
Deferred rent	3,708	3,598	3,538
Deferred income taxes	(3,099)	7,543	7,389
Amortization of debt offering costs	124	1,053	1,226
(Increase) decrease in operating assets:
Accounts receivable	(159)	(1,317)	(873)
Refundable income taxes	(870)	(5,005)	3,831
Inventories	(569)	(1,739)	(107)
Prepaid expenses and other assets	(117)	(1,635)	(420)
Increase (decrease) in operating liabilities:
Accounts payable	1,850	4,570	(3,170)
Accrued liabilities	5,805	5,427	2,853

Total adjustments	70,276	38,059	52,471

Net cash provided by operating activities	64,491	64,837	88,902

Cash flows from investing activities:
Capital expenditures, net of amounts in accounts payable	(49,242)	(176,956)	(112,178)
Proceeds from sale of assets	437	102	10,453

Net cash used in investing activities	(48,805)	(176,854)	(101,725)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	167,808	—	49,071
Early retirement of debt	(223,017)	—	—
Principal payments on long-term debt	(15,545)	(2,472)	(4,243)
Repurchase of common stock	(1,538)	(1,580)	(215)
Proceeds from borrowings under bank line of credit, net of financing costs	67,637	131,600	36,000
Repayments of borrowings under bank line of credit	(14,000)	(10,600)	(68,000)

Net cash provided by (used in) financing activities	(18,655)	116,948	12,613

Net increase (decrease) in cash and cash equivalents	(2,969)	4,931	(210)
Cash and cash equivalents, at beginning of year	41,598	38,629	43,560

Cash and cash equivalents, at end of year	$38,629	$43,560	$43,350

The accompanying notes are an integral part of these consolidated financial statements.

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Background Information and Basis of Presentation

Background Information

Coast Resorts, Inc. (the “Company” or “Coast Resorts”) is a Nevada corporation and serves as a holding company for Coast Hotels and Casinos, Inc. (“Coast Hotels”), also a Nevada corporation. Through its wholly-owned subsidiary, Coast Hotels, the Company owns and operates the following hotel-casinos in Las Vegas, Nevada:

•	The Orleans Hotel and Casino, which is located approximately one mile west of the Las Vegas Strip on Tropicana Avenue.

•	Gold Coast Hotel and Casino, which is located approximately one mile west of the Las Vegas Strip on Flamingo Road.

•	The Suncoast Hotel and Casino, which is located in the western Las Vegas valley. The Suncoast opened September 12, 2000.

•	Barbary Coast Hotel and Casino, which is located on the Las Vegas Strip.

On July 21, 1998, the Company contributed the capital stock of Coast West to Coast Hotels, as a result of which Coast West became a wholly owned subsidiary of Coast Hotels. In March 1999, Coast West was merged into Coast Hotels.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries through March 23, 1999, the date on which Coast West was contributed to Coast Hotels. The financial statements include the accounts of the Company and Coast Hotels and, from July 21, 1998 through March 23, 1999, its subsidiary, Coast West. All intercompany balances and transactions have been eliminated for all periods presented.

Effective January 1, 2001, the Company adopted Emerging Issues Task Force Issue 00-22 (the “Issue”) which requires cash discounts and certain other cash incentives related to gaming play be recorded as a reduction to gross casino revenues. The Issue requires that prior periods be restated. The Company previously recorded incentives as an operating expense and has reclassified prior period amounts of $4,207,000 (1999) and $10,602,000 (2000). There is no effect on previously reported net income.

Note 2 — Summary of Significant Accounting Policies

Inventories

Inventories, which consist primarily of food and beverage, liquor store, and gift shop merchandise, are valued at the lower of cost or market value (which is determined using the first-in, first-out and the average cost methods) except for the base stocks of bar glassware and restaurant china which are stated at original cost with subsequent replacements charged to expense.

Original Issue Discount and Debt Issue Costs

Original issue discount is amortized over the life of the related indebtedness using the effective interest method. Costs associated with the issuance of debt are deferred and amortized over the life of the related indebtedness also using the effective interest method.

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Equipment and Depreciation

Property and equipment are stated at cost. Expenditures for additions, renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in income. Depreciation is computed by the straight-line method over the estimated useful lives of property and equipment, which range from 5 to 15 years for equipment and 25 to 40 years for buildings and improvements.

During construction, the Company capitalizes interest and other direct and indirect development costs. Interest is capitalized monthly by applying the effective interest rate on certain borrowings to the average balance of expenditures. The interest that was capitalized was $612,000 (1999), $4,511,000 (2000) and $1,048,000 (2001).

Pre-opening and Related Promotional Expense

Prior to January 1, 1999, costs associated with the opening of new hotel-casinos or major additions to an existing hotel-casino, including personnel, training, certain marketing and other costs, were capitalized and charged to expense over management’s estimate of the period of economic benefit associated with such costs. Management believes that such period, with respect to major hotel-casinos, is within one fiscal quarter of the date of opening. Effective January 1, 1999, pre-opening costs are expensed as incurred. Pre-opening costs of $235,000 and $6,161,000 were expensed during the years ended December 31, 1999 and 2000, respectively, in connection with the development of the Suncoast. There were no pre-opening costs during the year ended December 31, 2001.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances warrant such a review. The carrying value of a long-lived or intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

Advertising Costs

Costs for advertising are expensed as incurred, except costs for direct-response advertising, which are capitalized and amortized over the period of the related program which normally does not exceed two to three months. Direct-response advertising costs consist primarily of mailing costs associated with direct mail programs. Capitalized advertising costs were immaterial at December 31, 1999, 2000 and 2001. Advertising expense was approximately $5.4 million, $6.5 million and $8.3 million for the years ended December 31, 1999, 2000 and 2001, respectively.

Casino Revenue

In accordance with common industry practice, the Company recognizes as casino revenue the net win from gaming activities which is the difference between amounts wagered and amounts paid to winning patrons.

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Revenue

Wagers received on all sporting events are recorded as a liability until the final outcome of the event when the payoffs, if any, can be determined.

Progressive Jackpot Payouts

The Company has a number of progressive slot machines, progressive poker games and a progressive keno game. As coins are played on the progressive slot machines, the amount available to win increases, to be paid out when the appropriate jackpot is hit. The keno game and poker game payouts also increases with the amount of play, to be paid out when hit. In accordance with common industry practice, the Company has recorded the progressive jackpot as a liability with a corresponding charge against casino revenue.

Promotional Allowances

The retail value of hotel accommodations and food and beverage items provided to customers without charge is included in gross revenues and then deducted as promotional allowances, to arrive at net revenues. The following is a breakdown of these complimentary revenues for the years ended December 31, 1999, 2000 and 2001:

	December 31,
	1999	2000	2001
	(in thousands)
Complimentary revenues:
Food and beverage	$29,369	$32,242	$42,294
Hotel	4,736	5,157	6,657
Other	1,220	1,743	2,662

Promotional allowances	$35,325	$39,142	$51,613

The estimated cost of providing these complimentary services is as follows for the years ended December 31, 1999, 2000 and 2001:

	December 31,
	1999	2000	2001
	(in thousands)
Food and beverage	$28,593	$32,044	$43,348
Hotel	2,167	2,199	2,789

	$30,760	$34,243	$46,137

The cost of promotional allowances has been allocated to expense as follows for the years ended December 31, 1999, 2000 and 2001:

	December 31,
	1999	2000	2001
	(in thousands)
Casino	$28,106	$32,052	$43,834
Other	2,654	2,191	2,303

	$30,760	$34,243	$46,137

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Slot Club Promotion

Coast Resorts has established promotional slot clubs to encourage repeat business from frequent and active slot customers. Members in the clubs earn points based on slot activity accumulated in the members’ account. Points can be redeemed for certain consumer products (typically household appliances), travel, food and beverage and cash. The Company accrues for slot club points expected to be redeemed in the future based on the average cost of items expected to be redeemed.

Income Taxes

Coast Resorts accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109 deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Cash and Cash Equivalents

Coast Resorts considers all highly liquid investments with a remaining maturity at acquisition of three months or less to be cash equivalents. Cash in excess of daily requirements is typically invested in U.S. Government-backed repurchase agreements with maturities of 30 days or less. Such investments are generally made with major financial institutions having a high credit rating. At times, the Company’s cash deposited in financial institutions may be in excess of federally insured limits. These instruments are stated at cost, which approximates fair value because of their short maturity.

Net Income (Loss) Per Common Share

Basic earnings per share is computed based on weighted average shares outstanding while diluted earnings per share reflects the additional dilution for all potential dilutive securities, such as stock options and warrants.

Short-term Investments

Short-term investments purchased with an original maturity of over three months but less than one year are stated at cost, which approximates fair value because of their short maturity. There were no short-term investments at December 31, 2000 or 2001.

Concentration of Credit Risk

The Company extends credit to patrons after background checks and investigations of creditworthiness and does not require collateral. The Company has a concentration of credit risk in Southern Nevada. The Company records provisions for potential credit losses and such losses have been within management’s expectations. Management believes that as of December 31, 2001, no significant concentration of credit risk exists for which an allowance has not already been determined and recorded.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and judgments that affect the reported amounts of assets and

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to asset impairment, accruals for slot marketing points, self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies, and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Stock Options

The Financial Accounting Standards Board has issued Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). This Statement defines a fair value based method of accounting for an employee stock option in which companies account for stock options by recognizing, as compensation expense in the statement of operations, the fair value of stock options granted over the vesting period of the option. The statement also permits companies to continue accounting for stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). The Company has elected to account for stock options under APB No. 25 and to disclose the pro forma impact on net income and earning per share as if the Company had used the fair value method recommended by SFAS No. 123.

Reclassifications

Certain amounts in the 1999 and 2000 financial statements have been reclassified to conform with the 2001 presentation.

Accounting for Derivative Instruments and Hedging Activity

In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 133 (“SFAS 133”) entitled “Accounting for Derivative Instruments and Hedging Activities”, which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If specific conditions are met, a derivative may be specifically designated as a hedge of specific financial exposures. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and, if used in hedging activities, its effective use as a hedge. SFAS 133 as amended is effective for all fiscal quarters of fiscal years beginning after December 31, 2000. SFAS 133 is not applied retroactively to financial statements for prior periods. The Company adopted SFAS 133 on January 1, 2001 as required.

New Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board issued Statement No. 141, “Business Combinations” and Statement No. 142, “Goodwill and Other Intangible Assets”. SFAS 141 is effective as follows: (a) use of the pooling-of-interests method is prohibited for business combinations initiated after June 30, 2001; and (b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001 that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized.

In August 2001, the Financial Accounting Standards Board issued Statement No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets”. The objectives of SFAS 143 are to establish accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In October 2001, the Financial Accounting Standards Board issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively.

The Company is currently evaluating the provisions of SFAS 141, SFAS 142, SFAS 143 and SFAS 144, and it does not anticipate that the effects of these changes will have an impact on its financial position or results of operations.

Note 3 — Property and Equipment

Major classes of property and equipment consist of the following as of December 31, 2000 and 2001:

	December 31,
	2000	2001
	(in thousands)
Building	$371,142	$401,325
Furniture and fixtures	231,643	267,847

	602,785	669,172
Less accumulated depreciation	(138,014)	(157,870)

	464,771	511,302
Land	15,232	20,651
Construction in progress	5,922	47,592

Net property and equipment	$485,925	$579,545

Note 4 — Leases
The Barbary Coast building is located on land that is leased. The initial lease term runs through May 2003, and the Company has notified the landlord of its intention to exercise the first of two 30-year renewal options. In addition, the parking lot adjacent to the building is being leased under a 10-year lease that runs through January 2003. The annual rental payments under these leases will total $300,000 in 2002 and $310,000 in 2003.

During December 1995, Coast Hotels entered into a ground lease for the land underlying The Orleans. The land is owned by The Tiberti Company, a Nevada general partnership, of which a stockholder of Coast Resorts is the managing partner. The stockholder is also the president and a director and stockholder of the general contractor for the construction of The Orleans and the Suncoast, as more fully described in Note 10. The lease provides for an initial term of fifty years with a twenty-five year renewal option and includes a purchase option, exercisable by Coast Hotels, at fair market value during the twentieth and twenty-first years of the lease. Lease payments range from $175,000 to $250,000 per month during the first sixteen years of the lease increasing by 3% per annum thereafter. The total amount of the base rent payments on The Orleans lease is being charged to expense on the straight-line method over the term of the lease. Coast Hotels has recorded deferred rent to reflect the excess of rent expense over cash payments since the inception of the lease.

The Suncoast lease was entered into in September 1995 for a parcel of land located in the western area of Las Vegas to be used for future development opportunities. The Suncoast lease term runs through December 31, 2055, with three 10-year renewal options. Monthly payments started at $166,667 for the year ended December 31, 1995. Thereafter, the monthly rent increases by the amount of $5,000 in January of each year. The

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

lease includes a put option exercisable by the landlord requiring the purchase of the land at fair market value at the end of the 20th through 24th years of the lease, provided that the purchase price shall not be less than ten times, nor more than fifteen times, the annual rent at such time. Based on the terms of the lease, the potential purchase price commitment ranges from approximately $31,000,000 to approximately $51,000,000 in the years 2014 through 2018. The total amount of the base rent payments on the Suncoast lease are being charged to expense (or capitalized during the construction period) on the straight-line method over the term of the lease. The Company has recorded deferred rent to reflect the excess of rent expense over cash payments since the inception of the lease.

Future Minimum Lease Payments

The following is an annual schedule of future minimum cash lease payments required under operating leases that have initial or remaining noncancelable terms in excess of one year as of December 31, 2001:

Operating Leases

Year Ending December 31,	Payments
(in thousands)
2002	$5,370
2003	5,490
2004	5,430
2005	5,490
2006	5,800
Later years	404,954

Total minimum lease payments	$432,534

Note 5 — Accrued Liabilities

Rent Expense

Rent expense for the years ended December 31, 1999, 2000 and 2001 is as follows:

	December 31,
	1999	2000	2001
	(in thousands)
Occupancy rentals	$6,688	$5,934	$8,598
Other equipment	120	146	42

	$6,808	$6,080	$8,640

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Major classes of accrued liabilities consist of the following as of December 31, 2000 and 2001:

	December 31,
	2000	2001
	(in thousands)
Slot club liability	$7,293	$6,806
Compensation and benefits	12,651	14,284
Progressive jackpot payouts	4,532	4,687
Customer deposits and unpaid winners	5,594	5,366
Deferred sports book revenue	1,500	1,488
Taxes	911	983
Accrued interest expense	4,364	5,400
Outstanding chip and token liability	948	1,645
Other	415	402

	$38,208	$41,061

Note 6 — Long-Term Debt

Long-term debt consists of the following as of December 31, 2000 and 2001:

	December 31,
	2000	2001
	(in thousands)
Related parties:
7.5% notes, payable in monthly installments of interest only, with all principal and any unpaid interest due December 31, 2001. The notes are uncollateralized and are payable to the former partners of Barbary Coast and Gold Coast.	$1,975	$—

Non-related parties:
9.5% senior subordinated notes due April 2009, with interest payable semiannually on April 1 and October 1	175,000	225,000

Senior secured credit facility due September 2004, collateralized by substantially all of the assets of Coast Hotels and Casinos, Inc.	176,000	144,000

8.6% note due August 11, 2007, payable in monthly installments of $26,667 principal plus interest on remaining principal balance, collateralized by 1980 Hawker aircraft	2,133	—

Other notes payable	659	524

	355,767	369,524
Less: current portion	2,430	148

	$353,337	$369,376

In March 1999, Coast Hotels issued $175.0 million principal amount of 9.5% senior subordinated notes with interest payable on April 1 and October 1 beginning October 1, 1999 and entered into a $75.0 million senior secured credit facility due 2004 to facilitate a refinancing. Availability under the credit facility was increased to $200.0 million in September 1999. Coast Resorts is a guarantor of the indebtedness under both of these debt agreements. Borrowings under the credit facility bear interest, at Coast Hotel’s option, at a premium over the

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

one-, two-, three- or six-month London Interbank Offered Rate (“LIBOR”). The premium varies depending on Coast Hotels’ ratio of total debt to EBITDA, as defined in the senior secured credit facility, and can vary between 125 and 250 basis points. As of December 31, 2001, the premium over LIBOR was 2.0% (200 basis points) and the interest rate was 3.93%. For the year ended December 31, 2001, the weighted average interest rate for the senior secured credit facility was 6.09%. Coast Hotels incurs a commitment fee, payable quarterly in arrears, on the unused portion of the credit facility. This variable fee is currently at the maximum rate of 0.5% per annum times the average unused portion of the facility.

The availability under the senior secured credit facility was reduced by $6.0 million to $194.0 million on September 30, 2001 and by $6.0 million to $188.0 million on December 31, 2001 and will be reduced by an additional $6.0 million on each of March 31, 2002 and June 30, 2002. The quarterly reduction will increase to $8.5 million on each of September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003; and to $11.5 million on each of September 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004. The initial advance of $47.0 million under the credit facility was used in connection with the repurchase of the 13% first mortgage notes and the 10 7/8% first mortgage notes and is more fully described below. Subsequent advances under the credit facility may be used for working capital, general corporate purposes, construction of the Suncoast, and certain improvements to The Orleans, the Gold Coast and the Barbary Coast. As of December 31, 2001, Coast Hotels had $44.0 million of availability under the credit facility.

In 1999, with the proceeds from the issuance of $175.0 million principal amount of 9.5% senior subordinated notes and borrowings under the credit facility, Coast Hotels repurchased substantially all of the $175.0 million principal amount outstanding of 13% first mortgage notes. The remaining approximately $2.0 million in principal amount of the 13% first mortgage notes was redeemed on December 15, 2000 at a redemption price of 106.5% of the principal amount, plus any accrued and unpaid interest. In connection with the repurchase of the 13% notes and the 10 7/8% notes, Coast Hotels incurred repurchase premiums of $31.0 million and $2.1 million, respectively.

The loan agreement governing the senior secured credit facility contains covenants that, among other things, limit the ability of Coast Hotels to pay dividends or make advances to Coast Resorts, to make certain capital expenditures, to repay certain existing indebtedness, to incur additional indebtedness or to sell material assets of Coast Hotels. Additionally, the loan agreement requires that Coast Hotels maintain certain financial ratios with respect to its leverage and fixed charge coverage. Coast Hotels is also subject to certain covenants associated with the indenture governing the senior subordinated notes, including, in part, limitations on certain restricted payments, the incurrence of additional indebtedness and asset sales. The agreement was amended in December 2001 and in March 2002 to increase the limitations of the Company to make certain capital expenditures. Management believes that, at December 31, 2001 Coast Hotels was in compliance with all covenants and required ratios.

On February 2, 2001 Coast Hotels issued $50.0 million additional principal amount of senior subordinated notes. The net proceeds of approximately $49.1 million were used to reduce borrowings under its senior secured credit facility. On March 19, 2002 Coast Hotels issued $100.0 million additional principal amount of senior subordinated notes. The net proceeds were used to reduce borrowings under its senior secured credit facility by $103.0 million. As a result, Coast Hotels has additional availability under the credit facility. The notes that were issued in 2001 and 2002 were issued under the same indenture and have the same terms, interest rate and maturity date as the Company’s $175.0 million principal amount of senior subordinated notes issued in 1999. Coast Hotels has entered into an interest rate swap agreement with a member of the Company’s bank group such that $100.0 million of the Company’s fixed rate debt has been converted to a floating rate based upon LIBOR.

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Maturities on long-term debt are as follows:

Year Ending December 31,	Maturities
(in thousands)
2002	$148
2003	25,162
2004	119,177
2005	3
2006	3
Thereafter	225,031

$369,524

Note 7 — Income Taxes

The components of the income tax provision (benefit) for the years ended December 31, 1999, 2000 and 2001 were as follows:

	December 31,
	1999	2000	2001
	(in thousands)
Federal:
Current	$(1,073)	$6,862	$11,426
Deferred	(3,099)	7,543	7,389

	$(4,172)	$14,405	$18,815

The income tax provision (benefit) before consideration of the extraordinary loss for the years ended December 31, 1999, 2000 and 2001 differs from that computed at the federal statutory corporate tax rate as follows:

	December 31,
	1999	2000	2001
Federal statutory rate	35.0%	35.0%	35.0%
Other	(2.2%)	—	(0.9%)

Effective tax rate	32.8%	35.0%	34.1%

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of significant temporary differences representing net deferred tax assets and liabilities at December 31, 2000 and 2001 are as follows:

	December 31,
	2000	2001
	(in thousands)
Deferred tax assets:
Current:
Accrued vacation	$887	$1,302
Allowance for doubtful accounts	319	323
Accrued slot club points	120	27
Progressive liabilities	1,060	1,072
Accrued medical and other benefits	567	674

Total current	2,953	3,398

Non-current:
FICA, alternative minimum tax and other tax credits	583	—
Deferred rent	7,116	8,354

Total non-current	7,699	8,354

Total deferred tax assets	10,652	11,752

Deferred tax liabilities:
Non-current:
Property, plant and equipment	(19,116)	(27,605)

Total deferred tax liabilities	(19,116)	(27,605)

Net deferred tax liability	$(8,464)	$(15,853)

Note 8 — Fair Value of Financial Instruments

The following estimated fair values of Coast Hotels’ financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying amounts and estimated fair values of the Company’s other financial instruments at December 31, 2000 and 2001 are as follows:

	December 31,
	2000		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)		(in thousands)
Liabilities:
Current portion of long-term debt	$2,430	$2,430	$148	$148

Senior secured credit facility	$176,000	$176,000	$144,000	$144,000

9.5% senior subordinated notes	$175,000	$168,438	$225,000	$215,753

Other long-term debt	$2,337	$2,508	$376	$376

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the current portion of long-term debt, the carrying amount approximates fair value due to the short-term nature of such debt. The carrying amount on the senior secured credit facility is a reasonable estimate of fair value because this debt is carried with a floating interest rate. The fair value of the 9.5% senior subordinated notes was determined based upon market quotes. For all other long-term debt, the fair value is estimated using a discounted cash flow analysis, based on the incremental borrowing rates currently available to the Company for debt with similar terms and maturity.

Note 9 — Commitments and Contingencies

The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

The Company has commenced certain capital improvement projects at the Gold Coast and The Orleans for which budgeted expenditures are estimated to total approximately $210.0 million. The Company anticipates the projects will be completed in phases during 2002 and 2003.

Note 10 — Related Party Transactions

Coast Hotels’ advertising services are provided by LGT Advertising, a company owned by several stockholders of Coast Resorts. LGT purchases advertising for Coast Hotels from third parties and passes along any discounts they receive. LGT and its owners receive no compensation or profit for these services, as Coast Hotels is invoiced for actual costs incurred. Advertising expense paid to LGT amounted to approximately $5.4 million, $6.5 million and $8.3 million for the years ended December 31, 1999, 2000 and 2001, respectively.

Coast Hotels purchases certain of its equipment and inventory for its operations from RJS, a company owned by the father of a major stockholder and director of Coast Resorts and a director and officer of Coast Hotels and the Company’s restaurant manager. RJS invoices Coast Hotels based on actual costs incurred. For the fiscal years ended December 31, 1999, 2000 and 2001, Coast Hotels incurred expenses payable to RJS of approximately $2.1 million, $6.5 million and $2.7 million, respectively.

Coast Hotels purchases wallboards and parlay cards for its race and sports books from Nevada Wallboards, Inc. A major stockholder and director of Coast Resorts and a director and officer of Coast Hotels is the majority stockholder of Nevada Wallboards, Inc. For the fiscal years ended December 31, 1999, 2000 and 2001, the Company incurred expenses payable to Nevada Wallboards of approximately $180,000, $192,000 and $252,000, respectively.

A director of the Company is the president and sole stockholder of Yates-Silverman, Inc. which was retained by the Company as the designer of The Orleans and the Suncoast. For the fiscal years ended December 31, 1999, 2000 and 2001, Coast Hotels incurred expenses payable to Yates-Silverman of approximately $721,000, $548,000 and $947,000, respectively.

Coast Hotels maintains numerous racetrack dissemination contracts with Las Vegas Dissemination, Inc. (“LVDC”). The son of a major stockholder and director of Coast Resorts and a director and officer of Coast Hotels is the president and sole shareholder of LVDC. LVDC has been granted a license by the Nevada gaming authorities to disseminate live racing for those events and tracks for which it contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services in the State of Nevada. Under these dissemination contracts, Coast Hotels pays to LVDC an amount based on the wagers accepted for races held at the racetracks covered by the respective contracts. Coast Hotels also pays to LVDC a monthly fee for race wire services. For the fiscal years ended December 31, 1999, 2000 and 2001, Coast Hotels incurred expenses payable to LVDC of approximately $1.3 million, $1.6 million and $1.4 million, respectively.

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

J.A. Tiberti Construction Company (“Tiberti Construction”) has served as the general contractor for the original construction of the Gold Coast and for certain expansions thereof, for the original construction of the Barbary Coast and all expansions thereof and for the original construction and Phase II expansion of The Orleans. Tiberti Construction is also the general contractor for the construction of the Suncoast. The president of Tiberti Construction is a stockholder and director of Coast Resorts and a director of Coast Hotels. For the years ended December 31, 1999, 2000 and 2001, the Company paid approximately $27.9 million, $108.5 million and $63.4 million, respectively, to Tiberti Construction in connection with such construction services.

As more fully described in Note 4, Coast Hotels is a party to a ground lease with The Tiberti Company with respect to the land underlying The Orleans. The president of the Tiberti Company is a director and stockholder of Coast Resorts. Amounts paid to the Tiberti Company with respect to the lease were $2.4 million per year for the fiscal years ended December 31, 1999, 2000 and 2001.

For the years ended December 31, 1999, 2000 and 2001, Coast Hotels spent $300,000, $180,000 and $332,000, respectively, to promote The Orleans by advertising on a racecar operated by the son of a major shareholder of Coast Resorts.

The foregoing transactions are believed to be on terms no less favorable to the Company than could have been obtained from unaffiliated third parties and were approved by a majority of the disinterested directors.

Note 11 — Benefit Plans

401(k) Plans

Coast Hotels offers separate defined contribution 401(k) plans for eligible employees. All employees of the Gold Coast, The Orleans and the Suncoast, and all employees of the Barbary Coast not covered by a collective bargaining agreement, are eligible to participate. The employees may elect to defer up to 15% of their yearly compensation, subject to statutory limits. Coast Hotels makes matching contributions of 50% of the first 6% of the employees’ contributions. Contribution expense was $1.1 million, $1.6 million and $1.7 million for the years ended December 31, 1999, 2000 and 2001, respectively.

Defined Benefit Plan

Certain employees at the Barbary Coast are covered by a union-sponsored, collectively bargained, multi-employer, defined benefit pension plan. The Barbary Coast contributed $310,000, $309,000 and $303,000 during the years ended December 31, 1999, 2000 and 2001, respectively, to the plan. These contributions are determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked.

Stock Incentive Plan

In December 1996, the Board of Directors adopted the 1996 Stock Incentive Plan (the “Plan”) which authorizes the issuance of (i) shares of Coast Resorts Common Stock or any other class of security of the Company which is convertible into shares of Coast Resorts Common Stock or (ii) a right or interest with an exercise or conversion privilege at a price related to Coast Resorts Common Stock or with a value derived from the value of such common stock. Awards under the Plan are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Officers, key employees, directors (whether employee directors or non-employee directors) and consultants of the Company and its subsidiary are eligible to participate in the Plan.

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the terms of the Plan, the aggregate number of shares issued and issuable pursuant to all awards (including all incentive stock options) granted under the Plan shall not exceed 220,000 at any time. In addition, the aggregate number of shares subject to awards granted during any calendar year to any one eligible person (including the number of shares involved in awards having a value derived from the value of shares) shall not exceed 40,000.

No awards may be made under the Plan after the tenth anniversary of the adoption of the Plan. Although shares may be issued after the tenth anniversary of the adoption of the Plan pursuant to awards made prior to such date, no shares may issued under the Plan after the twentieth anniversary of adoption of the Plan.

Effective January 1, 1999, the Company issued options to purchase 30,415 shares of its common stock to its chief operating officer. The options are fully vested at December 31, 2001. The options expire on December 31, 2008. Effective June 14, 1999, the Company issued options to purchase 5,000 shares of its common stock to its chief financial officer. The options are fully vested at December 31, 2001. The exercise price on the options is at $100 per share, which is equivalent to the estimated fair value of the Company’s common stock at the grant date, as estimated by the Company from recent sales of common stock between stockholders. The options expire on June 13, 2009.

Pro forma information regarding net income (loss) and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its stock option plan under the fair-value-based method of that Statement. The fair value for these options was estimated at the date of grant using the minimum value method (which is appropriate for valuing options of companies without publicly traded stock) with the following weighted-average assumptions: risk-free rate of return of approximately 5.0%, expected life of the options of 5 years, 0% estimated volatility, and a 0% dividend yield. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the respective vesting periods of the options. For fiscal 1999, the pro forma net loss would have been $6,013,000, and for fiscal 2000 and 2001 the pro forma net income would have been $26,531,000 and $36,184,000, respectively. The pro forma net loss per common share for fiscal 1999 would have been $4.07. The fully diluted pro forma net income per common share would have been $17.76 and $24.16 for fiscal 2000 and 2001, respectively.

Note 12 — Treasury Stock

In May 1999, the Company’s board of directors authorized the potential repurchase of up to 50,000 shares of common stock from stockholders at a maximum aggregate repurchase price of $5.0 million. In August 2001, the board of directors increased the maximum aggregate repurchase price to $5.5 million. As of December 31, 2001, the Company had repurchased a total of 33,175 shares of common stock from stockholders at a total purchase price of $3.3 million.

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13 — Supplemental Cash Flows Information

For the years ended December 31, 1999, 2000 and 2001 supplemental cash flows information amounts are as follows:

	December 31,
	1999	2000	2001
	(in thousands)
Interest paid	$19,387	$27,913	$29,599

Income taxes paid	$—	$12,600	$14,446

Supplemental schedule of non-cash investing and financing activities:
Property and equipment acquisitions included in accounts payable or financed through notes payable	$8,304	$4,868	$34,053

Note 14 — Regulation of Gaming Operations

The gaming operations of the Company are subject to the licensing and regulatory control of the Nevada Gaming Commission (the Nevada Commission), the Nevada State Gaming Control Board (the Nevada Control Board) and the Clark County Liquor and Gaming Board (the Clark County Board) (collectively, the Nevada Gaming Authorities). These agencies issue gaming licenses based upon, among other considerations, evidence that the character and reputation of principal owners, officers, directors, and certain other key employees are consistent with regulatory goals. The necessary licenses have been secured by the Company. The licenses are not transferable and must be renewed periodically upon the payment of appropriate taxes and license fees. The Nevada Gaming Authorities have broad discretion with regard to the renewal of the licenses which may at any time revoke, suspend, condition, limit or restrict a license for any cause deemed reasonable by the issuing agency. Officers, directors and key employees of the Company must be approved by the Nevada Control Board and licensed by the Nevada Commission and Clark County Board.

Note 15 — Net Income (Loss) Per Common Share

The computations of basic net income (loss) per common share and diluted net income (loss) per common share for the years ended December 31, 1999, 2000 and 2001, are as follows (in thousands, except share and per share data):

	Year Ended December 31,
	1999	2000	2001
Net income (loss) applicable to computations	$(5,785)	$26,778	$36,431

Weighted-average common shares applicable to net income (loss) per common share	1,478,978	1,471,208	1,462,366

Effect of dilutive securities:
Stock option incremental shares	—	22,858	35,415

Weighted-average common shares applicable to net income per common share, assuming dilution	1,478,978	1,494,066	1,497,781

Basic net income (loss) per share of common stock	$(3.91)	$18.20	$24.91

Diluted net income (loss) per share of common stock	$(3.91)	$17.92	$24.32

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16 — Quarterly Financial Information (Unaudited)

The following unaudited information shows selected items (in thousands, except per share data), for each quarter in the years ended December 31, 2000 and 2001:

	2000
	First	Second	Third	Fourth	Year
Gross revenues	$107,950	$99,476	$105,684	$134,957	$448,067
Less promotional allowances	(9,364)	(8,729)	(9,240)	(11,809)	(39,142)

Net revenues	98,586	90,747	96,444	123,148	408,925

Operating income	20,751	15,143	10,365	17,957	64,216

Net income	$10,638	$7,000	$3,135	$6,005	$26,778

Basic net income per share	$7.19	$4.73	$2.14	$4.14	$18.20

Diluted net income per share	$7.12	$4.68	$2.10	$4.02	$17.92

	2001
	First	Second	Third	Fourth	Year
Gross revenues	$140,145	$139,086	$140,983	$149,383	$569,597
Less promotional allowances	(12,597)	(12,391)	(12,817)	(13,808)	(51,613)

Net revenues	127,548	126,695	128,166	135,575	517,984

Operating income	22,665	19,905	20,082	23,591	86,243

Net income	$10,659	$7,026	$8,730	$10,016	$36,431

Basic net income per share	$7.28	$4.80	$5.97	$6.86	$24.91

Diluted net income per share	$7.11	$4.69	$5.83	$6.69	$24.32

COAST RESORTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	December 31, 2001	March 31, 2002
		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$43,350	$36,056
Accounts receivable, net	6,371	6,251
Other current assets	20,339	21,204

Total current assets	70,060	63,511
Property and equipment, net	579,545	616,022
Other assets	7,807	9,453

	$657,412	$688,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,138	$16,560
Accrued liabilities	41,061	40,949
Construction accounts payable	34,053	24,313
Current portion of long-term debt	148	162

Total current liabilities	88,400	81,984
Long-term debt, less current portion	369,376	394,716
Deferred income taxes	19,251	19,674
Deferred rent	23,868	24,712

Total liabilities	500,895	521,086

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 2,000,000 shares authorized, 1,494,353 shares issued and 1,461,178 shares outstanding	15	15
Treasury stock (33,175 shares)	(3,333)	(3,333)
Additional paid-in capital	95,398	95,398
Retained earnings	64,437	75,820

Total stockholders’ equity	156,517	167,900

	$657,412	$688,986

The accompanying notes are an integral part of these condensed consolidated financial statements.

COAST RESORTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2001 and 2002
(dollars in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2001	2002
Operating Revenues:
Casino	$94,721	$100,908
Food and beverage	26,693	27,975
Hotel	9,945	10,089
Other	8,786	9,347

Gross operating revenues	140,145	148,319
Less: promotional allowances	(12,597)	(13,244)

Net operating revenues	127,548	135,075

Operating Expenses:
Casino	43,169	44,322
Food and beverage	18,865	20,665
Hotel	3,783	3,985
Other	6,699	6,915
General and administrative	22,915	24,795
Deferred rent	884	844
Depreciation and amortization	8,568	9,279

Total operating expenses	104,883	110,805

Operating income	22,665	24,270

Other Income (Expenses):
Interest expense, net	(7,981)	(7,170)
Interest capitalized	62	588
(Loss) gain on disposal of assets	1,534	(318)

Total other income (expenses)	(6,385)	(6,900)

Income before income taxes	16,280	17,370
Income tax provision	5,621	5,987

Net income	$10,659	$11,383

Per Share Information:
Basic net income per share of common stock	$7.28	$7.79

Diluted net income per share of common stock	$7.11	$7.66

Basic weighted-average shares outstanding	1,463,178	1,461,178

Diluted weighted-average shares outstanding	1,498,593	1,486,244

The accompanying notes are an integral part of these condensed consolidated financial statements.

COAST RESORTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2001 and 2002
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2001	2002
Cash Flows From Operating Activities:
Net income	$10,659	$11,383

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,568	9,279
Amortization of debt offering costs	294	277
Loss (gain) on disposal of assets	(1,534)	318
Deferred income taxes	576	279
Deferred rent	884	844
Changes in assets and liabilities:
Net (decrease) increase in accounts receivable and other assets	4,200	(725)
Net increase in accounts payable and accrued liabilities	2,812	3,310

Total adjustments	15,800	13,582

Net cash provided by operating activities	26,459	24,965

Cash Flows From Investing Activities:
Capital expenditures, net of amounts in construction accounts payable	(13,234)	(56,707)
Proceeds from sale of assets	9,415	903

Net cash used in investing activities	(3,819)	(55,804)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt including original issue premium, net of financing costs	49,071	103,191
Principal payments on long-term debt	(463)	(146)
Proceeds from borrowings under bank line of credit	6,000	25,000
Repayments of borrowings under bank line of credit	(63,000)	(104,500)

Net cash provided by (used in) financing activities	(8,392)	23,545

Net (decrease) increase in cash and cash equivalents	14,248	(7,294)
Cash and cash equivalents, at beginning of period	43,560	43,350

Cash and cash equivalents, at end of period	$57,808	$36,056

The accompanying notes are an integral part of these condensed consolidated financial statements.

COAST RESORTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Year Ended December 31, 2001 and
For the Three Months Ended March 31, 2002
(dollars in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock	Total
	Shares	Amount
Balances at December 31, 2000	1,463,178	$15	$95,398	$28,006	$(3,118)	$120,301
Repurchase of common stock	(2,000)	—	—	—	(215)	(215)
Net income	—	—	—	36,431	—	36,431

Balances at December 31, 2001	1,461,178	15	95,398	64,437	(3,333)	156,517
Net income (unaudited)	—	—	—	11,383	—	11,383

Balances at March 31, 2002 (unaudited)	1,461,178	$15	$95,398	$75,820	$(3,333)	$167,900

The accompanying notes are an integral part of these condensed consolidated financial statements.

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Background Information and Basis of Presentation

Background Information

Coast Resorts, Inc. (“Coast Resorts”) is a Nevada corporation and serves as a holding company for Coast Hotels and Casinos, Inc. (“Coast Hotels”), which is also a Nevada corporation. Through its wholly owned subsidiary, Coast Hotels, the Company owns and operates four Las Vegas hotel-casinos:

•	The Orleans Hotel and Casino, which is located approximately one mile west of the Las Vegas Strip on Tropicana Avenue.

•	Gold Coast Hotel and Casino, which is located approximately one mile west of the Las Vegas Strip on Flamingo Road.

•	The Suncoast Hotel and Casino, which is located in the west end of the Las Vegas valley.

•	Barbary Coast Hotel and Casino, which is located on the Las Vegas Strip.

Basis of Presentation

The accompanying consolidated financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in our annual report on Form 10-K for the year ended December 31, 2001. In the opinion of management, all adjustments and normal recurring accruals considered necessary for a fair presentation of the results for the interim periods have been included. The interim results reflected in the unaudited consolidated financial statements are not necessarily indicative of expected results for the full year.

Note 2 — Long-term Debt

Long-term debt consists of the following as of December 31, 2001 and March 31, 2002:

	December 31, 2001	March 31, 2002
	(In thousands)
9.5% senior subordinated notes due April 2009, with interest payable semiannually on April 1 and October 1, including original issue premium of $5,000 in 2002 and $0 in 2001	$225,000	$330,000
Senior secured credit facility due September 2004, collateralized by substantially all of the assets of Coast Hotels and Casinos, Inc.	144,000	64,500
Other notes payable	524	378

	369,524	394,878
Less: current portion	148	162

	$369,376	$394,716

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In March 1999, Coast Hotels issued $175.0 million principal amount of 9.5% senior subordinated notes with interest payable on April 1 and October 1 beginning October 1, 1999 and entered into a $75.0 million senior secured credit facility due 2004 to facilitate a refinancing. Availability under the credit facility was increased to $200.0 million in September 1999, subject to automatic reductions in availability from September 2001 through June 2004, as described below. Coast Resorts is a guarantor of the indebtedness under both of these debt agreements. Borrowings under the credit facility bear interest, at our option, at a premium over the one-, two-, three- or six-month London Interbank Offered Rate (“LIBOR”). The premium varies depending on Coast Hotels’ ratio of total debt to EBITDA and can vary between 125 and 250 basis points. As of March 31, 2002, the premium over LIBOR was 1.75% (175 basis points) and the interest rate was 3.65%. For the quarter ended March 31, 2002, the weighted average interest rate for the senior secured credit facility was 3.62%. Coast Hotels incurs a commitment fee, payable quarterly in arrears, on the unused portion of the credit facility. This variable fee is currently at a rate of 0.375% per annum times the average unused portion of the facility.

The availability under the senior secured credit facility was reduced by $6.0 million to $194.0 million on September 30, 2001, by $6.0 million to $188.0 million on December 31, 2001 and by $6.0 million to $182.0 million on March 31, 2002. It will be reduced by an additional $6.0 million on June 30, 2002. The quarterly reduction will increase to $8.5 million on each of September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003; and to $11.5 million on each of September 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004. As of March 31, 2002, Coast Hotels had $117.5 million of availability under the credit facility.

On February 2, 2001, Coast Hotels issued $50.0 million additional principal amount of senior subordinated notes. The net proceeds of approximately $49.1 million were used to reduce borrowings under the senior secured credit facility. On March 19, 2002, Coast Hotels issued $100.0 million additional principal amount of senior subordinated notes and received a $5.0 million original issue premium in connection with the issuance. The net proceeds of approximately $103.2 million were used to reduce borrowings under the credit facility. The notes that were issued in 2001 and 2002 were issued under the same indenture and have the same terms, interest rate and maturity date as the $175.0 million principal amount of senior subordinated notes issued in 1999.

The loan agreement governing the senior secured credit facility contains covenants that, among other things, limit the ability of Coast Hotels to pay dividends or make advances to Coast Resorts, to make certain capital expenditures, to repay certain existing indebtedness, to incur additional indebtedness or to sell material assets of Coast Hotels. Additionally, the loan agreement requires that Coast Hotels maintain certain financial ratios with respect to its leverage and fixed charge coverage. The agreement was amended in December 2001 and in March 2002 to increase the amount of certain capital expenditures that may be made. Coast Hotels is also subject to certain covenants associated with the indenture governing the senior subordinated notes, including, in part, limitations on certain restricted payments, the incurrence of additional indebtedness and asset sales. At March 31, 2002, Coast Hotels was in compliance with all covenants and required ratios.

On April 2, 2002, Coast Hotels entered into an interest rate swap agreement with a member of Coast Hotels’ bank group wherein $100.0 million notional amount of Coast Hotels’ fixed rate debt has been converted to a floating rate. The fixed rate paid to Coast Hotels is 5.77% and the floating rate paid to the bank is based on six-month LIBOR and is set at 2.33% for the six months ending September 30, 2002. The floating rate will be adjusted on October 1, 2002 and will be adjusted each April 1 and October 1 until the swap expires on April 1, 2009, which is also the maturity date of the $325.0 million in senior subordinated notes.

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3 — Promotional Allowances

The retail value of hotel accommodations and food and beverage items provided to customers without charge is included in gross revenues and then deducted as promotional allowances, to arrive at net revenues. The following is a breakdown of these complimentary revenues for the quarters ended March 31, 2001 and 2002:

	March 31,
	2001	2002
	(in thousands)
Complimentary revenues:
Food and beverage	$10,619	$10,816
Hotel	1,480	1,632
Other	498	796

Promotional allowances	$12,597	$13,244

The estimated cost of providing these complimentary services is as follows for the quarters ended March 31, 2001 and 2002:

	March 31,
	2001	2002
	(in thousands)
Food and beverage	$10,885	$10,745
Hotel	566	674

	$11,451	$11,419

The cost of promotional allowances has been allocated to expense as follows for the quarters ended March 31, 2001 and 2002:

	March 31,
	2001	2002
	(in thousands)
Casino	$10,433	$10,723
Other	1,018	696

	$11,451	$11,419

COAST RESORTS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4 — Earnings Per Share

Basic net income per common share excludes dilution and is computed by dividing income applicable to common shareholders by the weighted-average number of common shares outstanding. Diluted net income per common share is computed based on the weighted-average number of common shares outstanding after consideration of the dilutive effect of stock options.

The computations of basic net income per common share and diluted net income per common share, for the three months ended March 31, 2001 and 2002, are as follows (in thousands, except share and per share data, unaudited):

	Three Months Ended March 31,
	2001	2002
Net income applicable to computations	$10,659	$11,383

Weighted-average common shares applicable to net income per common share	1,463,178	1,461,178
Effect of dilutive securities:
Stock option incremental shares	35,415	25,066

Weighted-average common shares applicable to net income per common share, assuming dilution	1,498,593	1,486,244

Basic net income per share of common stock	$7.28	$7.79

Diluted net income per share of common stock	$7.11	$7.66

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange listing fee. All of the expenses below [except legal fees and expenses of counsel to the selling stockholders] will be paid by the registrant.

Securities and Exchange Commission registration fee		$18,400
NASD filing fee
New York Stock Exchange listing fee
Blue sky fees and expenses
Printing and engraving costs
Legal fees and expenses of counsel to the registrant
Legal fees and expenses of counsel to the selling stockholders
Accounting fees and expenses
Transfer Agent and Registrar fees and expenses
Miscellaneous expenses

Total	$

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502(1) of the General Corporation Law of Nevada, or the “NGCL,” provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she (a) is not liable pursuant to Section 78.138 or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the NGCL provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1), against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under the standards set forth in subsection (1), except that no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NGCL provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751(1) of the NGCL provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in the specific case upon determination that indemnification of such director, officer, employee or agent is proper in the circumstances. The determination must be made (a) by the stockholders; (b) by the board of directors by majority vote of quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751(2) of the NGCL provides that the articles of incorporation, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 78.752 of the NGCL provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who acted in any of the capacities set forth above for any liability asserted against such person for any liability asserted against him or her and liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liabilities and expenses. We maintain liability insurance for our directors and officers.

Our Amended Articles of Incorporation provides that none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director or officer for any act or omission which involves intentional misconduct, fraud or a knowing violation of law, or the payment of distributions in violation of Section 78.300 of the NGCL. In addition, our Amended Articles of Incorporation and Amended Bylaws provide for indemnification of its directors and officers in accordance with the NGCL.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

Within the past three years, we have not sold any securities, including shares of reacquired securities, as well as new issues, securities issued in exchange for property, services or other securities and new securities resulting from the modification of outstanding securities.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a.    Exhibits

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement(11)

3.1	Articles of Incorporation of Coast Resorts, Inc.(1)

3.2	Certificate of Amendment to the Articles of Incorporation of Coast Resorts, Inc.

3.3	First Amended Bylaws of Coast Resorts, Inc.(4)

4.1
Indenture dated as of March 23, 1999 among Coast Hotels and Casinos, Inc., as issuer of 9 1/2% Senior Subordinated Notes due 2009, Coast Resorts, Inc., as guarantor, and Firstar Bank of Minnesota, N.A., as trustee(5)

4.2	First Supplemental Indenture dated as of November 20, 2000 among Coast Hotels and Casinos, Inc., as issuer, Coast Resorts, Inc., as guarantor, and Firstar Bank of Minnesota, N.A., as trustee(8)

4.3	Second Supplemental Indenture dated as of February 2, 2001, among Coast Hotels and Casinos, Inc., as issuer, Coast Resorts, Inc., as guarantor, and Firstar Bank of Minnesota, N.A., as trustee(8)

4.4	Third Supplemental Indenture dated as of March 19, 2002, among Coast Hotels and Casinos, Inc., as issuer, Coast Resorts, Inc., as guarantor, and U.S. Bank, National Association, as trustee(9)

4.5	Form of 9 1/2% Note (included in Exhibit 4.1)(7)

4.6	Form of Common Stock Certificate(11)

5.1	Opinion of Gibson, Dunn & Crutcher LLP(11)

5.2	Opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP(11)

10.1	Tax Sharing Agreement dated as of January 30, 1996 by and among Coast Resorts, Inc., Coast Hotels and Casinos, Inc., and Coast West, Inc.(3)

10.2
Ground Lease dated as of October 1, 1995, between The Tiberti Company, a Nevada general partnership, and Coast Hotels and Casinos, Inc. (as successor of Gold Coast Hotel and Casino, a Nevada limited partnership)(2)

10.3	Lease Agreement dated May 1, 1992, by and between Empey Enterprises, a Nevada general partnership, as lessor, and the Barbary Coast Hotel & Casino, a Nevada general partnership, as lessee(1)

10.4
Ground Lease Agreement dated October 28, 1994 by and among 21 Stars, Ltd., a Nevada limited liability company, as landlord, Barbary Coast Hotel & Casino, a Nevada general partnership, as tenant, Wanda Peccole, as successor trustee of the Peccole 1982 Trust dated February 15, 1982 (“Trust’’), and The William Peter and Wanda Ruth Peccole Family Limited Partnership, a Nevada limited partnership (“Partnership”), and, together with Trust, as owner, as amended(1)

10.5	Form of Subordination Agreement between Coast Hotels and Casinos, Inc. and certain former Gold Coast partners holding Subordinated Notes(3)

10.6	Lease dated as of November 1, 1982, by and between Nevada Power Company, a Nevada Corporation as landlord, and Barbary Coast Hotel and Casino, a Nevada general partnership(1)

10.7
Leasehold Deed of Trust, Assignment of Rents and Security Agreement dated February 13, 1991, by and between the Barbary Coast Hotel and Casino, a Nevada general partnership, First American Title Company of Nevada, and Exber, Inc., a Nevada corporation(1)

10.8
Amended and Restated Loan Agreement dated as of September 16, 1999 among Coast Hotels and Casinos, Inc. as Borrower, the Lenders referred to therein, and Bank of America National Trust and Savings Association as Administrative Agent(6)

10.9	Security Agreement dated as of March 18, 1999 by Coast Hotels and Casinos, Inc. in favor of Bank of American National Trust and Savings Association as Administrative Agent(7)

Exhibit Number	Description of Exhibit

10.10	Security Agreement dated as of March 18, 1999 by Coast Resorts, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent(7)

10.11	Pledge Agreement dated as of September 1999 by Coast Resorts, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent(7)

10.12
Leasehold Deed of Trust, Assignment of Rents and Fixture Filing dated as of March 18, 1999 by Coast Hotels and Casinos, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent (The Orleans Hotel and Casino)(7)

10.13
Leasehold Deed of Trust, Assignment of Rents and Fixture Filing dated as of March 18, 1999 by Coast Hotels and Casinos, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent (The Gold Coast Hotel and Casino)(7)

10.14
Leasehold Deed of Trust, Assignment of Rents and Fixture Filing dated as of March 18, 1999 by Coast Hotels and Casinos, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent (The Suncoast)(7)

10.15	Guaranty dated March 18, 1999 by Coast Resorts, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent(7)

10.16
Trademark Security Interest Assignment dated as of March 18, 1999 by Coast Hotels and Casinos, Inc. and Coast Resorts, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent(7)

10.17
Registration Rights Agreement dated as of March 19, 2002, among Coast Hotels and Casinos, Inc. as issuer, Coast Resorts, Inc., as guarantor, and Banc of America Securities, LLC, as Representative of the Placement Agents(9)

10.18	Placement Agreement dated as of March 11, 2002, by and among Coast Hotels and Casinos, Inc., Coast Resorts, Inc., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated(9)

10.19	Amendment No. 1 to the Amended and Restated Loan Agreement dated as of December 1, 2001(10)

10.20	Amendment No. 2 to the Amended and Restated Loan Agreement dated as of March 8, 2002(10)

21	Subsidiary of Coast Resorts, Inc.

23.1	Consent of Independent Accountants

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in the opinion filed as Exhibit 5.1 hereto)(11)

23.3	Consent of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP (included in the opinion filed as Exhibit 5.2 hereto)(11)

24	Powers of Attorney (included on signature pages of this Registration Statement on Form S-4)

(1)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Resorts, Inc.’s General Form for Registration of Securities on Form 10 filed on October 3, 1995 and incorporated herein by reference.

(2)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Resorts, Inc.’s Amendment No. 2 to General Form for Registration of Securities on Form 10 filed on January 12, 1996 and incorporated herein by reference.

(3)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Resorts, Inc.’s Annual Report on Form 10-K for the period ended December 31, 1995 and incorporated herein by reference.

(4)	Previously filed with the Securities and Exchange Commission as an exhibit to Coast Resorts, Inc.’s Registration Statement on Form S-4 filed May 2, 1996 and incorporated herein by reference.
(5)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Hotels and Casinos, Inc.’s Registration Statement on Form S-4 (File no. 333-79657) dated May 28, 1999 and incorporated herein by reference.

(6)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Resorts, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

(7)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Hotels and Casinos, Inc.’s Annual Report on Form 10-K for the period ended December 31, 1999 and incorporated herein by reference.

(8)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Hotels and Casinos, Inc.’s Registration Statement on Form S-4 (File no. 333-55170) dated February 7, 2001 and incorporated herein by reference.

(9)	Previously filed with the Securities and Exchange Commission as an exhibit to Coast Hotels and Casinos, Inc.’s Form 8-K (File no. 333-04356) dated March 21, 2002 and incorporated herein by reference.
(10)	Previously filed with the Securities and Exchange Commission as an exhibit to Coast Hotels and Casinos, Inc.’s Form 10-K for the period ended December 31, 2001 and incorporated herein by reference.
(11)	To be filed by amendment.

b.     Financial Statement Schedules

Schedule I      Condensed Financial Information of Coast Resorts, Inc. (Parent Company only)

Schedule II    Valuation and Qualifying Accounts of Coast Resorts, Inc.

Schedules other than those listed above have been omitted because of the absence of conditions under which they are required or because the information required is set forth in the financial statements or the notes thereto.

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULES

To the Directors and Stockholders of Coast Resorts, Inc. and Subsidiary

Our audits of the consolidated financial statements referred to in our report dated February 5, 2002, except for Note 6 as to which the date is March 19, 2002, appearing in this Registration Statement on Form S-1 of Coast Resorts, Inc. also included an audit of the financial statement schedules listed in Item 16(b) of this Registration Statement. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Las Vegas, Nevada
February 5, 2002

SCHEDULE I

COAST RESORTS, INC.

CONDENSED FINANCIAL INFORMATION OF THE COMPANY

The following condensed financial statements reflect the parent company (Coast Resorts, Inc.) only, accounting for its wholly owned subsidiary on the equity method of accounting. All footnote disclosures have been omitted since the information has been included in the Company’s consolidated financial statements included elsewhere in this Registration Statement.

COAST RESORTS, INC.
(Parent Company Only)
CONDENSED BALANCE SHEETS
December 31, 2000 and 2001
(dollars in thousands, except share data)

	2000	2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$3
Refundable income taxes	5,875	1,603
Other current assets	—	—

TOTAL CURRENT ASSETS	5,875	1,606
INVESTMENT IN SUBSIDIARY	124,107	160,585

	$129,982	$162,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Due to Coast Hotels	$9,464	$5,464
Accrued liabilities	217	210

TOTAL CURRENT LIABILITIES	9,681	5,674

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 2,000,000 shares authorized, 1,463,178 (2000) and 1,461,178 (2001) shares issued and outstanding	15	15
Treasury stock	(3,118)	(3,333)
Additional paid-in capital	95,398	95,398
Retained earnings	28,006	64,437

TOTAL STOCKHOLDERS’ EQUITY	120,301	156,517

	$129,982	$162,191

SCHEDULE I

COAST RESORTS, INC.
(Parent Company Only)
CONDENSED STATEMENTS OF OPERATIONS
For The Years Ended December 31, 1999, 2000 and 2001
(dollars in thousands, except share and per share data)

	1999	2000	2001
Equity interest in income from subsidiary	$21,246	$26,950	$ 36,478
General and administrative expenses	(35)	(35)	(47)

Income before income taxes and extraordinary item	21,211	26,915	36,431
Income tax provision (benefit)	(11)	137	—

Income before extraordinary item	21,222	26,778	36,431
Extraordinary item—loss on early retirement of debt of subsidiary, net of applicable income tax benefit ($14,543)	(27,007)	—	—

NET INCOME (LOSS)	$(5,785)	$26,778	$ 36,431

Basic income per share of common stock before extraordinary item	$14.35	$18.20	$24.91

Diluted income per share of common stock before extraordinary item	$14.35	$17.92	$24.32

Basic net income (loss) per share of common stock	$(3.91)	$18.20	$ 24.91

Diluted net income (loss) per share of common stock	$(3.91)	$17.92	$ 24.32

Basic weighted average common shares outstanding	1,478,978	1,471,208	1,462,366

Diluted weighted average common shares outstanding	1,478,978	1,494,066	1,497,781

SCHEDULE I

COAST RESORTS, INC.
(Parent Company Only)
STATEMENTS OF STOCKHOLDERS’ EQUITY
For The Years Ended December 31, 1999, 2000 and 2001
(dollars in thousands)
	Common Stock
	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Total
Balances at December 31, 1998	1,494,353	$15	$95,398	$7,013	$—	$102,426
Repurchase of common stock	(15,375)	—	—	—	(1,538)	(1,538)
Net loss	—	—	—	(5,785)	—	(5,785)

Balances at December 31, 1999	1,478,978	15	95,398	1,228	(1,538)	95,103
Repurchase of common stock	(15,800)	—	—	—	(1,580)	(1,580)
Net income	—	—	—	26,778	—	26,778

Balances at December 31, 2000	1,463,178	15	95,398	28,006	(3,118)	120,301
Repurchase of common stock	(2,000)	—	—	—	(215)	(215)
Net income	—	—	—	36,431	—	36,431

Balances at December 31, 2001	1,461,178	$15	$95,398	$64,437	$(3,333)	$156,517

SCHEDULE I

COAST RESORTS, INC.
(Parent Company Only)
CONDENSED STATEMENTS OF CASH FLOWS
For The Years Ended December 31, 1999, 2000 and 2001
(dollars in thousands)

	1999	2000	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,785)	$26,778	$ 36,431

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Equity interest in net (income) loss from subsidiary	5,761	(26,950)	(36,478)
Non-cash tax expense	—	136	—
Other current assets	(660)	(5,215)	4,272
Accrued liabilities	(30)	217	(7)

TOTAL ADJUSTMENTS	5,071	(31,812)	(32,213)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(714)	(5,034)	4,218

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to Coast Hotels	2,262	6,601	(4,000)
Repurchase of common stock	(1,538)	(1,580)	(215)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	724	5,021	(4,215)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10	(13)	3
CASH AND CASH EQUIVALENTS, at beginning of year	3	13	—

CASH AND CASH EQUIVALENTS, at end of year	$13	$—	$3

SCHEDULE II

COAST RESORTS, INC. AND SUBSIDIARY
VALUATION AND QUALIFYING ACCOUNTS
For The Years Ended December 31, 1999, 2000 and 2001
(dollars in thousands)

DESCRIPTION	BALANCE AT BEGINNING OF YEAR	ADDITIONS CHARGED TO COSTS AND EXPENSES	ADDITIONS CHARGED TO OTHER ACCOUNTS	DEDUCTIONS	BALANCE AT END OF YEAR
Allowance for doubtful accounts (casino receivables):

Year ended December 31, 1999	$594	$1,281	$—	$1,033	$842

Year ended December 31, 2000	$842	$556	$—	$685	$713

Year ended December 31, 2001	$713	$1,707	$—	$1,547	$873

ITEM 17.    UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, Coast Resorts, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Las Vegas, State of Nevada, on May 24, 2002.

COAST RESORTS, INC.

By:	/s/ Michael J. Gaughan
Michael J. Gaughan Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harlan D. Braaten and Gage Parrish, or either of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the registration under the Securities Act of securities of the registrant, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title

/s/ Michael J. Gaughan Michael J. Gaughan	Chairman of the Board, Chief Executive Officer and Director (Principal executive officer)	May 24, 2002

/s/ Gage Parrish Gage Parrish	Chief Financial Officer and Director (Principal financial and accounting officer)	May 24, 2002

/s/ Harlan D. Braaten Harlan D. Braaten	Director	May 24, 2002

/s/ Jerry Herbst Jerry Herbst	Director	May 24, 2002

/s/ J. Tito Tiberti J. Tito Tiberti	Director	May 24, 2002

/s/ Franklin Toti Franklin Toti	Director	May 24, 2002

Signature	Title

/s/ Charles Silverman Charles Silverman	Director	May 24, 2002

/s/ F. Michael Corrigan F. Michael Corrigan	Director	May 24, 2002

/s/ Joseph A. Blasco Joseph A. Blasco	Director	May 24, 2002

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement(11)

3.1	Articles of Incorporation of Coast Resorts, Inc.(1)

3.2	Certificate of Amendment to the Articles of Incorporation of Coast Resorts, Inc.

3.3	First Amended Bylaws of Coast Resorts, Inc.(4)

4.1
Indenture dated as of March 23, 1999 among Coast Hotels and Casinos, Inc., as issuer of 9 1/2% Senior Subordinated Notes due 2009, Coast Resorts, Inc., as guarantor, and Firstar Bank of Minnesota, N.A., as trustee(5)

4.2	First Supplemental Indenture dated as of November 20, 2000 among Coast Hotels and Casinos, Inc., as issuer, Coast Resorts, Inc., as guarantor, and Firstar Bank of Minnesota, N.A., as trustee(8)

4.3	Second Supplemental Indenture dated as of February 2, 2001, among Coast Hotels and Casinos, Inc., as issuer, Coast Resorts, Inc., as guarantor, and Firstar Bank of Minnesota, N.A., as trustee(8)

4.4	Third Supplemental Indenture dated as of March 19, 2002, among Coast Hotels and Casinos, Inc., as issuer, Coast Resorts, Inc., as guarantor, and U.S. Bank, National Association, as trustee(9)

4.5	Form of 9 1/2% Note (included in Exhibit 4.1)(7)

4.6	Form of Common Stock Certificate(11)

5.1	Opinion of Gibson, Dunn & Crutcher LLP(11)

5.2	Opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP(11)

10.1	Tax Sharing Agreement dated as of January 30, 1996 by and among Coast Resorts, Inc., Coast Hotels and Casinos, Inc., and Coast West, Inc.(3)

10.2
Ground Lease dated as of October 1, 1995, between The Tiberti Company, a Nevada general partnership, and Coast Hotels and Casinos, Inc. (as successor of Gold Coast Hotel and Casino, a Nevada limited partnership)(2)

10.3	Lease Agreement dated May 1, 1992, by and between Empey Enterprises, a Nevada general partnership, as lessor, and the Barbary Coast Hotel & Casino, a Nevada general partnership, as lessee(1)

10.4
Ground Lease Agreement dated October 28, 1994 by and among 21 Stars, Ltd., a Nevada limited liability company, as landlord, Barbary Coast Hotel & Casino, a Nevada general partnership, as tenant, Wanda Peccole, as successor trustee of the Peccole 1982 Trust dated February 15, 1982 (“Trust’’), and The William Peter and Wanda Ruth Peccole Family Limited Partnership, a Nevada limited partnership (“Partnership”), and, together with Trust, as owner, as amended(1)

10.5	Form of Subordination Agreement between Coast Hotels and Casinos, Inc. and certain former Gold Coast partners holding Subordinated Notes(3)

10.6	Lease dated as of November 1, 1982, by and between Nevada Power Company, a Nevada Corporation as landlord, and Barbary Coast Hotel and Casino, a Nevada general partnership(1)

10.7
Leasehold Deed of Trust, Assignment of Rents and Security Agreement dated February 13, 1991, by and between the Barbary Coast Hotel and Casino, a Nevada general partnership, First American Title Company of Nevada, and Exber, Inc., a Nevada corporation(1)

10.8
Amended and Restated Loan Agreement dated as of September 16, 1999 among Coast Hotels and Casinos, Inc. as Borrower, the Lenders referred to therein, and Bank of America National Trust and Savings Association as Administrative Agent(6)

10.9	Security Agreement dated as of March 18, 1999 by Coast Hotels and Casinos, Inc. in favor of Bank of American National Trust and Savings Association as Administrative Agent(7)

10.10	Security Agreement dated as of March 18, 1999 by Coast Resorts, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent(7)

10.11	Pledge Agreement dated as of September 1999 by Coast Resorts, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent(7)

10.12
Leasehold Deed of Trust, Assignment of Rents and Fixture Filing dated as of March 18, 1999 by Coast Hotels and Casinos, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent (The Orleans Hotel and Casino)(7)

10.13
Leasehold Deed of Trust, Assignment of Rents and Fixture Filing dated as of March 18, 1999 by Coast Hotels and Casinos, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent (The Gold Coast Hotel and Casino)(7)

10.14
Leasehold Deed of Trust, Assignment of Rents and Fixture Filing dated as of March 18, 1999 by Coast Hotels and Casinos, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent (The Suncoast)(7)

10.15	Guaranty dated March 18, 1999 by Coast Resorts, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent(7)

10.16
Trademark Security Interest Assignment dated as of March 18, 1999 by Coast Hotels and Casinos, Inc. and Coast Resorts, Inc. in favor of Bank of America National Trust and Savings Association as Administrative Agent(7)

10.17
Registration Rights Agreement dated as of March 19, 2002, among Coast Hotels and Casinos, Inc. as issuer, Coast Resorts, Inc., as guarantor, and Banc of America Securities, LLC, as Representative of the Placement Agents(9)

10.18	Placement Agreement dated as of March 11, 2002, by and among Coast Hotels and Casinos, Inc., Coast Resorts, Inc., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated(9)

10.19	Amendment No. 1 to the Amended and Restated Loan Agreement dated as of December 1, 2001(10)

10.20	Amendment No. 2 to the Amended and Restated Loan Agreement dated as of March 8, 2002(10)

21	Subsidiary of Coast Resorts, Inc.

23.1	Consent of Independent Accountants

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in the opinion filed as Exhibit 5.1 hereto)(11)

23.3	Consent of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP (included in the opinion filed as Exhibit 5.2 hereto)(11)

24	Powers of Attorney (included on signature pages of this Registration Statement on Form S-4)

(1)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Resorts, Inc.’s General Form for Registration of Securities on Form 10 filed on October 3, 1995 and incorporated herein by reference.

(2)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Resorts, Inc.’s Amendment No. 2 to General Form for Registration of Securities on Form 10 filed on January 12, 1996 and incorporated herein by reference.

(3)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Resorts, Inc.’s Annual Report on Form 10-K for the period ended December 31, 1995 and incorporated herein by reference.

(4)	Previously filed with the Securities and Exchange Commission as an exhibit to Coast Resorts, Inc.’s Registration Statement on Form S-4 filed May 2, 1996 and incorporated herein by reference.
(5)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Hotels and Casinos, Inc.’s Registration Statement on Form S-4 (File no. 333-79657) dated May 28, 1999 and incorporated herein by reference.

(6)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Resorts, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

(7)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Hotels and Casinos, Inc.’s Annual Report on Form 10-K for the period ended December 31, 1999 and incorporated herein by reference.

(8)
Previously filed with the Securities and Exchange Commission as an exhibit to Coast Hotels and Casinos, Inc.’s Registration Statement on Form S-4 (File no. 333-55170) dated February 7, 2001 and incorporated herein by reference.

(9)	Previously filed with the Securities and Exchange Commission as an exhibit to Coast Hotels and Casinos, Inc.’s Form 8-K (File no. 333-04356) dated March 21, 2002 and incorporated herein by reference.
(10)	Previously filed with the Securities and Exchange Commission as an exhibit to Coast Hotels and Casinos, Inc.’s Form 10-K for the period ended December 31, 2001 and incorporated herein by reference.
(11)	To be filed by amendment.